   As filed with the Securities and Exchange Commission on June 10, 1999

                                                 Registration No. 333-79937

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------

                       PRE-EFFECTIVE AMENDMENT NO. 1

                                      TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                              DANAHER CORPORATION
             (Exact name of Registrant as Specified in Its Charter)

         Delaware                    3420                   59-1995548
     (State or other          (Primary Standard          (I.R.S. Employer
     jurisdiction of      Industrial Classification    Identification No.)
     incorporation or            Code Number)
      organization)

                            1250 24th Street, N.W.
                            Washington, D.C. 20037
                                (202) 828-0850
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Patrick W. Allender
               Senior Vice President and Chief Financial Officer
                              Danaher Corporation
                             1250 24th Street, N.W.
                             Washington, D.C. 20037
                                 (202) 828-0850
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                With copies to:
        Trevor S. Norwitz, Esq.                   Robert O. Case, Esq.
     Wachtell, Lipton, Rosen & Katz      McBride Baker & Coles 500 West Madison
          51 West 52nd Street                      Street 40th Floor
        New York, NY 10019-6150          Chicago, Illinois 60661-2511(312) 715-
             (212) 403-1000                               5700
                                --------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon the earlier to occur of the effective time of the merger (the "Merger") of the wholly owned subsidiary of the Registrant with Hach Company ("Hach"), which shall occur as soon as practicable after the satisfaction or waiver of all conditions to the closing of the Merger, or the issuance of shares in exchange for the assets of C&K Enterprises, Ltd. ("C&K"), which shall occur as soon as practicable after the satisfaction of all conditions to closing of the reorganization of C&K (the "C&K Reorganization").

                                --------------

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  HACH COMPANY

                             INFORMATION STATEMENT

                               ----------------

                              DANAHER CORPORATION

                                   PROSPECTUS

   We are sending you this information statement/prospectus to describe the proposed merger between Hach Company and a wholly owned subsidiary of Danaher Corporation. When we complete this merger, Hach will become a subsidiary of Danaher, and you will exchange your shares of Hach common stock and Hach Class A common stock for shares of Danaher common stock. You will receive .2987 of a share of Danaher common stock for each of your shares of Hach common stock and Hach Class A common stock, subject to adjustment in certain circumstances. We will round the total number of shares of Danaher common stock you receive down to the nearest whole number of shares, and you will receive a cash payment for any remaining fraction.

   Hach's controlling stockholders, Kathryn C. Hach-Darrow and Bruce J. Hach, have already approved the merger by signing a written consent of stockholders. No further vote of Hach stockholders is necessary to approve and adopt the merger agreement and the merger. We are not asking you for a proxy and you are requested not to send us a proxy. As we explain in this information statement/prospectus, however, completion of the merger is still subject to satisfaction or waiver of a number of conditions, including various regulatory approvals. We cannot predict with certainty when we will complete the merger, but we hope to complete it in the second or third quarter of 1999.

   This information statement/prospectus is also Danaher's prospectus for the shares of Danaher common stock that it will issue to Hach stockholders in the merger and pursuant to related transactions. Danaher will list the shares of its common stock to be issued in this merger on the New York Stock Exchange.

                  ------------------------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved of the merger or the securities to be issued under this information statement/prospectus or determined if the information statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

  This information statement/prospectus is dated June 10, 1999, and was first mailed to stockholders of Hach on or about June 12, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1

SUMMARY...................................................................   3
  The Companies...........................................................   3
  The Controlling Stockholders............................................   3
  Reasons for the Merger..................................................   4
  No Further Stockholder Approval Required; Hach Board Approval...........   4
  Fairness Opinion........................................................   4
  The Merger..............................................................   4
    The Merger Agreement..................................................   4
    What You Will Receive in the Merger...................................   4
    Conditions to the Merger..............................................   5
    Regulatory Approvals..................................................   5
    Certain Federal Income Tax Consequences...............................   5
    Accounting Treatment..................................................   6
    Termination...........................................................   6
    Effects of the Merger on the Rights of Hach Stockholders..............   6
    Interests of Officers, Directors and the Controlling Stockholders in
     the Merger...........................................................   6
  No Dissenters' Rights...................................................   7

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION..........   8
  Hach Summary Historical Financial Information...........................   8
  Danaher Summary Historical Financial Information........................   9
  Selected Unaudited Pro Forma Combined Summary Financial Information.....  10
  Comparative Per Share Data..............................................  11
  Market Price and Dividend Data..........................................  12

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................  13

THE MERGER................................................................  14
  General.................................................................  14
  Background of the Merger................................................  15
  Hach's Reasons for the Merger; Recommendation of the Hach Board.........  16
  Danaher's Reasons for the Merger........................................  18
  Opinion of the Investment Banker for the Hach Board.....................  18
    Historical Hach Stock Price Review....................................  19
    Public Market Valuation...............................................  20
    Selected Transactions Analysis........................................  21
    Discounted Cash Flow Analysis.........................................  21
    Pro Forma Contribution Analysis.......................................  21
    Pro Forma Merger Analysis.............................................  22
    Other Analyses........................................................  22
    Special Considerations................................................  22
    Fee Calculation.......................................................  22
  Interests of Certain Persons in the Merger..............................  23
    Ownership and Voting Stock............................................  23
    Hach Non-Employee Directors' Bonus Compensation Plan..................  23
    Hach Employment Agreements............................................  23
  Effective Time of the Merger............................................  25
  Certificate of Incorporation and Bylaws.................................  25
  Certain Federal Income Tax Consequences.................................  25

                                                                           Page
                                                                           ----
  Accounting Treatment....................................................  27
  Regulatory Approvals....................................................  27
  Listing of Shares of Danaher Common Stock on the NYSE...................  28
  Resale of Shares of Danaher Common Stock Issued in the Merger;
   Affiliates.............................................................  28
  No Appraisal Rights.....................................................  28

THE MERGER AGREEMENT......................................................  29
  The Merger..............................................................  29
  Consideration To Be Received In The Merger; Exchange Ratio..............  29
    Treatment of Hach Stock Held by Hach, Danaher and Merger Sub..........  29
  Procedures For Surrender Of Hach Certificates; Fractional Shares........  29
    Surrender of Hach Certificates........................................  29
    Fractional Shares.....................................................  30
  Representations And Warranties..........................................  30
  Covenants...............................................................  31
    Conduct of Business...................................................  31
    No Solicitation.......................................................  32
    Benefit Plans and Employee Matters in General.........................  32
    Hach Stock Options....................................................  32
    Hach Deferred Compensation Plan.......................................  33
    Hach Employee Stock Purchase Plan.....................................  33
    Insurance and Indemnification.........................................  33
    Fees and Expenses.....................................................  33
    Tax Treatment.........................................................  33
    Accounting Treatment..................................................  33
    Public Announcements..................................................  33
    All Reasonable Efforts................................................  34
    Additional Covenants..................................................  34
  Conditions..............................................................  34
  Termination.............................................................  35
  Amendments..............................................................  36
  Extension; Waiver.......................................................  36

OTHER AGREEMENTS..........................................................  37
  Stockholders Support Agreement..........................................  37
    Agreement to Support Transaction......................................  37
    Covenant Not to Compete...............................................  38
    Covenant Not to Solicit...............................................  38
  Registration Rights Agreement...........................................  38
  Agreement and Plan of Reorganization....................................  38
COMPARISON OF STOCKHOLDER RIGHTS..........................................  40
  Summary of Material Differences Between Current Rights of Hach
   Stockholders and Rights Those Stockholders Will Have as Danaher
   Stockholders Following the Merger......................................  40

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION........................  46

UNAUDITED PRO FORMA COMBINED BALANCE SHEET................................  46

UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS.......................  47
  Notes to Pro Forma Combined Financial Information (Unaudited)...........  49

EXPERTS...................................................................  50

LEGAL MATTERS.............................................................  50

WHERE YOU CAN FIND MORE INFORMATION.......................................  50

                                                                           Page
                                                                           ----
                                   APPENDICES

 APPENDIX A  -- Agreement and Plan of Merger, dated as of April 21, 1999, among Danaher, Merger Sub and Hach........................  A-1

 APPENDIX B  -- Stockholders Support Agreement, dated as of April 21,
                1999, by and among Danaher, on the one hand, and Kathryn
                C. Hach-Darrow and Bruce J. Hach, on the other hand.......  B-1

 APPENDIX C  -- Written Consent of Controlling Stockholders of Hach dated
                April 21, 1999............................................  C-1

 APPENDIX D  -- Form of Registration Rights Agreement between Danaher and
                Kathryn C. Hach-Darrow....................................  D-1

 APPENDIX E  -- Agreement and Plan of Reorganization, dated as of April
                21, 1999, among Danaher, C&K Enterprises, Ltd., and
                Kathryn C. Hach-Darrow and Bruce J. Hach..................  E-1

 APPENDIX F  -- Opinion of Lazard Freres & Co. LLC........................  F-1

   This document incorporates important business and financial information about Hach and Danaher that is neither included in nor delivered with this document. Hach will provide you with copies of this information, without charge, upon written or oral request to:

   Hach Company
   5600 Lindbergh Drive
   Loveland, Colorado 80538
   Tel.: (970) 669-3050
   Attention: Chief Financial Officer
   website: http://www.hach.com

   Danaher will provide you with copies of this information relating to Danaher, without charge, upon written or oral request to:

   Danaher Corporation
   1250 24th Street, N.W.
   Washington, D.C. 20037
   Telephone: (202) 828-0850
   Attention: Corporate Secretary
   Website: http://www.danaher.com

   In order to receive timely delivery of the documents, you should make your request no later than July 5, 1999.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. What is the proposed transaction?

A. Hach will merge with a subsidiary of Danaher. As a result, Hach will become a wholly owned subsidiary of Danaher, and Hach stockholders will exchange their shares of Hach common stock and Hach Class A common stock for shares of Danaher common stock.

Q. What will I receive in the merger?

A. Each share of Hach common stock and Hach Class A common stock that you own will be exchanged for .2987 of a share of Danaher common stock, subject to adjustment as described below. You will receive a cash payment in place of any fractional share of Danaher common stock you would have otherwise received.

   For example, if you own 60 shares of Hach common stock and 40 shares of Hach Class A common stock, you will receive 29 shares of Danaher common stock plus cash equal to the market value of eighty-seven one hundredths of a share of Danaher common stock at the time of the merger (about $55.19 based on Danaher's closing price of $63.4375 on June 9, 1999). If you own 5,000 shares of Hach common stock and 5,000 shares of Hach Class A common stock, you will receive 2,987 shares of Danaher common stock and no cash payment. The total value of the shares of Danaher common stock Danaher will issue in this transaction, based on the closing price per share of Danaher common stock of $63.4375 on June 9, 1999, is about $432 million.

Q. Will the exchange ratio change between now and the time the merger is completed?

A. The .2987 exchange ratio may change. It will stay the same if the price of Danaher common stock measured shortly before the closing of the merger stays between $57.09 and $73.41.

   If the Danaher stock price falls below $57.09 (so that the value of Danaher common stock you would receive per share of Hach stock you hold falls below $17.05), then Hach may elect to terminate the merger agreement. If Hach does so elect, Danaher may prevent such a termination of the merger agreement by increasing the exchange ratio to provide you with approximately $17.05 in value of Danaher common stock per share of Hach stock you hold.

   If the Danaher stock price is above $73.41 (so that the value of Danaher common stock you would receive per share of Hach stock you hold is above $21.93), then Danaher may elect to terminate the merger agreement. If Danaher does so elect, Hach may prevent such a termination of the merger agreement by decreasing the exchange ratio to provide you with approximately $21.93 in value of Danaher common stock per share of Hach stock you hold.

   You can obtain current information on the exchange ratio by calling toll-free 1-800-568- 3476.

Q. Will the value of the transaction change between now and the time the merger is completed?

A. In all likelihood it will. The value of the transaction may fluctuate between the date of this information statement/prospectus and the completion of the merger, based upon the market price for Danaher common stock. In the merger you will receive a fraction of a share of Danaher common stock that (within the limits described above) is fixed but may change depending on the price of Danaher common stock. Any fluctuation in the market price of Danaher common stock will change the value of the shares of Danaher common stock that you will receive.

Q. Why is there no stockholder vote?

A. Immediately after Danaher, Hach and the merger subsidiary signed the merger agreement, Kathryn C. Hach-Darrow and Bruce J. Hach, as controlling stockholders, gave their written consent to the merger. At that time Mrs. Hach-Darrow and Mr. Hach held and had voting power over approximately 53% of the outstanding Hach common stock and approximately 55% of the outstanding Hach Class A common stock, which represented approximately 53% of the outstanding Hach stock entitled to vote on the merger. Their written consent to the merger met the stockholder approval requirements for the merger under Delaware law, the Hach restated certificate of incorporation and Hach bylaws, so no additional stockholder vote is necessary.

Q. What will the controlling stockholders receive in the merger and what will they be required to do?

A. Even though the controlling stockholders held a majority of shares of Hach common stock and Hach Class A common stock at the time of the stockholder action by written consent, they will not receive a control premium but will exchange their shares of Hach stock for Danaher shares at the same .2987 exchange ratio as all other Hach stockholders.

   In a stockholders support agreement entered into at the same time as the merger agreement, the controlling stockholders agreed to vote to approve and adopt the merger agreement and the merger, to take additional action in furtherance of the merger, and to abide by certain restrictions on their future activities with respect to Hach's businesses set forth in that agreement.

   Mrs. Hach-Darrow also agreed to a form of registration rights agreement with Danaher, which will provide her with rights to have the shares of Danaher common stock she will receive in the merger registered for sale under the securities laws, so that the shares of Danaher common stock she receives in the merger will be as freely tradable as the shares received by other former Hach stockholders.

   Pursuant to an agreement and plan of reorganization, Danaher, C&K Enterprises, Ltd., a corporation whose only assets are shares of Hach stock, and the controlling stockholders of C&K (who are Kathryn C. Hach-Darrow and Bruce J. Hach), agreed that C&K will exchange its shares of Hach stock for shares of Danaher common stock immediately before completion of the merger. In that exchange, C&K will receive the same consideration that the other Hach stockholders will receive in the merger.

   Please see pages 37 through 39 for more information concerning these agreements.

Q. Am I entitled to appraisal rights?

A. No. Under Delaware law, which governs the merger, you are not entitled to appraisal rights.

Q. What do I need to do now?

A. Nothing. After the merger is completed, you will receive written instructions and a letter of transmittal for exchanging your shares of Hach common stock and Hach Class A common stock for shares of Danaher common stock and receiving your cash payment in place of any fraction of a share of Danaher common stock. Please do not send your share certificates until you receive the instructions and letter of transmittal.

Q. Should I send in my stock certificates now?

A. No. As soon as practicable after the merger is completed, Danaher will send Hach stockholders written instructions for exchanging their share certificates, together with a letter of transmittal for such certificates.

Q. When do you expect to complete the merger?

A. We are working toward completing the merger as quickly as possible. We must still obtain certain regulatory approvals before we can close, but we hope to complete the merger in the second or third quarter of this year. However, delays in obtaining regulatory approvals could delay the merger.

Q. Where can I find more information about Danaher and Hach?

A. More information about Danaher and Hach is available from various sources described under "Where You Can Find More Information" on page 50 of this information statement/prospectus.

Q. Who can help answer my questions?

   If you have more questions about the merger, you should contact:

                                 Hach Company
                             5600 Lindbergh Drive
                           Loveland, Colorado 80538
                             Tel.: (970) 669-3050
                      Attention: Chief Financial Officer
                         website: http://www.hach.com

   To obtain Danaher common stock quotations and the exchange ratio, call toll free 1-800-568-3476.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you.

                                 The Companies

HACH COMPANY

Hach Corporation
5600 Lindbergh Drive
Loveland, Colorado 80538
Telephone: (970) 669-3050
Attention: Chief Financial Officer
website: http://www.hach.com

   Hach, a Delaware corporation, is engaged in the manufacture and distribution of laboratory instruments, process analyzers, test kits, test strips and analytical reagents which are used to analyze the chemical content and other properties of water and other aqueous solution.

DANAHER CORPORATION

1250 24th Street, N.W.
Washington, D.C. 20037
Telephone: (202) 828-0850
Attention: Corporate Secretary
Website: http://www.danaher.com

   Danaher, a Delaware corporation, conducts its operations through two business segments. The process/environmental controls segment is comprised of the Fluke Corporation, Veeder-Root Company, Danaher Controls, Partlow/West, Anderson Instruments, West Instruments, QualiTROL Corporation, A.L. Hyde Company, Hengstler, McCrometer, the controls product line business units of Joslyn Corporation and Pacific Scientific Company, Namco Controls, Dolan-Jenner, M&M Precision Systems, Communications Technology Corporation, Gems Sensors and Dr. Bruno Lange GmbH. These companies produce and sell compact, professional electronic test tools, underground storage tank leak detection systems and motion, position, speed, temperature, level and position instruments and sensing devices, power switches and controls, communication line products, power protection products, liquid flow and quality measuring devices, quality assurance products and systems, safety devices and electronic and mechanical counting and controlling devices.

   Danaher's other segment--tools and components--is comprised of the Danaher Hand Tool Group (including Special Markets, Professional Tool Division and Asian Tool Division), Matco Tools, Jacobs Chuck Manufacturing Company, Delta Consolidated Industries, Jacobs Vehicle Systems Company, Hennessy Industries and the hardware and electrical apparatus lines of Joslyn Manufacturing Company. This segment is one of the largest domestic producers and distributors of general purpose mechanics' hand tools and automotive specialty tools. Other products manufactured by these companies include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts.

H2O ACQUISITION CORP.

c/o Danaher Corporation
1250 24th Street, N.W.
Washington, D.C. 20037
Telephone: (202) 828-0850
Attention: Corporate Secretary

   H2O Acquisition Corp. is a Delaware corporation and a wholly owned subsidiary of Danaher formed solely for the purpose of effecting the merger with Hach.

                          The Controlling Stockholders

   Kathryn C. Hach-Darrow is the chairman of Hach. Bruce J. Hach is the president and chief executive officer of Hach. As of April 21, 1999, the date that Mrs. Hach-Darrow and Mr. Hach signed and delivered the written consent of Hach stockholders approving and adopting the merger agreement and the merger to Hach, they had voting power over approximately 53% of the outstanding Hach common stock and held approximately 55% of the outstanding Hach Class A common stock.

                             Reasons for the Merger

   The Board of Directors of Hach believes that the merger provides Hach stockholders with an investment in a larger and more diversified enterprise that is well positioned to take advantage of new opportunities and to meet competitive challenges in a manner that will enhance stockholder value for Hach stockholders for various reasons, including the following:

  . The merger is expected to provide Hach stockholders with shares of Danaher common stock in a tax-free exchange at a significant premium over the market price for shares of Hach common stock and Hach Class A common stock prior to the public announcement of the merger agreement.

  . The merger will provide Hach stockholders who desire more liquidity for their investment with access to the more active trading market for shares of Danaher common stock.

  . The merger will allow those Hach stockholders who wish to continue their investment in the water analysis industry to do so through their holdings of Danaher common stock.

   The Board of Directors of Danaher believes that the merger is in the best interest of Danaher and its stockholders. Danaher expects to benefit from Hach's products, market presence and people. Danaher believes that the addition of Hach will enable Danaher to expand its product line, thereby creating positive prospects for both stockholder value enhancement and improved customer satisfaction in the future.

   Please note that achieving these benefits is subject to important factors that could affect the future results of Hach and Danaher. For a discussion of these factors, please see "Cautionary Statement Concerning Forward-Looking Statements" on page 13.

         No Further Stockholder Approval Required; Hach Board Approval

   We are not asking you to vote on the merger. On April 21, 1999, the controlling stockholders, who on that date together held about 53% of Hach's voting power, voted by written consent to approve and adopt the merger agreement and the merger. Their vote was sufficient for stockholder approval and adoption of the merger agreement and the merger under Delaware law, the Hach restated certificate of incorporation and the Hach bylaws.

   The Hach Board believes that the merger is advisable and fair and in the best interest of Hach and Hach's stockholders. The Hach Board has unanimously approved and adopted the merger agreement and the merger.

                                Fairness Opinion

   Lazard Freres & Co. LLC, Hach's investment banker, has given a written fairness opinion to the Hach Board to the effect that the exchange ratio is fair to Hach's stockholders, taken as a whole, from a financial point of view. This opinion is subject to the qualifications and limitations referred to in the opinion.

   We have attached a copy of Lazard's fairness opinion as Appendix F to this information statement/prospectus. We encourage you to read this opinion.

                                   The Merger

The Merger Agreement. (See page 29)

   The merger agreement is the legal document that governs the merger. It is attached as Appendix A to this information statement/prospectus, and we encourage you to read it carefully.

What You Will Receive in the Merger. (See page 29)

   Each share of Hach common stock and Hach Class A common stock that you own will be converted into a fraction of a share of Danaher common stock. This fraction will be .2987 as long as the average daily last sale price of Danaher common stock for the 15 consecutive trading days ending on the date the last of the mutual conditions to the merger agreement is satisfied or waived (which is referred to as the average Danaher stock price) is between $57.09 and $73.41.

  . If the average Danaher stock price falls below $57.09, such that the value of Danaher common stock you would receive per share of Hach stock falls below $17.05, then Hach may elect to terminate the merger agreement. If Hach does so elect, Danaher may prevent such a termination of the merger agreement by increasing the exchange ratio to provide you with $17.05 in value of Danaher common stock per share of Hach stock, based upon the average Danaher stock price.

  . If the average Danaher stock price is above $73.41, such that the value of Danaher common stock you would receive per share of Hach stock is above $21.93, then Danaher may elect to terminate the merger agreement. If Danaher does so elect, Hach may prevent such a termination of the merger agreement by decreasing the exchange ratio to provide you with $21.93 in value of Danaher common stock per share of Hach stock, based upon the average Danaher stock price.

Conditions to the Merger. (See page 34)

   The completion of the merger depends upon meeting a number of conditions, including:

  . approval for listing on the NYSE of shares of Danaher common stock issuable in the merger;

  . no pending litigation by a governmental entity which seeks to enjoin or prohibit completion of the merger, and no effective injunction, order or legal restraint preventing the completion of the merger;

  . expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  .  other regulatory approvals and consents;

  .  receipt of legal opinions about certain tax consequences of the merger;

  . receipt of an opinion from Danaher's independent auditor to the effect that the merger will be required to be accounted for as a pooling-of-interests;

  . representations and warranties of each of Danaher and Hach contained in the merger agreement remaining true and correct at the closing except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the party whose representations and warranties are not true and correct; and

  . each of Danaher and Hach having complied in all material respects with its covenants under the merger agreement.

   The Danaher merger will occur, and your shares of Hach common stock and Hach Class A common stock will be exchanged for shares of Danaher common stock, no later than two days after Hach and Danaher satisfy or waive all of the conditions specified in the merger agreement.

Regulatory Approvals. (See page 27)

   Danaher and Hach are both required to make filings with or obtain approvals from certain United States and international regulatory authorities in connection with the merger, including United States antitrust authorities. The waiting period during which the U.S. regulatory authorities review the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will expire on July 4, 1999 unless earlier terminated or extended by a request for additional information or documentary materials. We believe that all other material notifications, filings and approvals have been made or obtained, or will be made or obtained prior to the date of the merger.

Certain Federal Income Tax Consequences. (See page 25)

   Danaher and Hach expect the merger to be tax free to Hach stockholders (except for tax payable on cash received by Hach stockholders instead of fractional shares of Danaher common stock). Hach and Danaher each must receive, as a condition to the merger, an opinion of legal counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Hach must receive, as a condition to the merger, an opinion of legal counsel that neither Hach nor any of its stockholders will recognize any gain or loss for federal income tax purposes as a result of the merger or receipt of the merger consideration (except with respect to cash paid instead of fractional shares).

Accounting Treatment. (See page 26)

   We expect that Danaher will account for the merger as a "pooling of interests," which means that the book value of the assets, liabilities and stockholders' equity of Hach will be carried over to the consolidated balance sheet of Danaher, and no new goodwill will be created for Danaher. It is a condition to the closing of the merger that Danaher receive a letter from Danaher's independent auditor to the effect that the merger is required to be accounted for as a pooling-of-interests. Hach must use its reasonable best efforts to take any action, and to cure any prior action, that would prevent the merger being accounted for as a pooling of interests, including the issuance of certain shares of Hach common stock and Hach Class A common stock from Hach's treasury.

Termination. (See page 35)

   The merger agreement may be terminated, and the merger abandoned, only in a very limited number of circumstances, including, among other things, the following:

  .  if the merger is not completed by October 31, 1999;

  . if either Danaher or Hach breaches its representations, warranties, covenants or agreements such that the conditions to closing would not be able to be satisfied by October 31, 1999;

  . if any governmental entity issues an order, decree or ruling or takes any action permanently enjoining or otherwise prohibiting the completion of the merger, and such order, ruling or other action has become final and nonappealable;

  .  if the parties agree to terminate the merger agreement; or

  . if the average Danaher stock price is more than $73.41 or less than $57.09 (such termination right being subject to the right of Danaher or Hach to prevent termination by adjusting the exchange ratio as described above).

Effects of the Merger on the Rights of Hach Stockholders. (See page 40)

   As a result of the merger, you will become a stockholder of Danaher. Danaher is governed by Delaware corporate law, like Hach, and by its certificate of incorporation and bylaws. Your rights under these provisions will differ in certain respects from your rights as a stockholder of Hach.

Interests of Officers, Directors and the Controlling Stockholders in the Merger. (See page 23)

   Hach executive officers, directors and controlling stockholders have certain interests in the merger that include:

  . accelerated vesting of stock options and distributions under certain benefit plans;

  .  employment arrangements and change of control agreements; and

  . indemnification and directors' and officers' liability insurance policies.

   The executive officers and directors have stock options that will become immediately exercisable as a result of the merger and will be converted under the terms of the merger agreement into Danaher common shares. As of June 9, 1999, the executive officers and directors of Hach held stock options to purchase an aggregate of 436,104 shares of Hach stock.

   Certain directors will also receive payments under a bonus compensation plan of Hach that will terminate as a result of the merger.

   Danaher has also agreed to provide Kathryn Hach-Darrow with registration rights with respect to the Danaher common stock she will receive in the merger, in order to make the shares of Danaher common stock she receives in the merger as freely tradable as the shares of Danaher common stock received by other Hach stockholders in the merger. See page 38 for a description of these rights.

   In assessing the fairness of the merger to stockholders of Hach, the Hach Board took into account all of these interests. These interests are different from and in addition to your interests as stockholders.

                             No Dissenters' Rights

   Delaware law does not provide for any dissenters' rights to an appraisal for Hach stockholders in connection with the merger.

                        SUMMARY HISTORICAL AND UNAUDITED
                        PRO FORMA FINANCIAL INFORMATION

                 Hach Summary Historical Financial Information

   The summary historical financial information of Hach set forth below for each of the years in the five-year period ended April 30, 1998 has been derived from the historical financial statements of Hach. The summary historical financial information for Hach for the three quarters ended January 30, 1999 and January 31, 1998 has been obtained from the unaudited financial statements of Hach which, in the opinion of management of Hach, include all adjustments of a normal and recurring nature that are necessary to present fairly the information for such periods. Such financial information should be read in conjunction with the financial statements of Hach and other financial information incorporated by reference in this information statement/prospectus.

                                  Fiscal Year Ended April 30,             Nine Months Ended
                          -------------------------------------------- -----------------------
                                                                       January 31, January 30,
                            1994     1995     1996     1997     1998      1998        1999
                          -------- -------- -------- -------- -------- ----------- -----------
                                         (in thousands, except per share data)
Earnings Statement Data:
Net Revenues............  $100,369 $105,269 $114,285 $121,480 $128,058   $94,293    $103,258
Net Earnings before
 cumulative effect of
 change in accounting
 principles.............     9,060    9,270   11,254   12,495    9,100     8,675       8,815

Earnings per share
 before cumulative
 effect of change in
 accounting principles:
  Basic.................  $   0.40 $   0.41 $   0.50 $   0.55 $   0.52   $  0.48    $   0.51
  Diluted...............  $   0.40 $   0.41 $   0.50 $   0.55 $   0.51   $  0.48    $   0.51

Cash Dividends declared
 per share:
  Common................  $   0.07 $   0.09 $   0.11 $   0.12 $   0.12   $  0.09    $   0.09
  Class A...............  $   0.07 $   0.09 $   0.11 $   0.12 $   0.14   $  0.10    $   0.12

Balance Sheet Data:
Total Assets............    74,358   84,258   93,655  105,580  102,350    80,866     102,144
Total Debt..............        --       --       --       --   37,274    30,230      31,154
Stockholders' Equity....    62,497   71,328   78,820   87,289   39,819    34,007      48,958

--------
Note 1: All share and per share amounts have been restated to give effect to adoption of SFAS No. 128 in the third quarter of the fiscal year 1998 and the two-for-one stock split in October 1997.

                Danaher Summary Historical Financial Information

   The summary historical information of Danaher set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information incorporated by reference in this information statement/prospectus.

                                      Fiscal Year Ended December 31,             Three Months Ended
                          ------------------------------------------------------ -------------------
                             1994       1995       1996       1997       1998    03/27/98  04/02/99
                          ---------- ---------- ---------- ---------- ---------- --------- ---------
                                            (in thousands, except per share data)
Earnings Statement Data:
Net Revenues............  $1,486,680 $1,899,463 $2,233,193 $2,492,002 $2,910,038 $ 646,240 $ 754,590
Net Earnings before
 cumulative effect of
 change in accounting
 principles:
  --Continuing
   Operations...........      86,404    128,289    154,357    176,606    182,946    44,203    55,159
  --Discontinued
     Operations.........       9,331      2,550     79,811         --         --        --        --
  --Total...............      95,735    130,839    234,168    176,606    182,946    44,203    55,159
Earnings per share
 before cumulative
 effect of change in
 accounting principles:
  --Continuing
   Operations
   Diluted..............  $     0.65 $     0.95 $     1.13 $     1.28 $     1.32 $    0.32 $    0.39
   Basic................  $     0.66 $     0.97 $     1.16 $     1.32 $     1.36 $    .033 $    0.41
  --Discontinued
   Operations
   Diluted..............  $     0.07 $     0.02 $     0.59 $     0.00 $     0.00 $    0.00 $    0.00
   Basic................  $     0.07 $     0.02 $     0.60 $     0.00 $     0.00 $    0.00 $    0.00
  --Total
   Diluted..............  $     0.72 $     0.96 $     1.72 $     1.28 $     1.32 $    0.32 $    0.39
   Basic................  $     0.73 $     0.99 $     1.76 $     1.32 $     1.36 $    .033 $    0.41
Cash Dividends declared
 per share..............  $    0.060 $    0.070 $    0.080 $    0.090 $    0.070 $   0.018 $   0.015
Book Value per Common
 Share..................  $     4.82 $     5.70 $     7.39 $     8.27 $     9.73 $    8.55 $    9.95

Balance Sheet Data:
Total Assets............   1,343,908  1,755,978  2,046,731  2,183,875  2,738,715 2,675,429 2,746,164
Total Debt..............     204,441    294,574    239,927    199,019    472,557   527,605   401,405
Shareholders' Equity....     636,684    772,874  1,005,733  1,139,219  1,351,831 1,182,503 1,391,436

Shares-Diluted..........     132,223    135,685    136,123    137,730    138,885   138,247   139,889
Shares-Basic............     130,847    132,772    132,950    133,999    134,745   134,032   135,638

      Selected Unaudited Pro Forma Combined Summary Financial Information

   The selected unaudited pro forma combined summary financial information of Danaher and Hach set forth below gives effect to the merger under the pooling-of-interests accounting method and assumes that the merger had occurred at the beginning of the earliest period presented. The pro forma information is presented in accordance with Danaher's fiscal year, which ends December 31, and Hach's balances for twelve-month periods ending approximately one month later than the Danaher periods. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at such time, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined summary financial information should be read in conjunction with the "Unaudited Pro Forma Combined Financial Information" included elsewhere in this information statement/prospectus.

                                                Fiscal Year Ended December 31,
                                               --------------------------------
                                                  1996       1997       1998
                                               ---------- ---------- ----------
                                               (in thousands, except per share
                                                            data)
Earnings Statement Data:
Net Revenues.................................. $2,352,249 $2,619,100 $3,047,061
Net Earnings
  --Continuing Operations.....................    166,511    188,576    192,186
  --Discontinued Operations...................     79,811         --         --
                                               ---------- ---------- ----------
  --Total..................................... $  246,322 $  188,576 $  192,186
                                               ========== ========== ==========

Earnings per share
  --Continuing Operations
    Diluted................................... $     1.17 $     1.31 $     1.33
    Basic..................................... $     1.19 $     1.35 $     1.37
  --Discontinued Operations
    Diluted................................... $     0.56         --         --
    Basic..................................... $     0.57         --         --
  --Total
    Diluted................................... $     1.72 $     1.31 $     1.33
    Basic..................................... $     1.76 $     1.35 $     1.37

Cash dividends declared per share............. $     0.10 $     0.10 $     0.09

Balance Sheet Data:
Total Assets..................................  2,148,888  2,264,741  2,840,859
Total Debt....................................    239,927    229,095    503,639
Shareholder's Equity..........................  1,091,258  1,173,226  1,400,789
Average Shares--Diluted.......................    142,914    143,479    143,987
Average Shares--Basic.........................    139,741    139,725    139,816

                           Comparative Per Share Data

   Set forth below are earnings, cash dividends declared and book value per share data for Danaher and Hach on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Hach. Pro forma combined earnings per share are derived from the Unaudited Pro Forma Combined Financial Information presented elsewhere in this information statement/prospectus, which gives effect to the merger under the pooling-of-interests accounting method. Book value per share for the pro forma combined presentation is based upon outstanding shares of Danaher common stock, adjusted to include shares of Danaher common stock to be issued in the merger for outstanding shares of Hach common stock and Hach Class A common stock and outstanding Hach options at the effective time of the merger. The per share equivalent pro forma combined data for shares of Hach common stock and Hach Class A common stock is based on the assumed conversion of each share of Hach common stock and Hach Class A common stock into 0.2987 of a share of Danaher common stock. See "The Merger Agreement--Terms of the Merger." The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Danaher and Hach incorporated by reference in this information statement/prospectus and the "Unaudited Pro Forma Combined Financial Information" and the notes thereto presented elsewhere herein. The pro forma information is presented in accordance with Danaher's fiscal year, which ends December 31, and Hach's balances for twelve-month periods ending approximately one month later than the Danaher periods.

                          At or for the Year Ended December 31,       Three Months Ended
                          -------------------------------------- ----------------------------
                              1996         1997         1998     March 27, 1998 April 2, 1999
Hach--Historical          ------------ ------------ ------------ -------------- -------------
Earnings per share:                      (in thousands, except per share data)
 --Continuing Operations
 Diluted................  $       0.53 $       0.62 $       0.54
 Basic..................  $       0.53 $       0.62 $       0.54
 --Discontinued
  Operations
 Diluted................  $       0.00 $       0.00 $       0.00
 Basic..................  $       0.00 $       0.00 $       0.00
 --Total
 Diluted................  $       0.53 $       0.62 $       0.54
 Basic..................  $       0.53 $       0.62 $       0.54
Cash dividends declared
 per Hach common share..  $       0.12 $       0.12 $       0.12
Cash dividends declared
 per Hach Class A common
 share..................  $       0.12 $       0.13 $       0.16
Book value per Hach
 common share and Hach
 Class A common share...  $       3.76 $       1.77 $       2.87

Danaher--Historical
Earnings per share:
 --Continuing Operations
 Diluted................  $       1.13 $       1.28 $       1.32     $0.32          $0.39
 Basic..................  $       1.16 $       1.32 $       1.36     $0.33          $0.41
 --Discontinued
  Operations
 Diluted................  $       0.59 $       0.00 $       0.00     $0.00          $0.00
 Basic..................  $       0.60 $       0.00 $       0.00     $0.00          $0.00
 --Total
 Diluted................  $       1.72 $       1.28 $       1.32     $0.32          $0.39
 Basic..................  $       1.76 $       1.32 $       1.36     $0.33          $0.41
Cash dividends declared
 per Danaher common
 share..................  $       0.08 $       0.09 $       0.07     $0.02          $0.01
Book value per Danaher
 common share...........  $       7.39 $       8.27 $       9.73     $8.55          $9.95

Danaher & Hach--Pro
 Forma Combined
Earnings per share:
 --Continuing Operations
 Diluted................  $       1.17 $       1.31 $       1.33
 Basic..................  $       1.19 $       1.35 $       1.37
 --Discontinued
  Operations
 Diluted................  $       0.56 $       0.00 $       0.00
 Basic..................  $       0.57 $       0.00 $       0.00
 --Total
 Diluted................  $       1.72 $       1.31 $       1.33
 Basic..................  $       1.76 $       1.35 $       1.37
Cash dividends declared
 per common share.......  $       0.10 $       0.10 $       0.09
Book value per common
 share..................  $       7.64 $       8.18 $       9.73

Equivalent Pro Forma
 Combined Per Hach Share
Earnings per share:
 --Continuing Operations
 Diluted................  $       0.35 $       0.39 $       0.40
 Basic..................  $       0.35 $       0.40 $       0.41
 --Discontinued
  Operations
 Diluted................  $       0.17 $       0.00 $       0.00
 Basic..................  $       0.17 $       0.00 $       0.00
 --Total
 Diluted................  $       0.51 $       0.39 $       0.40
 Basic..................  $       0.53 $       0.40 $       0.41
Cash Dividends declared
 per common share.......  $       0.03 $       0.03 $       0.03
Book value per common
 share..................  $       2.28 $       2.44 $       2.91

                         Market Price and Dividend Data

   The following table reflects (i) the range of the reported high and low last sale prices of shares of Danaher common stock on the New York Stock Exchange, Inc. Composite Tape and the per share dividends paid thereon and (ii) the range of the reported high and low last sale prices of shares of Hach common stock and Hach Class A common stock on the Nasdaq National Market tier of the Nasdaq Stock Market (the "NASDAQ/NM") and the per share dividends paid thereon, in each case for the calendar quarters indicated. The information in the table has been adjusted to reflect retroactively all applicable stock splits.

                                    Danaher                 Hach             Hach Class A
                                 Common Stock           Common Stock         Common Stock
                            ----------------------- --------------------- -------------------
                              High     Low    Div.    High    Low   Div.   High    Low   Div.
                            -------- -------- ----- -------- ------ ----- ------- ------ ----
   1997:
     First quarter......... 25       20 13/16 .0125 19 1/2   17 1/2   .06 --      --      --
     Second quarter........ 25 15/16 19 13/16 .0125 19 3/4   14 1/2   .06 --      --      --
     Third quarter......... 29 7/32  24 29/32 .0125 25       18 1/2   .06
     Fourth quarter........ 31 7/8   26 23/32 .0125 13 5/8   10 1/4   .03 12       9     .03
   1998:
     First quarter......... 38 3/32  29 1/2   .0125 12 3/4    9 1/4   .03  9 3/8   8     .04
     Second quarter........ 38 7/8   34 25/32 .0125 12 13/32  8 1/2   .03 10 7/8   8     .04
     Third quarter......... 45 3/4   30       .0125 14        9 3/4   .03 11 1/2   9 1/8 .04
     Fourth quarter........ 54 3/16  29 3/8   .015  12        9 7/8   .03 10 3/4   8 1/4 .04
   1999:
     First quarter......... 55       46 3/8   .015  12       10 3/4   .03 11       7 3/4 .04
     Second quarter
      (as of June 9,
      1999)................ 67 3/4   52 1/8      -- 19       10       .03 18 9/16  7 3/8 .04

   Danaher common stock is listed on the NYSE and the Pacific Exchange under the symbol "DHR." On April 21, 1999, the last full trading day prior to the announcement of the merger agreement, the closing price per share of Danaher common stock was $62.3125, as reported on the NYSE Composite Tape. Hach common stock and Hach Class A common stock are listed on the NASDAQ/NM under the symbols "HACH" and "HACHA," respectively. The closing price per share of Hach common stock was $10.50 and the closing price per share of Hach Class A common stock was $7.375, as reported on the NASDAQ/NM. The value of a share of Hach common stock and Hach Class A common stock at April 21, 1999, on an equivalent per share basis, was $18.61 (assuming an exchange ratio of .2987). On June 9, 1999, the most recent practicable date prior to the mailing of this information statement/prospectus, the closing prices of Danaher common stock, Hach common stock and Hach Class A common stock were $63.4375 per share, $18.375 per share and $18.375 per share, respectively, as reported, in the case of Danaher common stock, on the NYSE Composite Tape and, in the case of Hach stock, on the NASDAQ/NM. Hach stockholders are encouraged to obtain current market quotations for Danaher common stock, Hach common stock and Hach Class A common stock.

   Danaher will apply for the listing on the NYSE of the shares of Danaher common stock to be issued in the merger.

   Hach has agreed in the merger agreement that it shall not declare or pay any dividends other than Hach's regular quarterly cash dividends in amounts and with record and payment dates in the ordinary course consistent with past practice.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

   Certain information included or incorporated by reference in this information statement/prospectus may be deemed to be "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that Danaher or Hach intends, expects, projects, believes or anticipates will or may occur in the future are forward looking statements. Such statements are characterized by terminology such as "believe," "hope," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. These statements are based on assumptions and assessments made by Danaher management or Hach management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including but not limited to:

  . continuation of Danaher's or Hach's longstanding relationship with major customers;

  . Danaher's ability to integrate Hach's or other acquired companies' businesses into its operations and realize planned synergies;

  . the extent to which Hach's and other acquired companies' businesses are able to meet Danaher's expectations and operate profitably;

  . changes in regulations (particularly environmental regulations) which could affect demand for Danaher's or Hach's products and unanticipated developments that could occur with respect to contingencies such as environmental matters and litigation.

   In addition, Danaher and Hach are subject to risks and uncertainties that affect the manufacturing sector generally, including, but not limited to, economic, competitive, governmental and technological factors affecting Danaher's and Hach's operations, markets, products, services and prices. Any such forward looking statements are not guarantees of future performances, and actual results, developments and business decisions may differ from those envisaged by such forward looking statements. Danaher and Hach disclaim any duty to update any forward looking statements, all of which are expressly qualified by the foregoing.

                                   THE MERGER

General

   We are furnishing this information statement/prospectus to you in connection with the proposed merger of Hach with H\2\O Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Danaher formed for the purpose of effecting the merger ("Merger Sub"), with Hach surviving the merger as a wholly owned subsidiary of Danaher. This merger will be carried out as provided in the Agreement and Plan of Merger, dated as of April 21, 1999, among Danaher, Merger Sub and Hach. A copy of the merger agreement is attached as Appendix A to this information statement/prospectus and is incorporated by reference in this information statement/prospectus.

   This information statement/prospectus has been sent to you because on April 21, 1999, the record date for determining shareholders entitled to vote on the merger agreement and the merger, you were a holder of either:

  .  Hach common stock, par value $1.00 per share, or

  . Hach Class A common stock, par value $1.00 per share. In referring to both the Hach common stock and the Hach Class A common stock, we use the term "Hach stock."

   In the merger, each publicly outstanding share of Hach stock will be converted into .2987 (the "Exchange Ratio") of a share of Danaher common stock, par value $0.01 per share, subject to adjustment in certain circumstances. If the shares of Danaher common stock that you would receive under the Exchange Ratio includes a fraction of a share of Danaher common stock, Danaher will instead pay you an amount in cash equal to that fractional interest rather than give you a fractional share of Danaher common stock.

   This information statement/prospectus is to inform you of the merger. Your vote is not required for the merger, because the controlling stockholders of Hach, Kathryn C. Hach-Darrow and Bruce J. Hach, executed and delivered to Hach on April 21, 1999 a written consent in lieu of a meeting of stockholders approving and adopting the merger agreement and the merger. At the time the controlling stockholders signed the written consent, they held of record, in the aggregate, 4,785,340 shares of Hach common stock (entitled to one vote per share) and 4,769,161 shares of Hach Class A common stock (not entitled to vote). This means that the controlling stockholders represented the requisite majority of the votes entitled to be cast at a meeting of Hach's stockholders to consider the merger agreement and the merger. As a result, no meeting or further approval or consent of stockholders of Hach is necessary to effect the merger, unless the merger agreement is proposed to be amended in a manner that under the Delaware General Corporation Law (the "DGCL") requires a vote of Hach stockholders. The merger will become effective no earlier than 20 business days after this information statement/prospectus is mailed to Hach stockholders, and only after satisfaction or waiver of the conditions to the merger contained in the merger agreement.

   This information statement/prospectus also constitutes a prospectus of Danaher, which is a part of the Registration Statement on Form S-4 (the "Registration Statement") filed by Danaher with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), in order to register the shares of Danaher common stock to be issued to Hach stockholders both in the merger and pursuant to an Agreement and Plan of Reorganization, dated as of April 21, 1999, among Danaher, C&K Enterprises, Ltd., a Delaware corporation, and Mrs. Hach-Darrow and Mr. Hach, as the controlling stockholders of C&K. See "Additional Agreements--Agreement and Plan of Reorganization." The total aggregate amount of consideration to be received by Hach's stockholders in the merger and pursuant to the reorganization agreement, based on the closing price per share of Danaher common stock on June 9, 1999 of $63.4375, is approximately $432 million.

   To the extent that certain holders may be required to deliver a prospectus in connection with the reoffering and resale of shares of Danaher common stock issued in the merger in exchange for reissued tainted treasury shares of Hach stock (as described under "--Accounting Treatment"), the Registration Statement will also cover any such reoffering and resale. Specific information regarding any such potential reoffering and resale transactions, the identity of the selling stockholders and the number of shares that may be reoffered and resold will be provided at the time of any such transaction in a prospectus supplement included in a post-effective amendment to the Registration Statement.

Background of the Merger

   In December 1998, George Sherman, Chief Executive Officer and President of Danaher, phoned Mrs. Hach-Darrow, Chairman of the Board of Hach, to request a meeting. On January 6, 1999, Mr. Sherman met with Mrs. Hach-Darrow in Seattle, Washington, where they had a preliminary discussion of Danaher's interest in pursuing a merger involving Hach and Danaher. They agreed to and did meet again in Seattle on January 19, 1999. Mrs. Hach-Darrow, Mr. Hach, Hach's President and Chief Executive Officer, Gary R. Dreher, its Vice President and Chief Financial Officer, Mr. Sherman and Patrick Allender, Danaher's Senior Vice President and Chief Financial Officer, attended this meeting. Messrs. Sherman and Allender outlined for Hach's management the strategic objectives, benefits and strategies they believed would result from a merger involving Danaher and Hach. This meeting concluded without any commitments being made by either party.

   Following this meeting, Hach engaged Lazard Freres & Co. LLC as its investment banker, and Hach informed Lazard of its prior discussions with Danaher and requested Lazard to begin preparing an analysis of a possible transaction with Danaher. On January 27, 1999, representatives of Lazard met with Messrs. Hach and Dreher in Denver, Colorado to begin the due diligence process.

   On February 2, 1999, Mrs. Hach-Darrow discussed with the Hach Board her and Hach management's discussions with Mr. Sherman.

   At the regularly scheduled February 22, 1999 Hach Board meeting, following a presentation on Danaher by Hach's management and Lazard, the Hach Board authorized Hach's management and Lazard to proceed with exploratory discussions with Danaher.

   On March 1, 1999, Messrs. Hach and Dreher and Robert O. Case, General Counsel and Secretary of Hach, together with representatives of Lazard, met with Messrs. Sherman and Allender in Northbrook, Illinois. They discussed the Danaher operating and financial strategy in more detail and how Hach might fit into this strategy. At the conclusion of the meeting, Mr. Sherman expressed Danaher's preliminary interest in merging with Hach for consideration in the range of $16.00-$16.50 per share of Hach stock payable in Danaher common stock.

   On March 3, 1999, the Hach Board met by telephone to review Danaher's preliminary expression of interest in a merger with Hach. Hach management updated the Board about discussions with Danaher as well as Hach's current operating situation and the projected operating results for the next few years. Lazard reviewed public information related to Danaher and made a preliminary presentation to the Hach Board. The Hach Board authorized management and Lazard to continue discussions with Danaher after the signing of a nondisclosure agreement.

   On March 5, 1999, a nondisclosure agreement with a standstill provision was executed, and the parties began the process of due diligence.

   On March 23, 1999, representatives of Hach and Danaher and their respective investment bankers met in Chicago, Illinois where the representatives of Hach presented Hach's business and financial plans.

   Between March 31, 1999 and April 7, 1999, Lazard met and held telephone conversations on several occasions with Salomon Smith Barney Inc., Danaher's financial advisors, to review and discuss the transaction. On April 8, 1999, Danaher, through Salomon Smith Barney, proposed a merger price of $17.50 per share of Hach stock.

   On April 9, 1999, Mrs. Hach-Darrow phoned Mr. Sherman directly, and they agreed to continue discussions based on a price per share of Hach stock of $18.50, subject to satisfactory negotiation of structural terms and to authorization by the Danaher Board and the Hach Board.

   The Danaher Board on April 9, 1999 authorized certain officers of Danaher to finalize and execute the merger agreement.

   During the week of April 12, 1999, the parties continued their respective due diligence reviews, with Danaher representatives making on-site plant visits and environmental reviews of the Hach facilities. The Hach and Danaher diligence teams met on April 13, 1999, in Loveland, Colorado and on April 15, 1999, in Washington, D.C.

   Representatives of Danaher and Hach and their legal advisors and investment bankers continued to meet during this period to discuss valuation and transaction structure issues. An initial draft of the merger document and related transaction documents was prepared by Danaher's counsel and first circulated among the working group on April 13, 1999.

   On April 16, 1999, the Hach Board held a special meeting in Chicago, Illinois and was informed that Danaher had proposed a transaction structured as a merger of a subsidiary of Danaher into Hach with Hach shareholders receiving Danaher common stock based on a fixed exchange ratio with a collar range, and reciprocal walk-away rights if the market price of Danaher stock rises above or falls below certain levels. The Hach Board received a preliminary briefing from counsel and a preliminary evaluation report from Lazard. The Hach Board authorized management and Lazard to negotiate the economic terms of a merger within specified parameters and to continue with the negotiation of a merger document.

   Between April 16 and April 21, 1999, representatives of Danaher and Hach, as well as their respective counsels, negotiated and finalized the terms of the merger agreement. Representatives of Danaher also negotiated the terms of a stockholders support agreement and registration rights agreement during this time with Mrs. Hach-Darrow and Mr. Hach. During this period, conversations continued between Lazard and Salomon Smith Barney regarding the transaction terms and structure. As a result of these discussions, on April 19, 1999, Danaher agreed to an Exchange Ratio of 0.2987 (subject to a 12.5% collar with reciprocal walk-away rights), subject to finalization of documentation and approval of the Hach Board.

   On April 20, 1999, the Hach Board met by phone and reviewed the final terms and conditions of the proposed transaction with Danaher. Legal counsel for Hach advised the Hach Board on the final terms of the definitive agreements, the results of the legal due diligence of Danaher, and the responsibilities of the Hach Board. Lazard then made a financial presentation in respect of the proposed merger and advised the Hach Board that assuming execution of the merger agreement with terms consistent with those described during such meeting, Lazard would be prepared to render its opinion (which written opinion was subsequently delivered dated April 21, 1999) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair to the holders of Hach stock, taken as a whole, from a financial point of view. See "--Opinion of the Investment Banker for the Hach Board." The Hach Board also discussed the accounting treatment of the merger with a representative of PricewaterhouseCoopers LLP, Hach's independent accountant. After discussion, the Hach Board unanimously approved the terms of the merger agreement presented to it, and directed the officers of Hach to finalize and execute the merger agreement.

   The definitive merger agreement was finalized and executed on behalf of Danaher, Hach and Merger Sub after the close of the stock market on April 21, 1999, along with a stockholders support agreement and a written consent of Hach stockholders holding a majority of the Hach voting common stock. Danaher and Hach publicly announced the merger before the commencement of business on April 22, 1999. A notice of action by written consent of stockholders was mailed to all Hach stockholders on May 4, 1999, as required by Delaware law.

Hach's Reasons for the Merger; Recommendation of the Hach Board

   The Hach Board believes that the merger provides Hach stockholders with an investment in a larger and more diversified enterprise that is well positioned to take advantage of new opportunities and to meet competitive challenges in a manner that will enhance stockholder value for Hach stockholders, for various reasons, including the following:

  . The merger is expected to provide Hach stockholders with shares of Danaher common stock in a tax-free exchange at the Exchange Ratio, which represents a significant premium over the market price for shares of Hach stock prior to the public announcement of the merger.

  . The merger will provide those Hach stockholders who desire more liquidity for their investment with access to the more active trading market for Danaher common stock.

  . The merger will allow those Hach stockholders who wish to continue their investment in the water analysis industry to do so through their holdings of Danaher common stock.

   The Hach Board made its determination after careful consideration of, and based on, a number of factors, including, among other things, the reasons described above and the following additional factors:

  . its review of Hach's prospects of continuing as an independent company, including trading value and liquidity issues;

  .  its review of other strategic alternatives;

  . the judgment, advice and analysis of Hach's senior management, including its favorable recommendation of the merger;

  . presentations by and discussions with Hach's senior management, legal advisors and investment bankers, regarding the terms of the merger agreement and stockholders support agreement, including those provisions which preclude consideration of alternative transactions required by Danaher as a condition to its agreement to proceed;

  . the fact that holders of Hach common stock and Hach Class A common stock will receive equal treatment in the merger, as required by the Hach certificate of incorporation and the absence of appraisal rights;

  . the opinion of Lazard described below to the effect that, as of the date thereof and based upon and subject to the matters contained in the written fairness opinion, the Exchange Ratio in the merger is fair to Hach stockholders, taken as a whole, from a financial point of view;

  . information concerning the financial and operating performance and condition, business operations, debt and capital levels, asset quality and prospects of Hach, Danaher and the combined company;

  . current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the water analysis industry (and the corresponding decrease in the number of suitable merger partners);

  . the importance of market position, significant scale and scope and financial resources to a company's ability to compete effectively in the changing environment in the water analysis industry;

  . that the merger will be accomplished on a tax-free basis to stockholders of Hach for federal income tax purposes;

  . the ability of the parties to complete the merger, including, in particular, the likelihood of obtaining regulatory approvals;

  . the anticipated positive effects of the merger on long-term value for Hach stockholders through their ownership of stock in a stronger, more diversified company with greater liquidity in the market for its shares; and

  . the belief that the corporate cultures of the two companies would be complementary.

   The Hach Board also considered a number of potential countervailing factors in its deliberations concerning the merger, including:

  . the possibility of management disruption associated with the merger and the risk that key technical and management personnel of Hach might not continue with Hach;

  . the interests of Hach's management in the merger as described in "Interests of Certain Persons in the Merger";

  .  the possibility of a decline in the value of Danaher common stock; and

  . the risk that the potential benefits of the merger might not be realized.

   In the view of the Hach Board, these potential countervailing factors did not, individually or in the aggregate, outweigh the advantages of the merger.

   The above factors are not intended to be exhaustive but are believed to include all material factors considered by the Hach Board. In reaching its decision to approve the merger agreement and the merger and to recommend that Hach stockholders vote to approve and adopt the merger agreement and the merger, the Hach Board did not view any single factor as determinative and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given differing weights to different factors.

Danaher's Reasons for the Merger

   The Danaher Board believes that the merger is in the best interest of Danaher and its stockholders. Danaher expects to benefit from Hach's products, market presence and people. Danaher believes that the addition of Hach will enable Danaher to expand its product line, thereby creating positive prospects for both stockholder value enhancement and improved customer satisfaction in the future.

Opinion of the Investment Banker for the Hach Board

   On April 21, 1999, Lazard delivered its written opinion to the Hach Board to the effect that, based upon and subject to the matters set forth in its opinion, as of April 21, 1999 the Exchange Ratio is fair to the holders of Hach stock, taken as a whole, from a financial point of view.

   The full text of Lazard's written opinion, dated April 21, 1999, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this information statement/prospectus as Appendix F. This summary description of the Lazard opinion is qualified in its entirety by reference to the full text of the Lazard opinion. Hach stockholders are urged to, and should, read the Lazard opinion in its entirety. The Lazard opinion is addressed to the Hach Board and addresses only the fairness, from a financial point of view, of the Exchange Ratio pursuant to the merger agreement. The Lazard opinion does not address the merits of the underlying decision by Hach to engage in the merger. The Lazard opinion does not constitute, and should not be construed as, a recommendation to any stockholder of Hach as to how such holder should vote to approve or consent to, or take any other action with respect to, the merger and the transaction contemplated by the merger agreement, if such vote were required in connection with the merger, and did not constitute any such recommendation.

   In connection with rendering its opinion to the Hach Board, Lazard:

  .  reviewed the financial terms and conditions of the merger agreement;

  . analyzed certain historical business and financial information relating to Hach and Danaher;

  . reviewed various financial forecasts and other data provided to Lazard by Hach and Danaher relating to their respective businesses;

  . participated in discussions with members of the senior management of Hach and Danaher with respect to the businesses and prospects of Hach and Danaher, respectively, and the strategic objectives of each;

  . reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to those of Hach and Danaher;

  . reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to those of Hach and Danaher, and in other industries generally;

  . reviewed the historical stock prices and trading volumes of shares of Hach stock and Danaher common stock; and

  . conducted such other financial studies, analyses and investigations as it deemed appropriate.

   Lazard relied upon the accuracy and completeness of all information supplied or otherwise made available to Lazard, discussed with or reviewed by or for Lazard, or publicly available, and Lazard did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Hach or Danaher. In addition, Lazard did not conduct any physical inspection of any of the properties or facilities of Hach or Danaher. The Lazard opinion does not constitute a valuation or appraisal of the shares of stock, assets or liabilities of Hach or Danaher or the solvency or fair value of either. With respect to the financial forecasts, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Hach and Danaher as to the future financial performance of Hach and Danaher, respectively. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

     The Lazard opinion was necessarily based on accounting standards, economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, April 21, 1999. While subsequent developments may affect Lazard's opinion, Lazard does not have any obligation to update, to revise, or to reaffirm its opinion.

   In rendering its opinion, Lazard assumed that:

  . the transaction contemplated by the merger agreement will be consummated on the terms described in the merger agreement, without any waiver of any of the material rights, terms or conditions thereof by Hach;

  . obtaining any necessary regulatory approvals for the transaction will not have an adverse effect on Hach or Danaher; and

  . the merger will qualify as a tax-free reorganization for United States federal income tax purposes and will be accounted for as a pooling-of-interests.

   Lazard was not authorized to, and did not, solicit third party indications of interest or proposals with respect to a purchase of all or any part of Hach. The Lazard opinion did not express an opinion as to the prices at which shares of Hach stock or Danaher common stock may trade following the date of the Lazard opinion.

   At a meeting of the Hach Board on April 20, 1999, Lazard presented certain financial analysis, accompanied by written materials, in connection with the Lazard opinion. The following is a summary of the material financial and comparative analysis performed by Lazard in arriving at the Lazard opinion.

   Lazard indicated that the proposed exchange ratio of .2987 (which translated into $19.19 per share of Hach Class A common stock and Hach common stock based on the closing price of $64.25 per share of Danaher common stock on April 19, 1999, the day immediately preceding the Hach Board meeting) implied for Hach a diluted equity value of $363 million and an enterprise value of $375 million, which implied enterprise value to expected fiscal 1999 sales, EBITDA (earnings before interest, taxes, depreciation and amortization) and EBIT (earnings before interest and taxes) multiples of 2.62x, 13.0x and 17.5x, respectively, and a price to expected fiscal 1999 EPS (earnings per share) multiple of 25.7x. While Lazard's written presentation materials to the Hach Board referenced the $19.19 figure, Lazard also discussed with the Hach Board various items during its presentation based upon Danaher's closing price of $62.25 on April 20, 1999 (which translated into $18.59 per share of Hach Class A common stock and Hach common stock at the proposed exchange ratio of .2987). Lazard indicated that at the $18.59 figure, the proposed exchange ratio of .2987 implied for Hach a diluted equity value of $352 million and an enterprise value of $363 million, which implied enterprise value to expected fiscal 1999 sales, EBITDA and EBIT multiples of 2.54x, 12.6x and 16.9x, respectively, and a price to expected fiscal 1999 EPS multiple of 24.9x.

   Historical Hach Stock Price Review. Lazard reviewed information regarding historical stock price performance for the Hach stock. Lazard noted that between April 15, 1998 and April 19, 1999, the trading range for the Hach common stock was from an intra-day low of $8.50 per share to an intra-day high of $14.50 and the trading range for the Hach Class A common stock was from an intra-day low of $7.75 per share to an intra-day high of $11.50. Lazard noted that issues affecting the valuation of the Hach stock include, among other things, lack of public float, limited liquidity and institutional ownership, lack of equity research analyst coverage, and the small size of Hach.

   Public Market Valuation. Lazard compared certain actual and estimated financial, operating and stock market information for Hach and for a group of publicly traded companies in lines of business which Lazard believed to be reasonably comparable to those of Hach. Lazard believed that, although there were no public companies with precisely the same mix of businesses and financial condition as Hach, the most relevant comparable companies to Hach were (collectively defined as the "Comparable Companies"):

  .  EG&G Incorporated;

  .  Ionics Incorporated;

  .  Osmonics Incorporated;

  .  Thermo Instrument Systems;

  .  VWR Scientific Products Corporation; and

  .  U.S. Filter Corporation (prior to its announced merger with Vivendi).

   Lazard's analysis indicated that the Comparable Companies' enterprise value multiples of calendar year 1998 and 1999 financial information were as follows:

                                                               Low  Median High
                                                              ----- ------ -----
     1998 sales.............................................. 0.76x 1.10x  1.48x
     1999 sales (estimated).................................. 0.85x 1.05x  1.45x
     1998 EBITDA.............................................  7.9x  8.8x  10.2x
     1999 EBITDA (estimated).................................  7.1x  7.8x   8.5x
     1998 EBIT............................................... 11.6x 12.5x  15.7x
     1999 EBIT (estimated)................................... 10.0x 11.3x  13.1x

   Lazard's analysis indicated that the Comparable Companies' price to calendar year estimated 1999 and 2000 EPS multiples were as follows:

                                                               Low  Median High
                                                              ----- ------ -----
     1999 EPS (estimated).................................... 13.7x 16.8x  20.9x
     2000 EPS (estimated).................................... 11.8x 15.0x  17.6x

   Lazard calculated the hypothetical trading values that Hach could attain utilizing the calendar year 1998 and 1999 enterprise value multiples discussed above applied to Hach's forecasted financial information for the fiscal years ending April 30, 1999 and 2000. The hypothetical trading values of Hach stock implied by multiples of the Comparable Companies' enterprise value applied to Hach's estimated financial information for the fiscal years ending April 30, 1999 and 2000 were as follows:

                                                           Low   Median   High
                                                         ------- ------- -------
     2000 EBITDA........................................ $ 10.78 $ 11.89 $ 12.96
     1999 EBITDA........................................ $ 11.36 $ 12.76 $ 14.96
     2000 EBIT.......................................... $ 11.40 $ 12.98 $ 15.11
     1999 EBIT.......................................... $ 12.52 $ 13.62 $ 17.24

   In addition, Lazard calculated the hypothetical trading values that Hach could attain utilizing the calendar year 1999 and 2000 price to EPS multiples discussed above applied to Hach's forecasted financial information for the fiscal years ending April 30, 2000 and 2001. The hypothetical trading values of Hach Shares implied by the Comparable Companies' price to EPS multiples applied to Hach's forecasted financial information for the fiscal years ending April 30, 2000 and 2001 were as follows:

                                                             Low   Median  High
                                                            ------ ------ ------
     2001 EPS.............................................. $11.31 $14.42 $16.90
     2000 EPS.............................................. $11.11 $13.59 $16.89

   Selected Transactions Analysis. Lazard reviewed certain publicly available information on announced merger and acquisition transactions of certain businesses since September 1996 and reviewed in particular certain publicly available information on sixteen transactions ("Comparable Transactions"). However, Lazard noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and the characteristics of the companies involved were not exactly comparable to those of the merger.

   This analysis showed that the aggregate consideration paid in the Comparable Transactions reviewed represented latest twelve months enterprise value multiples as follows:

                                                               Low  Median High
                                                              ----- ------ -----
     Sales................................................... 0.65x 1.52x  3.52x
     EBITDA..................................................  9.2x 11.6x  15.5x
     EBIT....................................................  9.5x 14.9x  26.9x

   This analysis showed that the aggregate consideration paid in the Comparable Transactions reviewed represented latest twelve months price to EPS multiples as follows:

                                                               Low  Median High
                                                              ----- ------ -----
     EPS..................................................... 13.6x 22.5x  44.2x

   Lazard calculated the implied value per share of Hach stock utilizing the multiples discussed above. The implied values per share of Hach stock implied by the enterprise value multiples of the Comparable Transactions' target companies applied to Hach's forecasted financial information for the fiscal year ending April 30, 1999 were as follows:

                                                             Low   Median  High
                                                            ------ ------ ------
     EBITDA................................................ $13.45 $17.07 $22.89
     EBIT.................................................. $10.20 $16.27 $29.90

   The implied value per share of Hach stock implied by the price to EPS multiples of the Comparable Transactions' target companies applied to Hach's forecasted financial information for the fiscal year ending April 30, 1999 was as follows:

                                                             Low   Median  High
                                                            ------ ------ ------
     EPS................................................... $10.11 $16.81 $32.99

   Discounted Cash Flow Analysis. Based upon the forecasts prepared by the management of Hach, Lazard derived ranges of implied equity value per share based upon the net present value of Hach for the fiscal years 2000 to 2004, inclusive, and the projected fiscal 2004 terminal value based upon a range of multiples of projected fiscal 2004 EBITDA. In conducting this analysis, Lazard applied discount rates ranging from 11.0% to 13.0% and terminal multiples of EBITDA ranging from 8.0x to 10.0x. Based on this analysis, Lazard calculated a range of present values of $12.68 to $16.58 per share of Hach stock.

   Pro Forma Contribution Analysis. Lazard performed a contribution analysis utilizing the Exchange Ratio of 0.2987 and closing price of Danaher common stock on April 19, 1999 of $64.25 per share. The analysis demonstrated that owners of Hach stock will have a pro forma diluted ownership of 4.5% of the combined entity's pro forma diluted shares outstanding, with holders of Danaher common stock having ownership of the remaining 95.5%. In addition, based on calendar 1998 results, Hach will contribute 5.5% and 5.6% of the combined entities EBITDA and net income, respectively.

   Pro Forma Merger Analysis. Lazard analyzed the pro forma impact of the consummation of the merger on the earnings per share of Danaher, and compared such results to earnings per share on a stand-alone basis for Danaher. Such analyses estimated that, utilizing the Exchange Ratio of 0.2987, projections prepared by the management of Hach and Danaher, and closing price of Danaher common stock on April 19, 1999 of $64.25, the merger would be accretive, with or without expected synergies, to Danaher's earnings per share in 1999, 2000 and 2001, respectively.

   Other Analyses. Lazard indicated that based on the closing stock price of Danaher common stock on April 19, 1999 of $64.25 per share, the Exchange Ratio implied an 85.0% premium over the closing price per share of Hach common stock and a 139.9% premium over the closing price per share of Hach Class A common stock, in each case, on April 19, 1999, the day immediately preceding the Hach Board meeting. Lazard further indicated that based on the closing price per share of Danaher common stock on April 20, 1999 of $62.25 per share, the day of the Hach Board meeting, the Exchange Ratio implied a 79.2% premium over the closing price per share of Hach common stock and a 139.9% premium over the closing price per share of Hach Class A common stock in each case, on April 20, 1999, the day of the Hach Board meeting.

   Special Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying the Lazard opinion. No company or transaction used in the above analysis as a comparison is identical to Hach or Danaher or the transaction contemplated by the merger agreement. The analyses were prepared solely for purposes of Lazard providing its opinion that, as of April 21, 1999, the Exchange Ratio is fair to the holders of Hach stock, taken as a whole, from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses.

   In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors or investment bankers. Future results or actual values may be materially different from those forecasts or estimates contained in the analyses. As described above, Lazard's opinion was one of several factors taken into consideration by the Hach Board in making its determination to approve the merger agreement. While Hach believes that the foregoing summary covers the material aspects of the analyses performed by Lazard, the foregoing summary does not purport to be a complete description of such analyses and is qualified in its entirety by reference to the written opinion of Lazard set forth in Appendix F.

   Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. The Hach Board selected Lazard to act as its investment banker because of Lazard's expertise and its reputation in investment banking and mergers and acquisitions.

   Fee Calculation. In connection with Lazard's services as investment banker to Hach, Hach will pay Lazard a base fee in respect of the execution of the merger agreement and will pay Lazard a fee equal to a customary percentage of the transaction value upon the consummation of the merger. Hach has also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including, but not limited to, fees and expenses of its counsel. Hach has agreed to indemnify Lazard and certain related parties against certain liabilities, including liabilities arising under the federal securities laws.

Interests of Certain Persons in the Merger

   You should be aware of the interests that executive officers, directors and controlling stockholders of Hach have in the merger. These interests are different from and in addition to your and their interests as stockholders. These include:

  . accelerated vesting of stock options and distributions under certain benefit plans;

  .  employment arrangements and change of control agreements; and

  . indemnification, and directors and officers' liability insurance policies.

   In discussing the fairness of the merger to the stockholders of Hach, the Hach Board took into account these interests. These interests are summarized below.

   Ownership and Voting Stock. On April 21, 1999, directors and executive officers of Hach and their affiliates beneficially owned approximately 58% of the outstanding shares of Hach common stock, including 5,128,334 shares of Hach Class A common stock and 5,111,157 shares of Hach common stock. Kathryn C. Hach-Darrow and Bruce J. Hach entered into a stockholders support agreement on April 21, 1999 with Danaher, and delivered a written consent on that date voting all shares of Hach stock over which they exercise voting control, representing an aggregate of 53% of the outstanding voting Hach stock on April 21, 1999, to approve the merger agreement. Kathryn Hach-Darrow also received rights to have Danaher register the sale of Danaher common stock she receives in the merger under the Securities Act of 1933. For a further description, see "Other Agreements --Stockholders Support Agreement" and "Other Agreements-- Registration Rights Agreement."

   As of June 9, 1999, 204,432 shares of Hach common stock and 536,853 shares of Hach Class A common stock were issuable upon the exercise of outstanding Hach stock options, which options, assuming an Exchange Ratio of 0.2987 (and assuming a Danaher average stock price of $63.4375, the closing price per share of Danaher common stock on the NYSE on June 9, 1999) will be converted to become approximately 115,500 shares of Danaher common stock in the aggregate. All of the executive officers (other than Kathryn Hach-Darrow) and all of the current non-employee directors of Hach currently hold Hach stock options which will become shares of Danaher common stock.

   As of June 9, 1999, the number of vested Hach stock options beneficially owned by the five most highly compensated executive officers of Hach for the year ended April 30, 1999 will increase as a result of the merger from 61,346 stock options to 192,682 stock options, and, for all other executives officers as a group, from 51,347 stock options to 112,518 stock options. For a further description, see "The Merger Agreement--Covenants--Hach Stock Options."

   Hach Non-Employee Directors' Bonus Compensation Plan.

   As a result of the merger, the Hach Directors' Bonus Compensation Plan will terminate and the cash value of the stock units and related amounts which were awarded to the four non-employee directors who are participants in the plan will be determined and distributed to those persons. Based upon the closing price per share of Danaher common stock on June 9, 1999 of $63.4375 and the Exchange Ratio of .2987, the approximate cash value of the stock units and related amounts that will be distributed to the four non-employee directors is as follows:

     Linda A. Doty..................................................... $ 72,000
     John N. McConnell................................................. $ 71,000
     Joseph V. Schwann................................................. $171,000
     Fred W. Wenninger................................................. $ 57,000

   Hach Employment Agreements.

   Certain executive officers of Hach have employment agreements with Hach which will come into effect upon the merger and thereafter will provide for continued employment of such executive officer for a three year term, which is automatically renewed annually for one year unless either party gives six months prior written notice of termination. The executive officers are entitled to an annual compensation rate and employment benefits, in each case no less favorable than that in effect at the time of the merger. The following table identifies the executive officers who have such employment agreements and their current annual employment compensation.

                                                                                Annual
   Executive Officer        Title                                          Compensation Rate
   -----------------        -----                                          -----------------
   Bruce J. Hach........... President and Chief Executive Officer              $200,000
   Gary R. Dreher.......... Vice President and Chief Financial Officer         $151,000
   Loel J. Sirovy.......... Senior Vice President, Operations                  $147,000
   Jerry M. Churchill...... Vice President, U.S. Sales                         $130,000
   Kenneth Ogan............ Vice President, Research and Development           $145,000
   Larry D. Thompson....... Vice President, Ames Chemical Operations           $109,000
   Brian K. Bowden......... Vice President, Information Systems Technology     $110,000
   Randall Petersen........ Director of Human Resources                        $107,000

   Upon the death of the executive officer, Hach is obligated to make payments to the beneficiary or representative of the deceased at a rate equal to one-half of the annual compensation in effect on the date of death, until the end of the term of the agreement. Such payments are not reduced by any life insurance benefits payable directly to the deceased's beneficiaries or estate. If the executive officer's employment is terminated by Hach by reason of such executive officer's disability, Hach is obligated to pay a salary to such executive officer at the annual rate in effect upon termination, reduced by disability, governmental and wage continuation benefits, for the remaining term of the agreement. The agreements entitle an executive officer to resign during the employment period if, without his consent in any circumstance other than his disability, his position with Hach is changed, other than to a position with duties and responsibilities normally expected of someone in his prior position, or Hach changes his office location by more than 25 miles. Upon such resignation, the executive officer is entitled to a lump sum cash payment equal to the annual compensation rate, based on his annual compensation rate at the time of termination, which would have been payable to the executive officer over the remaining term of the agreement had it not been terminated. The executive officer is also entitled to a lump sum cash payment approximately equal to any other benefits, including equity, which would have been payable to him during such period. The agreements do not provide for termination by Hach other than for disability or for Cause. "Cause" means any of the following acts by the executive officer: fraud, conviction of a crime involving moral turpitude, a material breach of the terms of the employment agreement, or defalcation or other similar dishonesty involving the operations, funds or other assets of Hach or its subsidiaries. Each agreement includes a covenant by the executive officer providing that if his employment terminates for any reason he will not for the following twelve months engage directly or indirectly in any business competitive with Hach.

   It is presently estimated, based upon certain assumptions and data available as of a recent date, that, if the employment of those executive officers of Hach who have change of control employment agreements was terminated immediately following the merger under circumstances entitling those persons to severance benefits under those employment agreements, those persons would be entitled to cash severance payments, excluding benefits, under these agreements of approximately $3,297,000 in the aggregate. None of these agreements provides for any gross-up payments.

   On April 30, 1998, in connection with the acquisition of Environmental Test Systems, Inc. ("ETS"), the Company entered into an employment agreement with Mark Stephenson, the President of ETS, who also became a Vice President of Hach at that time. The initial term of the employment agreement is for the period ending April 30, 2001 and is automatically renewed annually for one year unless either party gives five months' prior written notice of termination. Mr. Stephenson is to receive a base salary of $155,000, which may be increased but not decreased by the Board of Directors, and is entitled to participate in Hach's employee benefit plans, practices and programs, to the extent eligible. If the agreement terminates because of the death of Mr. Stephenson or if Hach terminates Mr. Stephenson's employment due to a disability, Mr. Stephenson, or his designated beneficiary, is entitled to his base salary through the end of the month in which such termination of employment occurs and a pro rated bonus. If Hach terminates Mr. Stephenson's employment for Cause, Mr. Stephenson is entitled to his base salary through the date of such termination of employment. This agreement does not provide for termination of employment by Hach other than for Cause or disability. Through the first anniversary of any termination of employment, Mr. Stephenson has agreed not to compete with Hach or its affiliates or to solicit any customers or employees of Hach or its affiliates.

   "Cause" generally means any of the following acts by Mr. Stephenson: a breach of a material provision of the employment agreement which is not cured within ten days after receipt of notice from Hach, the failure to comply with any written policy of the Hach or its affiliates which is not cured within 10 days of receiving notice from Hach, the appropriation of a business opportunity of Hach or its affiliates, the misappropriation of any funds of Hach or its affiliates, a conviction of or plea of guilty or no contest to any criminal offense which involves dishonesty or breach of trust or any willful conduct that is demonstrably and materially injurious to the reputation of Hach or its affiliates. A termination for Cause requires a good faith determination of the Board of Directors of Hach that one of the above acts occurred.

Effective Time of the Merger

   As soon as practicable on or after the closing of the merger, which closing shall occur no later than the second business day after satisfaction or waiver of all of the conditions to the merger, the merger will become effective upon filing of the certificate of merger with the Secretary of State of the State of Delaware or on such later date and time as may be specified in the certificate of merger. The time at which the merger becomes effective is referred to in this document as the "Effective Time." See "The Merger Agreement--Conditions."

Certificate of Incorporation and Bylaws

   At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the surviving corporation (except that the certificate of incorporation shall be amended at the Effective Time to provide that the name of the surviving corporation will be "Hach Company") until thereafter changed or amended as provided in the certificate of incorporation or by applicable law.

   At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the surviving corporation, until thereafter changed or amended as provided in the bylaws or by applicable law.

   The merger agreement provides that the certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification and exculpation from liability set forth in Hach's restated certificate of incorporation and bylaws on the date of the merger agreement. These provisions may not be amended, repealed or otherwise modified for a period of six years following the Effective Time in any manner that would adversely affect the rights of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Hach, unless the modification is required by law. See "The Merger Agreement--Covenants."

Material Federal Income Tax Consequences

   The following discussion is a summary description of the material U.S. federal income tax consequences of the merger applicable to Hach stockholders that are U.S. persons. This summary is not a complete description of all of the potential tax effects of the merger and is based on the Internal Revenue Code, as amended, Treasury Regulations, Internal Revenue Service rulings and judicial opinions, all as in effect on the date of this information statement/prospectus. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion, which is not binding on the Internal Revenue Service or the courts. Each Hach stockholder's individual circumstances may affect the tax consequences of the merger to such Hach stockholder, and the particular facts or circumstances of a Hach stockholder that may so affect the consequences are not considered below. This summary is not intended to apply to Hach stockholders in special situations, such as dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, tax-exempt organizations, insurance companies, persons holding shares of Hach common stock or shares of Danaher common stock as part of a hedging, straddle, conversion, constructive sale or other integrated transaction, non-U.S. persons, persons whose functional currency is not the U.S. dollar, persons subject to the U.S. alternative minimum tax, persons who acquired shares of Hach common stock pursuant to an employee stock option or otherwise as compensation, and persons who do not hold shares of Hach stock as capital assets within the meaning of Section 1221 of the Code. In addition, no information is provided below with respect to the tax consequences of the merger under state, local, or foreign laws or any federal laws other than those pertaining to the income tax. Consequently, each Hach stockholder is advised to consult a tax advisor as to the specific tax consequences of the merger to such Hach stockholder.

   It is a condition to the obligation of Hach to consummate the merger that Hach receive an opinion from McBride Baker & Coles, special tax counsel to Hach, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that neither Hach nor any of the stockholders of Hach will recognize any gain or loss for federal income tax purposes as a result of the merger or receipt of the merger consideration, except with respect to any cash received in lieu of a fractional share interest. The treatment of cash received in the merger in lieu of a fractional share interest is discussed below.

   It is a condition to the obligation of Danaher to consummate the merger that Danaher receive an opinion from Wachtell, Lipton, Rosen & Katz, special tax counsel to Danaher, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

   In rendering the opinions described above, counsel may rely upon and require, in form and substance reasonably acceptable to them, factual representations, including those contained in certificates of officers of Hach, Danaher, and Merger Sub. Each of Hach and Danaher will not waive the condition that they receive the opinions of special tax counsel described above prior to consummating the merger without first recirculating revised information statement materials if the tax opinions are not received by them and they determine that the U.S. federal income tax consequences to the Hach shareholders would materially differ from those described in this information statement/prospectus.

   Based upon and subject to the foregoing, it is the opinion of McBride Baker & Coles and Wachtell, Lipton, Rosen & Katz that the merger will qualify as a reorganization under the Code with the consequences set forth above. Accordingly, the aggregate tax basis of the Danaher common stock received by Hach stockholders in the merger will be the same, in each instance, as the aggregate tax basis of the Hach stock surrendered in exchange therefor, excluding any basis allocable to fractional share interests in Danaher common stock for which cash is received. In addition, the holding period of the shares of Danaher common stock received by Hach stockholders in the merger will include the period during which the shares of Hach stock surrendered in exchange therefor were held, provided that such shares of Hach stock were held as capital assets at the Effective Time.

   A Hach stockholder who receives cash in the merger in lieu of a fractional share interest in Danaher common stock will be treated as having received the fractional share interest and then having sold such interest for the cash received. This sale will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of the Hach stock allocable to such fractional share interest. This gain or loss will be capital gain or loss, provided that the Hach stock was held as a capital asset at the Effective Time. In addition, in the case of an individual Hach stockholder, any such capital gain will be subject to a maximum federal income tax rate of 20% if the stockholder's holding period in the Hach stock was more than 12 months.

Accounting Treatment

   It is expected that the merger will be accounted for as a "pooling of interests" transaction for accounting and financial reporting purposes. Under such method of accounting, Hach stockholders and Danaher stockholders will be deemed to have combined their existing voting common stock interests by virtue of the exchange of shares of Hach stock for Danaher common stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of Hach and Danaher, as reported on its respective consolidated balance sheet, will be carried over to the consolidated balance sheet of Danaher, and no goodwill will be created.

   In the merger agreement, Hach, Danaher and Merger Sub have agreed to use all reasonable efforts to cause the merger to qualify, and not to take any actions which the party knows or has reason to know could prevent the merger from qualifying, for pooling-of-interests treatment. Hach further agreed that it will use all reasonable best efforts to secure the waiver of any limited stock appreciation rights or other rights to redeem for cash options or warrants of Hach by each holder thereof and, subject to the prior consent of Danaher, which shall not be unreasonably withheld, take such other actions as are necessary to cure any facts or circumstances that could prevent the merger from qualifying for pooling-of-interests accounting treatment, including by reissuing tainted treasury shares as Danaher may approve. It is a condition to completion of the merger that Danaher receive a letter from Arthur Andersen LLP, as independent auditor of Danaher, to the effect that the merger is required to be accounted for as a pooling of interests. In order to facilitate the treatment of the merger as a "pooling of interests" and, therefore, to facilitate the satisfaction of this condition and the covenants described above, Hach will sell approximately 1.9 million shares of Hach common stock and approximately
2.3 million shares of Hach Class A common stock prior to the completion of the merger.

   The unaudited pro forma financial information contained in this information statement/prospectus has been prepared using the "pooling of interests" accounting method to account for the merger. See "Summary Historical and Unaudited Pro Forma Financial Information" and "Unaudited Pro Forma Combined Financial Information."

Regulatory Approvals

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), we may not complete the merger unless certain filings have been submitted to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission, and certain waiting period requirements have expired or are otherwise earlier terminated by the Antitrust Division and the Federal Trade Commission. On June 4, 1999, Hach and Danaher withdrew and resubmitted the required filings to the Antitrust Division and the Federal Trade Commission. The waiting period under the HSR Act is expected to expire on July 4, 1999, unless earlier terminated or extended by a request for additional information or documentary materials.

   The Antitrust Division and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the completion of the merger, the Antitrust Division or the Federal Trade Commission could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Hach or Danaher. Hach and Danaher believe that the completion of the merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if a challenge is made, what the result will be.

   In addition, under the laws of certain foreign nations, we may not complete the merger unless certain filings are made with these nations' antitrust regulatory authorities and these authorities approve or clear the merger. In particular, on May 21, 1999, Danaher notified the German Federal Cartel Office. Hach and Danaher expect that the merger will not violate any foreign antitrust laws and that all the foreign antitrust regulatory authorities whose approval or clearance is required will approve or clear the merger.

Listing of Shares of Danaher Common Stock on the NYSE

   In the merger agreement, Danaher has agreed to use all reasonable efforts to cause the shares of Danaher common stock which are to be issued pursuant to the merger agreement and upon exercise of options granted to employees of Hach and its subsidiaries to be listed for trading on the New York Stock Exchange, Inc. (the "NYSE"). Such authorization for listing is a condition to the obligations of Danaher, Merger Sub and Hach to consummate the merger.

Resale of Shares of Danaher Common Stock Issued in the Merger; Affiliates

   The shares of Danaher common stock to be issued to Hach stockholders in connection with the merger and pursuant to the agreement and plan of reorganization will be freely transferable under the Securities Act, except for shares of Danaher common stock issued to any person deemed to be an affiliate of Hach for purposes of Rule 145 under the Securities Act at the time of the execution and delivery of the written consent by the controlling stockholders on April 21, 1999. Those affiliates may not sell their shares of Danaher common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

   Pursuant to the merger agreement, Hach has delivered to Danaher a letter identifying all persons who at the time of the execution and delivery of the written consent may be deemed to be affiliates under Rule 145 or under applicable Commission accounting releases with respect to pooling-of-interests accounting treatment. Hach has further agreed to use all reasonable efforts to cause each person who is so identified as an affiliate in such letter to deliver to Danaher on or prior to the date which is 30 days prior to the Effective Time a written agreement that such affiliate will not sell, pledge, transfer or otherwise dispose of any Danaher common stock received in the merger in violation of the Securities Act, and that such affiliate will not sell any shares of Danaher common stock or any shares of Hach stock or otherwise reduce such affiliate's risk relative to any shares of Danaher common stock until after such time as consolidated financial statements which reflect at least 30 days of post-merger operations have been published by Danaher in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations. Receipt by Danaher of such a written agreement from each person who may be deemed to be an affiliate of Hach for Rule 145 or pooling-of-interests purposes is a condition to Danaher's obligation to close the merger. Kathryn C. Hach Darrow and Bruce J. Hach delivered their own affiliate letters on April 21, 1999. See "The Merger Agreement--Covenants;" "The Merger Agreement--Conditions."

No Appraisal Rights

   Under Delaware law, stockholders in a public company are not generally entitled to appraisal rights in a merger if the consideration they receive in the merger consists only of shares listed on a national securities exchange and cash in lieu of fractional shares. Accordingly, holders of Hach stock are not entitled to appraisal rights in connection with the merger because the shares of both Hach common stock and Hach Class A common stock are designated as Nasdaq National Market securities and the shares of Danaher common stock are listed on the NYSE and the Pacific Exchange.

                              THE MERGER AGREEMENT

   In this section of the information statement/prospectus, we describe the material provisions of the merger agreement. We have attached a copy of the merger agreement as Appendix A to this information statement/prospectus and incorporate the merger agreement into this information statement/prospectus by reference. The summary of the merger agreement we provide below is qualified in its entirety by reference to the merger agreement. We encourage you to read the merger agreement because it is the legal document that governs the merger.

The Merger

   Under the terms and subject to the conditions set forth in the merger agreement, Merger Sub will merge with and into Hach, with Hach continuing as the surviving corporation. The surviving corporation will be a wholly owned subsidiary of Danaher after the merger.

Consideration To Be Received In The Merger; Exchange Ratio

   At the time of the merger, each outstanding share of Hach common stock and Hach Class A common stock, other than shares held by Hach, any of its subsidiaries, Danaher and Merger Sub, will be converted into the right to receive a fraction of a validly issued, fully paid and nonassessable share of Danaher common stock equal to the Exchange Ratio of .2987. The Exchange Ratio may be subject to adjustment, as follows:

  . If the Average Danaher Stock Price (as defined below) is less than $57.09, Hach may call off the merger, provided that if Hach does so call off the merger and on or before the second trading day following the Determination Date (as defined below), Danaher agrees to increase the Exchange Ratio to equal a fraction, the numerator of which is the product of $57.09 and the then current Exchange Ratio and the denominator of which is the Average Danaher Stock Price, then the merger agreement will not be terminated.

  . If the Average Danaher Stock Price (as defined below) is more than $73.41, Danaher may call off the merger, provided that if Danaher does so call off the merger and on or before the second trading day following the Determination Date (as defined below), Hach agrees to decrease the Exchange Ratio to equal that fraction, the numerator of which is the product of $73.41 and the then current Exchange Ratio and the denominator of which is the Average Danaher Stock Price, then the merger agreement will not be terminated.

   For purposes of the merger agreement, the "Average Danaher Stock Price" is the average of the daily last sale prices for a share of Danaher common stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen consecutive trading days ending at the close of trading on the date the last of the mutual closing conditions of the parties set forth in the merger agreement are satisfied (or, if such date is not a trading date for Danaher common stock, the immediately preceding trading date) (the "Determination Date").

   Treatment of Hach Stock Held by Hach, Danaher and Merger Sub. Each share of Hach stock owned by Hach as treasury stock, by its subsidiaries or by Merger Sub will be automatically canceled and retired in the merger and will cease to exist, and no securities of Danaher or other consideration will be delivered in exchange for those shares. Each share of Hach stock owned by Danaher immediately prior to the Effective Time will be converted into and exchanged for one hundred thousandth of a fully paid and non assessable share of common stock of the surviving corporation.

Procedures For Surrender Of Hach Certificates; Fractional Shares

   Surrender of Hach Certificates. As soon as reasonably practicable after the Effective Time, SunTrust Bank, Atlanta, Georgia, Danaher's exchange agent for the merger, will send a letter of transmittal and instructions with respect to the surrender by Hach stockholders of their Hach stock certificates to each former Hach stockholder.

   Upon surrender by the Hach stockholders of their stock certificates representing shares of Hach stock together with a duly executed letter of transmittal and other documents, the Hach stockholders will be entitled to receive stock certificates representing whole shares of Danaher common stock which such holder has the right to receive pursuant to the merger agreement in respect of shares of Hach stock formerly evidenced by such Hach certificate, together with a cash payment in lieu of fractional shares, if any.

   After the merger, until so surrendered to the exchange agent, each certificate that previously represented shares of Hach stock will represent only the right to receive upon surrender a certificate evidencing whole shares of Danaher common stock into which such shares of Hach stock were converted in the merger and cash in lieu of fractional shares of Danaher common stock, if any, as described below.

   Holders of certificates previously representing shares of Hach stock will not be paid dividends or other distributions payable to holders of record of shares of Danaher common stock as of any record date after the Effective Time, until their certificates are surrendered to the exchange agent. When their certificates are surrendered, any unpaid dividends with a record date after the Effective Time but prior to such surrender with respect to whole shares of Danaher common stock and any cash in lieu of fractional shares of Danaher common stock payable as described below will be paid without interest.

   We will close Hach's stock transfer books at the Effective Time, and no further transfers of shares of Hach stock will be recorded on its stock transfer books. If a transfer of ownership of Hach stock that is not registered in the transfer records of Hach has occurred, a certificate representing the proper number of shares of Danaher common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with a cash payment in lieu of fractional shares, if any, and payment of dividends or distributions, if any, so long as the Hach stock certificates are accompanied by all documents required to evidence and effect the transfer, the person requesting such payment pays any transfer or other taxes required by reason of the issuance of shares of Danaher common stock or establishes to Danaher's satisfaction that such taxes have been paid.

   Fractional Shares. No fractional share of Danaher common stock will be issued to any Hach stockholder upon surrender of certificates previously representing Hach stock. Instead, the exchange agent will pay to each of those stockholders an amount in cash determined by multiplying the fractional share interest to which the holder would otherwise be entitled by the closing sale price of a share of Danaher common stock on the NYSE composite tape on the last trading day prior to the Effective Time.

Representations And Warranties

   Danaher, Merger Sub and Hach have made representations and warranties in the merger agreement relating to, among other things:

  .  their corporate organization, qualification, standing and power;

  .  their capital structures;

  . the authorization, execution, delivery, and enforceability of the merger agreement and related matters;

  . required consents, approvals, orders and authorizations of governmental authorities relating to, and non-contravention of certain agreements as a result of, the merger agreement;

  . documents filed by each of Danaher and Hach with the SEC and the accuracy of the information contained in such documents;

  . absence of certain material changes or events with respect to Hach since April 30, 1998 and with respect to Danaher since January 1, 1999;

  .  litigation;

  .  compliance with applicable laws, permits and licensing requirements;

  . treatment of the merger as a pooling-of-interests for accounting purposes;

  .  qualification of the merger as a reorganization for tax purposes;

  . engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the merger agreement; and

  . accuracy of information to the provided in this information statement/prospectus.

   The merger agreement also contains certain representations and warranties of Hach, relating to, among other things:

  .  its subsidiaries and its investments in other companies;

  .  the absence of undisclosed liabilities;

  .  board approval of the merger agreement and the merger;

  . required stockholder vote in connection with the merger agreement and the merger;

  .  employee benefit plans and ERISA compliance;

  .  environmental matters;

  .  taxes and tax returns;

  .  absence of excess parachute payments;

  .  contracts and debt instruments;

  .  intellectual property;

  .  labor agreements;

  .  the opinion of its investment banker;

  . inapplicability of Section 203 of the Delaware General Corporation Law and other state takeover laws; and

  .  "Year 2000" compliance.

   The merger agreement also contains the representation and warranty of Danaher and Merger Sub regarding the purpose and operations of Merger Sub.

   The representations and warranties made by the parties to the merger agreement will not survive the Effective Time, but they form the basis of a condition to closing regarding the obligations of Danaher and Merger Sub, on the one hand, and Hach, on the other hand.

Covenants

   Conduct of Business.

  . Hach. Hach has agreed in the merger agreement that during the period from the date of the merger agreement and continuing until the Effective Time or the termination of the merger agreement, Hach will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings them. In addition, Hach has agreed to certain customary restrictions on the conduct of its business with regard to matters relating to: (1) dividends and changes in capital stock, (2) stock options and stock issuances, (3) amendments to organizational documents, (4) mergers, consolidations and acquisitions of assets,
     (5) sales and like transfers of assets, (6) incurrence of indebtedness,
     (7) capital expenditures, (8) tax matters, (9) settlement of actions,
     (10) compensation and employee benefits, (11) material contracts, and
     (12) other material actions.

  . Danaher. Danaher has agreed in the merger agreement that during the period from the date of the merger agreement and continuing until the Effective Time or the termination of the merger agreement, Danaher will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve their relationships with customers, suppliers and others having business dealings them, provided that the foregoing will not prevent them from disposing of or acquiring any assets or businesses or entering into any financing transactions if such action is, in the judgment of Danaher, desirable in the conduct of the business of Danaher and its subsidiaries. In addition, Danaher has agreed to certain customary restrictions on the conduct of its business with regard to matters relating to: (1) dividends and changes in capital stock, (2) amendments to organizational documents, and (3) other related material actions.

  . Further agreements. Each of Danaher and Hach has agreed not to take any action that would result in any of the representations of such party in the merger agreement becoming untrue.

   No Solicitation. Hach has agreed that it will not and will not permit any of its subsidiaries to, nor will it authorize or permit any officer, director, advisor, representative of Hach or any of its subsidiaries to:

  . solicit, encourage, or facilitate the submission of any proposal for a merger or other business combination involving Hach or any of its subsidiaries or any acquisition of any capital stock or any significant amount of the assets of Hach or any of its subsidiaries; or

  . engage in discussions regarding, or provide any information to any person with respect to, or take any other action to facilitate any inquiries that constitute, or may reasonably be expected to lead to, any business combination or like transaction.

   Hach agreed to terminate any such existing discussions or negotiations with respect to any such proposals (of which there were none) and to request the return or destruction of any confidential information provided to any other party in connection with any such discussion during the last 12 months. In addition, Hach has agreed to notify Danaher promptly if it receives such a proposal and provide Danaher with the material terms of the proposal and the identity of the person making the proposal, and to keep Danaher informed on a current basis of the status and details of any such request or proposal.

   Benefit Plans and Employee Matters in General. In the merger agreement, Danaher agreed with Hach that following the merger it will cause the surviving corporation to honor, the employment, severance and bonus agreements and arrangements to which Hach is a party as of the merger. As a general rule, Hach employees who continue employment after the effective time of the merger will receive credit for pre-merger service for purposes of eligibility and vesting (but not benefit accrual).

   In the merger agreement, Danaher also agreed with Hach that:

  . for the period ending December 31, 1999, the surviving corporation shall continue the compensation and employee benefit and welfare plans and programs of Hach to the extent practicable as in effect on the date of the merger; and

  . from and after January 1, 2000, the surviving corporation will provide the employees of Hach and its subsidiaries at the time of the merger as a whole (1) compensation (including bonus and incentive awards) programs and plans and (2) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are substantially the same as or not materially less favorable in the aggregate to such employees than those generally in effect with respect to similarly situated employees of Danaher.

Certain Hach plans will be affected by the merger as described in the following paragraphs.

   Hach Stock Options. In the merger agreement, Hach and Danaher agreed to take all necessary action to provide that at the time of the merger, all stock options under any Hach stock option or stock appreciation rights plan will be canceled and each holder of a stock option, whether or not then exercisable, shall receive with respect to such stock option or right, that number of whole shares of Danaher common stock equal to (1) the fair value of such stock option divided by (2) the Average Danaher Stock Price. Hach agreed to use its reasonable best efforts to receive any consents that may be necessary to cancel the options in exchange for shares of Danaher common stock.

   For purposes of the merger agreement, the "fair value of such stock option" is equal to the product of (x) the number of shares of Hach stock subject to such stock option and (y) the excess, if any, of (A) the product of the Exchange Ratio at the time of completion of the merger and the Average Danaher Stock Price over (B) the exercise price of such stock option. The calculation of the Average Danaher Stock Price is described at "--Consideration to Be Received in the Merger; Exchange Ratio."

   Hach Deferred Compensation Plan. Each of those participants in the Hach Deferred Compensation Plan who are eligible to participate in Danaher's Executive Deferred Incentive Program ("EDIP") will have ten days following the merger to elect to transfer his or her Hach Deferred Compensation Plan account balance to an EDIP account as of December 31, 2000. The Hach Deferred Compensation Plan will terminate on December 31, 2000, and account balances for those persons who do not participate in the EDIP (or who have not elected to transfer such account balances to EDIP accounts) will be paid to such individuals in cash promptly.

   Hach Employee Stock Purchase Plan. Hach will amend its Employee Stock Purchase Plan so that the current offering period will end prior to the merger. No other offers will be made under this plan.

   Insurance and Indemnification. For three years after the merger, Danaher will maintain in effect Hach's current directors' and officers' liability insurance (or policies containing substantially similar coverage) covering acts or omissions occurring prior to and as of the effective time of the merger. Danaher and its subsidiaries will not, however, be required to pay, in total, an annual premium for the insurance described in this paragraph in excess of 200% of the current annual premium paid by Hach for its existing coverage prior to merger. However, if the annual premiums of that insurance coverage exceed that amount, Danaher will be obligated to obtain a policy with the best coverage available for a cost up to but not exceeding that amount.

   If the merger is completed, the certificate of incorporation and by-laws of the surviving corporation shall contain the provisions of Hach's certificate of incorporation and by-laws in effect as of the date of the merger agreement affecting the indemnified parties' rights to indemnification, limitation of liability and advancement of expenses will survive the completion of the merger and will continue in full force and effect for a period of six years. Such provisions may not be amended, repealed or modified in any manner that would adversely affect the rights of those individuals who at the time of the merger were directors, officers, employees or agents of Hach, unless such modification is required by law. Danaher has agreed to cause the surviving corporation to honor its indemnification obligations to such persons.

   Fees and Expenses. Pursuant to the merger agreement, whether or not the merger is completed, Danaher and Hach will pay their own costs and expenses incurred in connection with the merger and the merger agreement, and not the other's.

   Tax Treatment. The merger agreement provides that Danaher, Merger Sub and Hach must use all reasonable efforts to ensure that the merger qualifies, and will not take any actions which that party knows or has reason to know could prevent the merger from qualifying, as a tax free reorganization under Section 368(a) of the Internal Revenue Code.

   Accounting Treatment. In the merger agreement, Danaher, Merger Sub and Hach have agreed to use all reasonable efforts to cause the merger to, and will not take any actions which that party knows or has reason to know could prevent the merger from qualifying, for pooling-of-interests treatment.

   Public Announcements. Danaher, Merger Sub and Hach have agreed to consult with one another before issuing, and provide each other the opportunity to review and comment upon the text of, any press release or public statement relating to the transactions contemplated by the merger agreement and shall not make any such statement prior to consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

   All Reasonable Efforts. Subject to the terms of the merger agreement, each party has agreed to use all reasonable efforts to take or cause to be taken all actions necessary, proper or advisable under applicable law to complete in the most expeditious manner possible the merger and other transactions contemplated in the merger agreement including:

  . making all necessary registrations and filings with all third parties and governmental entities;

  . obtaining all necessary consents, approvals or waivers from third parties; and

  . executing and delivering all additional instruments necessary to complete the transactions contemplated by, and to carry out the purpose of, the merger agreement.

   We have also agreed to supply additional information that may be requested pursuant to the HSR Act promptly and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and in connection with other required consents as soon as practicable.

   Additional Covenants. The merger agreement provides for additional covenants relating to, among other things, the preparation and filing of this information statement/prospectus and the related registration statement on Form S-4, the convening of a meeting of the Hach stockholders if requested by Danaher, access to information and confidentiality, notifying the other parties of certain breaches of representations and certain failures to comply with the covenants of the merger agreement, and the delivery of information about and letters from certain affiliates of Hach.

Conditions

   The obligations of each party to the merger agreement to complete the merger are subject to the satisfaction or waiver of various conditions on or before the Effective Time completed, which include, in addition to other customary closing conditions, the following:

  . no litigation brought by any governmental entity seeking to enjoin completion of the merger, and no order, executive order, stay, decree, judgment or injunction or statute, rule or regulation shall be in effect that prohibits the completion of the merger;

  . any waiting period applicable to the merger under the HSR Act shall have terminated or expired;

  . the registration statement on Form S-4 of which this information statement/prospectus is a part shall have been declared effective and shall not be the subject of any stop order, and any proceedings shall not have been brought or threatened by the SEC for that purpose;

  . the Danaher common stock issuable to Hach stockholders pursuant to the merger agreement shall be approved for listing on the NYSE, subject to official notice of issuance; and

  . all authorizations, consents, approvals, waivers or orders required to be obtained, and all filings, notices and declarations required to be made, by Danaher, Merger Sub and Hach prior to the completion of the merger and the related transactions shall have been obtained from, and made with, all required governmental entities except for such authorizations, consents, filings, approvals, waivers, orders, notices or declarations the failure to obtain or make would not have a material adverse effect, at or after the Effective Time, on Hach or Danaher.

   Except as may be waived in writing by Hach, the obligation of Hach to effect the merger is also subject to the satisfaction of the following conditions:

  . the representations and warranties of Danaher in the merger agreement (when read to exclude any qualification or exception as to materiality or material adverse effect) shall be true and correct as of the closing date of the merger except for such failures to be true and correct which could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Danaher or Hach, provided that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such particular date; Hach shall have received a certificate executed on behalf of Danaher by the Chief Executive Officer of Danaher to such effect;

  . Danaher shall have performed in all material respects all covenants required to be performed by it under the merger agreement at or prior to the closing date of the merger;

  . Hach shall have received an opinion of McBride Baker & Coles, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code, and that neither Hach nor any of the shareholders of Hach will recognize any gain or loss for federal income tax purposes as a result of the merger or receipt of the merger consideration, except with respect to any cash received in lieu of a fractional share interest; and

  . Danaher shall have signed and delivered the registration rights agreement.

   Except as may be waived in writing by Danaher and Merger Sub, the obligation of Danaher and Merger Sub to effect the merger is also subject to the satisfaction of the following conditions:

  . the representations and warranties of Hach in the merger agreement (when read to exclude any qualification or exception as to materiality or material adverse effect) shall be true and correct as of the closing date of the merger except for such failures to be true and correct could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Hach or Danaher provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such particular date; Danaher shall have received a certificate executed on behalf of Hach by the Chief Executive Officer and Chief Financial Officer of Hach to such effect;

  . Hach shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

  . Danaher shall have received an opinion of Wachtell, Lipton, Rosen & Katz to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  . Danaher shall have received a letter from Arthur Andersen LLP to the effect that the merger is required to be accounted for as a pooling-of-interests by Danaher under generally accepted accounting principles;

  . Hach has obtained the consent or approval of each person whose consent or approval is required in connection with the merger under all loan or credit agreements, notes, lease or other agreements or instruments to which Hach or any subsidiary is a party, except as would not have a material adverse effect on Hach prior to the Effective Time and on Danaher after the Effective Time; and

  . Danaher has received from each person who is identified as an "affiliate" of Hach an agreement to comply with restrictions on such affiliates pursuant to Rule 145 under the Securities Act and under the pooling of interests accounting treatment rules.

Termination

   The merger agreement provides that prior to the Effective Time, the merger agreement may be terminated:

  .  by mutual written consent of Danaher and Hach;

  .  by either Danaher or Hach if:

    (1) we do not complete the merger on or before October 31, 1999, except that a party may not terminate the merger agreement for this reason if its failure to fulfill its obligations is the cause of the merger not being completed by October 31, 1999;

    (2) any governmental entity issues a final non-appealable order, decree or ruling or has taken any other action that makes the merger illegal or permanently prohibits the completion of the merger; or

    (3) there has been a material breach by the other party of any of the other's representations, warranties, covenants or agreements contained in the merger agreement, which breach would result in the failure to satisfy the conditions regarding covenants and representations, and such breach is incapable of being cured by October 31, 1999.

  .  by Hach, if

    (1) at the close of business on the Determination Date if the Average Danaher Stock Price is less than $57.09;

    (2) Hach elects to terminate the merger agreement for such reason; and

    (3) on or before the end of the second trading day after the Determination Date, Danaher has not elected to increase the Exchange Ratio to equal that fraction of a share of Danaher common stock (rounded to four decimal points), the numerator of which is the product of $57.09 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Danaher Stock Price.

  .  by Danaher, if

    (1) at the close of business or on the Determination Date, the Average Danaher Stock Price is more than $73.41;

    (2) Danaher elects to terminate the merger agreement for such reason;
        and

    (3) on or before the end of the second trading day after the Determination Date, Hach has not elected to decrease the Exchange Ratio to equal that fraction of a share of Danaher common stock (rounded to four decimal points), the numerator of which is the product of $73.41 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Danaher Stock Price.

   Hach may elect not to terminate the merger agreement even if the Danaher Average Stock Price falls below $57.09 per share or not to decrease the Exchange Ratio if Danaher terminates the merger agreement if the Danaher Average Stock Price rises above $73.41. In determining whether to elect to terminate the merger agreement or to lower the Exchange Ratio in these circumstances, the Hach Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, whether it believes Danaher is prepared to increase the Exchange Ratio, the market for comparable stocks in Hach's industry, the relative value of shares of Danaher common stock in the market, and the advice of its legal advisors and investment banker. By their approval of the merger agreement in the written consent, Hach stockholders have authorized the Hach Board to determine, in the exercise of its fiduciary duties, to (1) proceed with the merger even though the value received per share of Hach stock is less than $17.05 because the Danaher Average Stock Price is below $57.09 and (2) allow Danaher to terminate the merger (and not to lower the Exchange Ratio) because the Danaher Average Stock Price is more than $73.41 even though the value to be received per share of Hach stock would be at least $21.93 based upon the Average Danaher Stock Price.

Amendments

   The parties to the merger agreement may amend the merger agreement, provided that any amendment that by law or in accordance with the rules of any relevant stock exchange requires further approval by the Hach stockholders will not be made without the further approval of those stockholders. Any amendment will be in writing.

Extension; Waiver

   The merger agreement permits Hach and Danaher to extend the time for performance of any of the obligations of the other party, to waive any inaccuracies in the representations of the other party and, subject to the provision described in "--Amendment," waive compliance with any of the agreements or conditions contained in the merger agreement.

                                OTHER AGREEMENTS

   The descriptions of the stockholders support agreement, the registration rights agreement and the agreement and plan of reorganization set forth below do not purport to be complete and are qualified in their entirety by reference to those agreements. A copy of the stockholders support agreement is attached as Appendix B to this information statement/prospectus and is incorporated by reference herein. A copy of the form of registration rights agreement is attached as Appendix D to this information statement/prospectus and is incorporated by reference herein. A copy of the agreement and plan of reorganization is attached as Appendix E to this information statement/prospectus and is incorporated by reference herein.

Stockholders Support Agreement

   Agreement to Support Transaction. Concurrently with the execution of the merger agreement, Danaher and the controlling stockholders, Mrs. Hach-Darrow and Mr. Hach, entered into a stockholders support agreement. Mrs. Hach-Darrow has served as the Chairman of Hach since 1988 and served as the Chief Executive Officer of Hach from 1988 to 1998. As of June 9, 1999, Mrs. Hach-Darrow held 4,546,990 shares of Hach common stock and 4,541,647 shares of Hach Class A common stock. After the merger, Mrs. Hach-Darrow will hold approximately 2% of the outstanding shares of Danaher common stock. Mr. Hach has served as Chief Executive Officer of Hach since 1998 and has served as President of Hach since 1988. Prior to serving as Chief Executive Officer, Mr. Hach was the Chief Operating Officer of Hach since 1988. As of June 9, 1999, Mr. Hach held 247,689 shares of Hach common stock and 237,284 shares of Hach Class A common stock. Pursuant to the stockholders support agreement, each controlling stockholder agreed to execute and deliver, in accordance with Section 228 of the DGCL, a written consent of Hach stockholders without a meeting, with respect to all shares of Hach stock that such stockholder had the right to vote, to approve and adopt the merger agreement and the merger. On April 21, 1999, promptly after the execution and delivery of the merger agreement, each controlling stockholder executed the written consent and delivered it to Hach. As a result, no further vote or action by Hach's public stockholders is necessary to effect the merger, except as may arise if certain amendments are proposed to be made to the merger agreement that under the DGCL require stockholder approval. As of April 21, 1999, the date the written consent was signed, the controlling stockholders owned approximately 53% of the voting power of Hach stock. A copy of the written consent is attached as Appendix C to this information statement/prospectus and is incorporated by reference herein.

   In addition to delivering such written consent, each of the controlling stockholders agreed in the stockholders support agreement to deliver any additional written consents with respect to, or to vote, in person or by proxy, all shares of Hach stock or other voting securities owned by such controlling stockholder or her or his affiliates in favor of approval and adoption of the merger agreement, the merger, and any action required in furtherance thereof, and against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of Hach contained in the merger agreement. Each controlling stockholder further agreed that she or he would not, and would not permit any of her or his affiliates to, contract to sell, sell or otherwise pledge, encumber, transfer or dispose of any shares of Hach stock without giving prior written notice to Danaher and in any event if such transaction could reasonably be expected to jeopardize Danaher's ability to account for the merger as a pooling of interests.

   Pursuant to the stockholders support agreement, each controlling stockholder also agreed that she or he and her or his affiliates will cooperate fully with Danaher in connection with the merger agreement and the transactions contemplated thereby, and that he or she and his or her affiliates will not, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party (other than Danaher) concerning any business combination, sale of a significant amount of assets, or other alternative transaction, that he or she will terminate any current discussions and negotiations, and that he or she will notify Danaher of any alternative transaction and the identity of any third party making such proposal for an alternative transaction.

   The stockholder support agreement terminates upon the first to occur of the merger or termination of the merger agreement in accordance with its terms.

   Covenant Not to Compete. The stockholders support agreement further provides that each controlling stockholder will not carry on or participate in business similar to or in competition with any business conducted by Hach or assist or advise any other person in such business, in each instance for a period of three years after the Effective Time. The controlling stockholders also agreed that for a five year period commencing at the Effective Time that each of them would not lend or allow her or his name or reputation to by used in or to promote any business related to Hach's businesses other than for the benefit of Danaher and its affiliates or solicit or divert from Danaher and its affiliates any business constituting, or any customer of, or any supplier of, any part of the businesses then conducted by Hach, Danaher or any of their affiliates.

   Covenant Not to Solicit. Pursuant to the stockholders support agreement, each controlling stockholder also agreed for a period of five years commencing at the Effective Time not to induce or attempt to induce any person (1) engaged or employed or within the prior 12 months by Hach or its affiliates to leave the employ of Hach or its affiliates or in any other manner seek to contract for the services of any such person in any capacity or (2) who is or has been within the prior 12 months a customer or supplier with respect to any business of Hach to interfere, in any way, directly or indirectly, with the business relationship between Hach and any of is affiliates and any such customer.

Registration Rights Agreement

   Concurrently with the execution of the merger agreement, Danaher and Mrs. Hach-Darrow agreed to a form of registration rights agreement, pursuant to which, during the period commencing on the Effective Time and ending on the first anniversary of the Effective Time (the "Registration Period"), Mrs. Hach-Darrow shall have the right to request that Danaher register for sale under the Securities Act all or a part of the Danaher common stock she acquires in the merger and any securities issued or issuable to Mrs. Hach-Darrow in connection with a stock dividend, stock split, reorganization, merger or similar transaction in respect of any shares of Danaher common stock she acquires in the merger. Mrs. Hach-Darrow is entitled to make one request to register these shares of Danaher common stock during the Registration Period.

   The proposed registration rights agreement provides that Danaher may include in the registration requested by Mrs. Hach-Darrow other securities for sale for its own account or for the account of any other person, subject to certain restrictions if marketing factors limit the number of shares to be included in such registration. Under the registration rights agreement, Danaher is not obligated to register any securities on a "shelf" registration statement pursuant to Rule 415 under the Securities Act (or any successor provisions of the Securities Act) or otherwise to register securities on a continuous or delayed basis.

   The registration rights agreement also provides that Danaher is entitled to postpone the request for registration or delivery of a prospectus or supplement or amendment if it determines that in view of the advisability of deferring public disclosure of material corporate developments or other information, the disclosures required to be made pursuant thereto would not be in the best interests of Danaher at that time. No single postponement of the request for registration or delivery of a prospectus or supplement may exceed 90 days and all such postponements may not exceed 180 days in the aggregate.

Agreement and Plan of Reorganization

   On the date of the merger agreement, Danaher entered into an agreement and plan of reorganization with C&K Enterprises, Ltd., a Delaware corporation, and the controlling stockholders of C&K, Mrs. Hach-Darrow and Mr. Hach. As of the date of the agreement and plan of reorganization, C&K owned 1,511,415 shares of Hach common stock and 1,511,415 shares of Hach Class A common stock, and the controlling stockholders of C&K had the right to vote 92.78% of the outstanding voting rights of C&K. The agreement and plan of reorganization contemplates the reorganization of C&K, which is intended to occur immediately prior to completion of the merger. Pursuant to the agreement and plan of reorganization, all shares of Hach stock held by C&K will be exchanged with Danaher for shares of Danaher common stock and cash in lieu of a fractional share of Danaher common stock, if any, at the Exchange Ratio provided for in the merger agreement. Pursuant to the agreement and plan of reorganization, promptly after the exchange of shares of Hach stock for shares of Danaher common stock, C&K will liquidate. The obligation of the parties to complete the reorganization is conditioned upon satisfaction of the following conditions:

  . satisfaction or waiver of the conditions to the merger set forth in the merger agreement;

  . declaration of effectiveness of a registration statement covering the shares of Danaher common stock to be issued in this exchange;

  . absence of any stop order suspending the effectiveness of the registration statement or any proceedings initiated or, to the knowledge of C&K or Danaher, threatened by the SEC and in each instance still ongoing; and

  . approval for listing on the NYSE of the shares of Danaher common stock issuable pursuant to this agreement and plan of reorganization.

   It is a condition to C&K's, Mrs. Hach-Darrow's and Mr. Hach's obligation to complete the C&K reorganization that they receive a legal opinion to the effect that the C&K reorganization will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code and that neither C&K nor any of the controlling stockholders of C&K will recognize any gain or loss for federal income tax purposes as a result of the reorganization or receipt of the consideration in such reorganization (except with respect to cash paid instead of fractional shares). The agreement and plan of reorganization expressly provides that the merger is not conditioned upon the completion of the reorganization of C&K described above.

   In the merger, the shares of Hach common stock and Hach Class A common stock acquired by Danaher pursuant to the C&K reorganization will not be canceled but will be converted into and exchanged for one hundred-thousandth of a share of common stock of the surviving corporation.

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

                        COMPARISON OF STOCKHOLDER RIGHTS

   Both Hach and Danaher are Delaware corporations and are governed by Delaware law. In addition, the rights of Hach stockholders are currently governed by the Hach restated certificate of incorporation, as amended, and the Hach bylaws, and the rights of Danaher stockholders are governed by the Danaher certificate of incorporation and the Danaher bylaws. After the Effective Time, the rights of holders of Hach common stock and Hach Class A common stock who become holders of Danaher common stock will be governed by the Danaher certificate of incorporation, the Danaher bylaws and Delaware law. In most respects, the rights of holders of Hach common stock and Hach Class A common stock (which is distinguished from Hach common stock by the absence of voting rights) are similar to the rights of holders of Danaher common stock. The following is a summary of the material differences between such rights. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Delaware law as well as to the Hach restated certificate of incorporation, the Hach bylaws, the Danaher certificate of incorporation and the Danaher bylaws, copies of which are on file with the SEC.

         Summary of Material Differences Between Current Rights of Hach
        Stockholders and Rights Those Stockholders Will Have as Danaher
                       Stockholders Following the Merger


                         Hach Stockholder Rights              Danaher Stockholder Rights
Authorized               The authorized capital stock of Hach The authorized capital stock of
Capital Stock:           consists of 25 million shares of     Danaher consists of 300 million
                         common stock and 20 million shares   shares of common stock and 15
                         of Class A common stock.             million shares of preferred stock.

--------------------------------------------------------------------------------------------------

Number of Directors:     The Hach restated certificate of     The Danaher certificate of
                         incorporation and bylaws both        incorporation requires no less than
                         require Hach to have no less than    3 directors, and the Danaher bylaws
                         three directors, and provide for the provide that the number
                         Hach Board to have the power to      of directors may be between 1 and
                         determine the total number. The Hach 15, as determined by the Danaher
                         Board currently consists of 9        Board. The Danaher Board currently
                         directors.                           consists of 7 directors.

--------------------------------------------------------------------------------------------------
Classification of Board  Hach does not have a classified      The Danaher Board is divided into 3
of Directors:            board. The Hach bylaws require that  classes, with each class serving a all directors be elected for a term  staggered 3 year term. There are
                         of one year or until his or her      currently
                         successor is elected and qualified.  2 classes with 3 directors, and 1 class with 1 director.


--------------------------------------------------------------------------------------------------
Removal of Directors:    Pursuant to the Hach bylaws, any     Delaware law provides that the
                         director or the entire Hach Board    stockholders of a company with a
                         may be removed, either for or        classified board may remove a
                         without cause, at any time by the    director
                         affirmative vote of the holders of a only for cause, unless its
                         majority of all outstanding shares   certificate of incorporation
                         of Hach stock entitled to vote.      provides otherwise. Neither the
                                                              Danaher certificate of incorporation
                                                              nor the Danaher bylaws address the
                                                              removal of directors.

                         Hach Stockholder Rights              Danaher Stockholder Rights
 Amendment of Corporate  The Hach restated certificate of     The Danaher certificate of
 Charter:                incorporation may be amended by      incorporation may be amended by the
                         board resolution and an affirmative  affirmative vote of holders of a vote by holders of a majority of the majority of Danaher common stock
                         Hach common stock, except with       outstanding.
                         respect to:

                         (1) amending the provision described
                             in "Business Combination
                             Prohibitions" below, which
                             requires the affirmative vote of
                             80% of the outstanding Hach
                             stock entitled to vote on all
                             stockholder matters;

                         (2) proposals to change the par
                             value of the Hach Class A common
                             stock, other amendments to the
                             certificate of incorporation
                             that alter or change the powers,
                             preferences or special rights of
                             the Class A common stock so as
                             to adversely affect them or
                             other matters that may require
                             class voting under Delaware law,
                             in each such case the vote of
                             holders of Hach Class A common
                             stock as a class is required;
                             and

                         (3) proposals to change the number
                             of authorized shares of either
                             Hach common stock or Hach Class
                             A common stock, in which case
                             the affirmative vote of the
                             holders of a majority of the
                             outstanding Hach stock voting
                             together as a single class is
                             required.

--------------------------------------------------------------------------------------------------
 Amendment of Bylaws:    The Hach bylaws may be altered or    The Danaher bylaws may be amended,
                         repealed by the holders of Hach      and new bylaws may be adopted, by
                         voting stock or by the Hach Board,   Danaher stockholders or the Danaher
                         if notice of the proposed change was Board, provided that notice of all given in the notice of meeting and,  such amendment or adoption is in the case of a meeting of the Hach included in the notice of such
                         Board, such notice was given no less Danaher stockholders meeting or
                         than two days before the meeting.    Danaher Board meeting. The Danaher
                         The Hach bylaws state that any       bylaws state that all such
                         alteration of the Hach bylaws by the amendments must be approved by
                         holders of Hach voting stock         either holders of a majority of all
                         requires the affirmative vote of at  outstanding Danaher common stock or least a majority of the voting power a majority of the entire Danaher of all outstanding stock entitled to Board then in office, including
                         vote.                                vacancies.

                                                              The Danaher certificate of
                                                              incorporation specifically provides
                                                              that no bylaws adopted by the
                                                              Danaher stockholders may invalidate
                                                              any prior act of the directors which
                                                              would have been valid if such bylaw
                                                              had not been adopted.

                Hach Stockholder Rights              Danaher Stockholder Rights
 Voting Stock:  The outstanding Hach voting stock is The outstanding Danaher voting stock
                Hach common stock and, in limited    consists solely of Danaher common
                instances, Hach Class A common       stock.
                stock. Holders of Hach Class A
                common stock may vote on the
                following matters:

                (1) proposals to change the par
                    value of Hach Class A common
                    stock, other amendments to the
                    certificate of incorporation
                    that alter or change the powers,
                    preferences or special rights of
                    the Class A common stock so as
                    to adversely affect them or
                    other matters that may require
                    class voting under Delaware law,
                    in each such case the vote of
                    holders of Class A common as a
                    class is required;

                (2) proposals to change the number
                    of authorized shares of either
                    Hach common stock or Hach Class
                    A common stock, in which case
                    the affirmative vote of holders
                    of a majority of all outstanding
                    Hach stock voting together as a
                    single class is required; and

                (3) all matters presented to Hach
                    stockholders (a) automatically
                    at the time the number of
                    outstanding shares of Hach
                    common stock is less than 10% of
                    the aggregate number of
                    outstanding shares of Hach Class
                    A common stock and Hach common
                    stock; or (b) upon the
                    resolution of the Hach Board if,
                    as a result of the existence of
                    the Hach Class A common stock,
                    the Hach common stock and/or the
                    Hach Class A common stock are,
                    or will be, excluded from
                    quotation on the NASDAQ National
                    Market System and on principal
                    national exchanges.

                        Hach Stockholder Rights              Danaher Stockholder Rights
 Exculpation of         Pursuant to its bylaws, Hach will    Pursuant to its bylaws, Danaher will
 Directors and          indemnify any director or officer of indemnify any director, officer,
 Officers:              Hach (or any director, officer,      employee, agent or fiduciary of
                        employee or agent of another entity  Danaher (or of another entity if
                        if serving at the request of Hach)   serving at the request of Danaher)
                        to the fullest extent permitted by   to the fullest extent permitted by
                        the DGCL as it may be amended (but   Delaware law. The Danaher
                        only if such amendment permits Hach  certificate of incorporation
                        to provide broader coverage than     provides that Danaher will indemnify
                        prior to the amendment), provided    to the fullest extent permitted by
                        that, if the person seeks            law any person made, or threatened
                        indemnification in connection with a to be made, party to an action or proceeding that he or she initiated, proceeding by reason of the fact
                        the Hach Board approved the          that he is or was a director or
                        proceeding. The Hach bylaws further  officer of Danaher or that such provide that Hach may indemnify its  director or officer was serving any
                        employees and agents if the Hach     other entity in any capacity at the
                        Board so authorizes.                 request of Danaher. The Danaher
                                                             certificate of incorporation further
                                                             provides that no director shall be
                                                             personally liable to Danaher or its
                                                             stockholders for monetary damages
                                                             for any breach of fiduciary duty,
                                                             except for any breach of the duty of
                                                             loyalty, for any act not in good
                                                             faith or which involves intentional
                                                             misconduct or a knowing violation of
                                                             the law, for unlawful dividends,
                                                             repurchases or redemptions under
                                                             Delaware law, or for any transaction
                                                             in which that director received an
                                                             improper personal benefit.

                        The Hach restated certificate of
                        incorporation provides that Hach
                        shall to the full extent permitted
                        by the DGCL, as amended from time to
                        time, indemnify all persons whom it
                        may indemnify pursuant to the DGCL.
                        It also states that no director
                        shall be personally liable to Hach
                        or its stockholders for monetary
                        damages for breach of fiduciary duty
                        as a director, except for any breach
                        of the duty of loyalty, for any act
                        not in good faith or which involves
                        intentional misconduct or a knowing
                        violation of the law, for unlawful
                        dividends, repurchases or
                        redemptions under Delaware law, or
                        for any transaction in which that
                        director received an improper
                        personal benefit.

-------------------------------------------------------------------------------------------------
 Business Combination   The Hach restated certificate of     None.
 Prohibitions:          incorporation contains two articles
                        that could inhibit certain business
                        combinations. The first provision
                        requires the affirmative vote of the
                        holders of 80% of Hach common stock
                        to approve (1) the adoption of a
                        merger agreement; (2) the sale of
                        substantially all the assets of
                        Hach; or (3) the issuance by Hach or
                        a subsidiary of voting stock in
                        excess of 10% of Hach common stock
                        outstanding, if, in either case, the
                        other entity is the beneficial owner
                        of more than 5% of the outstanding
                        shares of Hach voting stock,
                        including shares it has the right to
                        acquire pursuant to conversion
                        rights, warrants or options or that
                        it can vote, buy or dispose of
                        pursuant to agreement.

                          Hach Stockholder Rights              Danaher Stockholder Rights
                          This requirement does not apply if
                          the Hach Board by resolution
                          approves a memorandum of
                          understanding with the other entity
                          prior to the time such entity has
                          become a holder of more than 5% of
                          the outstanding shares of Hach
                          voting stock. This requirement also
                          does not apply if Hach or one of its
                          subsidiaries holds a majority of the
                          voting power of the other person.
                          This provision may only be amended
                          or appealed by the affirmative vote
                          of the holders of 80% of Hach voting
                          stock.

                          The second provision requires a
                          person who acquires 15% or more of
                          outstanding share of Hach common
                          stock and does not at the same time
                          own 15% or more of the outstanding
                          shares of Hach Class A common stock
                          to make a public tender offer to
                          acquire the number of additional
                          shares of Hach Class A common stock
                          such that that person would hold
                          equivalent percentages of
                          outstanding Hach common stock and
                          Hach Class A common stock.

                          The provision contains a formula for
                          determining the price at which the
                          tender offer must be made and is
                          triggered not only at the 15%
                          threshold but at every increment of
                          5% above that threshold. Certain
                          acquisitions that cross the
                          threshold (by gift, devise, etc.) do
                          not trigger this provision.

                          Failure to comply with this
                          provision suspends the right to vote
                          those shares of Hach common stock
                          held by that person.

----------------------------------------------------------------------------------------------------

Stockholder Rights Plan:  Hach does not have a stockholder      Danaher does not have a stockholder
                          rights plan.                          rights plan. While Danaher has no
                                                                present intention to adopt a
                                                                stockholder rights plan, the Danaher
                                                                Board, pursuant to its authority to
                                                                issue Danaher preferred stock, could
                                                                do so without Danaher stockholder
                                                                approval at any future time.

                     Hach Stockholder Rights              Danaher Stockholder Rights
Special Meetings of  Special meetings of Hach             The Danaher bylaws provide that
Stockholders:        stockholders may only be called by   the chairman, the president, any
                     the chairman of the Hach Board or by vice president, the secretary or
                     the Hach Board pursuant to a         any assistant secretary of
                     resolution adopted by a majority of  Danaher may call a special all directors, subject to the rights meeting, and such officers shall of holders of Hach preferred stock.  call a special meeting if requested in writing by a
                                                          majority of the Danaher Board or
                                                          by Danaher stockholders owning a
                                                          majority of the capital stock of
                                                          Danaher issued and outstanding
                                                          and entitled to vote.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma combined financial information should be read in conjunction with the financial statements, including the notes thereto, of Danaher and Hach, which are incorporated by reference in this information statement/prospectus. The pro forma information is presented for illustration purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated in accordance with the assumptions set forth below, nor is it necessarily indicative of future operating results or financial position.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

   The following unaudited pro forma combined balance sheet presents, under the pooling-of-interests accounting method, the consolidated balance sheet of Danaher as of December 31, 1998 combined with the balance sheet of Hach as of January 30, 1999.

                                                          Pro
                                                         Forma      Pro Forma
                                    Danaher      Hach    Adj.        Balance
                                   ----------  -------- -------     ----------
                                               (in thousands)
Assets
Current Assets:
  Cash and Equivalents............ $   41,923  $  5,875             $   47,798
  Accounts Receivable.............    467,108    18,435                485,543
  Inventories.....................    323,486    13,995                337,481
  Prepaids and Other..............     54,387     6,487                 60,874
                                   ----------  --------             ----------
    Total Current Assets..........    886,904    44,792                931,696
  Plant, Property and Equipment,
   net............................    471,025    39,173                510,198
  Other Assets....................     96,213    14,931                111,144
  Excess Cost over net assets,
   net............................  1,284,573     3,248              1,287,821
                                   ----------  --------             ----------
    Total Assets.................. $2,738,715  $102,144             $2,840,859
                                   ==========  ========             ==========
Liabilities
Current Liabilities:
  Notes Payables, current
   portion........................ $   59,639  $     82             $   59,721
  Accounts Payable................    158,596     3,185                161,781
  Accrued Expenses................    470,470     9,273 $10,000(2)     489,743
                                   ----------  -------- -------     ----------
    Total Current Liabilities.....    688,705    12,540  10,000        711,245
  Other Long-Term Liabilities.....    285,261     9,646                294,907
  Long-Term Debt..................    412,918    31,000                443,918
  Shareholders' Equity:
  Common Stock....................      1,467    23,246 (23,246)         1,467
  Additional Paid-In Capital......    374,412     9,035  23,246        406,693
  Cumulative Adjustment and
   Other..........................     (2,703)      330                 (2,373)
  Retained Earnings...............    978,655    16,347 (10,000)(2)    985,002
  Total Shareholders' Equity......  1,351,831    48,958 (10,000)     1,390,789
                                   ----------  -------- -------     ----------
    Total......................... $2,738,715  $102,144 $     0     $2,840,859
                                   ==========  ======== =======     ==========

   See accompanying notes to the unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS

   The following unaudited pro forma combined statements of earnings present, under the pooling-of-interests accounting method, the consolidated statements of earnings of Danaher for the years ended December 31, 1998, December 31, 1997 and December 31, 1996, combined with the statements of earnings of Hach for the twelve months ended January 30, 1999, January 31, 1998 and January 25, 1997.

                                         Year Ended 12/31/98
                                      ---------------------------  Pro Forma
                                        Danaher      Hach(1)(3)     Results
                                      ------------- ------------- -------------
                                      (in thousands, except per share data)
Net Sales............................ $   2,910,038  $   137,023  $   3,047,061

Cost of Sales........................     1,821,084       68,145      1,889,229
SG & A...............................       722,116       51,604        773,720
Total Expenses.......................     2,543,200      119,749      2,662,949
                                      -------------  -----------  -------------
Operating Profit.....................       366,838       17,274        384,112
Other Expense........................        40,796            0         40,796
Interest Expense, Net................        24,931        1,376         26,307
                                      -------------  -----------  -------------
Earnings before Taxes................       301,111       15,898        317,009

Taxes................................       118,165        6,658        124,823
                                      -------------  -----------  -------------
Net Earnings......................... $     182,946  $     9,240  $     192,186
                                      =============  ===========  =============

EPS-Basic............................         $1.36        $0.54          $1.37
EPS-Diluted..........................         $1.32        $0.54          $1.33
Average Shares-Basic.................       134,745       16,976        139,816
Average Shares-Diluted...............       138,885       17,079        143,987

                                         Year Ended 12/31/97
                                      ---------------------------  Pro Forma
                                        Danaher      Hach(1)(3)     Results
                                      ------------- ------------- -------------
                                      (in thousands, except per share data)
Net Sales............................ $   2,492,002  $   127,098  $   2,619,100

Cost of Sales........................     1,598,431       65,060      1,663,491
SG & A...............................       592,515       43,748        636,263
Total Expenses.......................     2,190,946      108,808      2,299,754
                                      -------------  -----------  -------------
Operating Profit.....................       301,056       18,290        319,346

Interest Expense, Net................        13,211         (218)        12,993
                                      -------------  -----------  -------------
Earnings before Taxes................       287,845       18,508        306,353

Taxes................................       111,239        6,538        117,777
                                      -------------  -----------  -------------
Net Earnings......................... $     176,606  $    11,970  $     188,576
                                      =============  ===========  =============

EPS-Basic............................         $1.32        $0.62          $1.35
EPS-Diluted..........................         $1.28        $0.62          $1.31
Average Shares-Basic.................       133,999       19,170        139,725
Average Shares-Diluted...............       137,730       19,248        143,479

See accompanying notes to the unaudited pro forma combined financial information.

                                                Year Ended 12/31/96
                                               --------------------- Pro Forma
                                                Danaher   Hach(1)(3)  Results
                                               ---------- ---------- ----------
                                               (in thousands, except per share
                                                            data)
Net Sales..................................... $2,233,193  $119,056  $2,352,249

Cost of Sales.................................  1,409,693    61,187   1,470,880
SG & A........................................    556,094    40,864     596,958
Total Expenses................................  1,965,787   102,051   2,067,838
                                               ----------  --------  ----------
Operating Profit..............................    267,406    17,005     284,411

Interest Expense, Net.........................     16,813    (1,585)     15,228
                                               ----------  --------  ----------
Earnings before Taxes.........................    250,593    18,590     269,183

Taxes.........................................     96,236     6,436     102,672
                                               ----------  --------  ----------
Net Earnings from Continuing Operations.......    154,357    12,154     166,511
Discontinued Operations.......................     79,811         0      79,811
Net Earnings..................................   $234,168   $12,154    $246,322
                                               ==========  ========  ==========


EPS from Continuing Operations-Basic..........      $1.16     $0.53       $1.19
EPS from Continuing Operations-Diluted........      $1.13     $0.53       $1.17
EPS from Discontinued Operations-Basic........      $0.60     $0.00       $0.57
EPS from Discontinued Operations-Diluted......      $0.59     $0.00       $0.56
EPS-Net Earnings-Basic........................      $1.76     $0.53       $1.76
EPS-Net Earnings-Diluted......................      $1.72     $0.53       $1.72
Average Shares-Basic..........................    132,950    22,728     139,739
Average Shares-Diluted........................    136,123    22,735     142,914

See accompanying notes to the unaudited pro forma combined financial information.

         Notes to Pro Forma Combined Financial Information (Unaudited)

(1) Hach's fiscal year has historically ended in April. The pro forma information is presented in accordance with Danaher's fiscal year which ends December 31. Hach's balances for twelve month periods ending approximately one month later than the Danaher periods have been included in these combined statements. In the opinion of Danaher's management, this difference is not material.

(2) Merger expenses of approximately $10 million are based on a preliminary estimate and are made up of approximately equal amounts related to: (i) transaction costs associated with the merger; and (ii) integrating and implementing efficiencies associated with information, operational and administrative systems.

(3) Earnings per share includes all shares of Hach common stock and Hach Class A common stock (or Hach stock and equivalents, as appropriate) based on the Exchange Ratio of 0.2987 shares of Danaher for each share of Hach common stock or Hach Class A common stock (or equivalent).

                                    EXPERTS

   The consolidated balance sheets of Danaher as of December 31, 1998 and 1997 and the consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in this information statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein, in reliance upon their authority as experts in accounting and auditing in giving said reports.

   The consolidated balance sheets of Hach as of April 30, 1998 and 1997 and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended April 1998 in the Annual Report on Form 10-K of Hach for the year ended April 30, 1998, incorporated by reference in this information statement/prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

   With respect to the unaudited consolidated financial information on Hach for the periods ended August 1, 1998, October 31, 1998 and January 30, 1999, incorporated by reference in this information statement/prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated August 19, 1998, November 18, 1998 and February 16, 1999 incorporated by reference herein, state that they did not audit and they do not express an opinion on the unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not "reports" or "parts" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

                                 LEGAL MATTERS

   The validity of the shares of Danaher common stock to be issued in the merger will be passed upon for Danaher by Wilmer, Cutler & Pickering, Washington, D.C., counsel to Danaher. Certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for Danaher by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for Hach by McBride Baker & Coles, Chicago, Illinois. Certain legal matters with respect to the federal income tax consequences of the C&K reorganization will be passed upon for C&K by Sidley & Austin, Chicago, Illinois.

                      WHERE YOU CAN FIND MORE INFORMATION

   Hach and Danaher file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that we have filed at the Commission's public reference rooms. Please call the Commission at 1-800-SEC-0330 for information on the public reference rooms or visit the following locations of the Commission:

Public Reference Room      New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center       Citicorp Center
Room 1024                  Suite 1300                 500 West Madison Street
Washington, DC 20549       New York, New York 10048   Suite 1400
                                                      Chicago, Illinois 60661-
                                                      2511

   You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

   Danaher filed a registration statement on Form S-4 to register with the Commission Danaher common stock that may be issued to Hach stockholders in the merger. This information statement/prospectus is a part of that registration statement and constitutes a prospectus of Danaher in addition to being an information statement of Hach. As allowed by Commission rules, this information statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   The Commission allows Hach and Danaher to "incorporate by reference" information into this information statement/prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this information statement/prospectus, except for any information superseded by information in (or incorporated by reference in) this statement/prospectus. This information statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the Commission. These documents contain important information about our companies and their financial condition.

Danaher SEC Filings                         Description or
(File No. 001-08089 )                       Period/As of Date
=========================================== -------------------------------------------
Annual Report on Form 10-K                  Year ended December 31, 1998

Quarterly Report on Form 10-Q               Quarter ended March 31, 1999

Registration Statement on Form S-4 dated    Description of Danaher common stock
June 8, 1998                                contained therein and any amendment or
                                            report filed for the purpose of updating
                                            such description.

Proxy Statement                             Dated March 30, 1999

Hach SEC Filings                            Description or
(File No. 000-03947)                        Period/As of Date
=========================================== -------------------------------------------
Annual Report on Form 10-K                  Year ended April 30, 1998

Quarterly Report on Form 10-Q               Quarters ended August 1, 1998, October 31,
                                            1998 and January 30, 1999

Current Report on Form 8-K                  Filed on May 14, 1998 and on May 4, 1999

Proxy Statement                             Dated August 7, 1998

   Hach and Danaher are also incorporating by reference additional documents that either company may file with the Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, between the date of this information statement/prospectus and the Effective Time. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements.

   Danaher has supplied all information contained or incorporated by reference in this information statement/prospectus relating to Danaher, and Hach has supplied all such information relating to Hach.

   If you are a stockholder, Danaher and Hach may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the Commission, or the Commission Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this information statement/prospectus. Stockholders may obtain documents incorporated by reference in this information statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

     Hach Company                       Danaher Corporation
     5600 Lindbergh Drive               1250 24th Street, N.W., Suite 800
     Loveland, Colorado 80538           Washington, D.C. 20037
     Tel.: (970) 669-3050               Tel.: 202-828-0850
     Attention: Chief Financial Officer Attention: Corporate Secretary
     website: http://www.hach.com       website: http://www.danaher.com

   If you would like to request documents from us, please do so by July 5, 1999 to receive them before the Effective Time. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have authorized no one to give you any information or to make any representation about the proposed merger involving our companies that differs from or adds to the information contained in this information statement/prospectus or in the documents our companies have publicly filed with the Commission. Therefore, if anyone should give you any different or additional information, you should not rely on it.

   If you live in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this information statement/prospectus, or to ask for proxies, or, if you are a person to whom it is unlawful to direct such activities, then the offer presented by this information statement/prospectus does not extend to you.

   The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                           Dated as of April 21, 1999

                                     Among

                              DANAHER CORPORATION,

                             H2O ACQUISITION CORP.

                                      And

                                  HACH COMPANY



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   The Merger

                                                                          Page
                                                                          ----
 SECTION 1.1.  The Merger...............................................   A-1
 SECTION 1.2.  Closing..................................................   A-1
 SECTION 1.3.  Effective Time...........................................   A-2
 SECTION 1.4.  Effects of the Merger....................................   A-2
 SECTION 1.5.  Certificate of Incorporation and By-laws.................   A-2
 SECTION 1.6.  Directors................................................   A-2
 SECTION 1.7.  Officers.................................................   A-2

                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

 SECTION 2.1.  Effect on Capital Stock..................................   A-2
 SECTION 2.2.  Exchange of Certificates.................................   A-3

                                  ARTICLE III

                         Representations and Warranties

 SECTION 3.1.  Representations and Warranties of the Company............   A-5
 SECTION 3.2.  Representations and Warranties of Parent and Sub.........  A-15

                                   ARTICLE IV

                   Covenants Relating to Conduct of Business

 SECTION 4.1.  Conduct of Business......................................  A-18
 SECTION 4.2.  No Solicitation..........................................  A-21

                                   ARTICLE V

                             Additional Agreements

 SECTION 5.1.  Preparation of Form S-4 and the Information Statement....  A-21
 SECTION 5.2.  Access to Information; Confidentiality...................  A-21
 SECTION 5.3.  Reasonable Efforts; Notification.........................  A-22
 SECTION 5.4.  Employee Stock Purchase Plan.............................  A-22
 SECTION 5.5.  Stock Option Plans.......................................  A-22
 SECTION 5.6.  Benefit Plans and Employee Matters.......................  A-23
 SECTION 5.7.  Indemnification, Exculpation and Insurance...............  A-24
 SECTION 5.8.  Fees and Expenses........................................  A-24
 SECTION 5.9.  Public Announcements.....................................  A-24
 SECTION 5.10. Affiliates; Accounting and Tax Treatment.................  A-24
 SECTION 5.11. State Takeover Laws......................................  A-25

                                   ARTICLE VI

                              Conditions Precedent

 SECTION 6.1.  Conditions to Each Party's Obligations to Effect the
               Merger...................................................  A-25
 SECTION 6.2.  Additional Conditions to Obligations of Parent and Sub...  A-26
 SECTION 6.3.  Additional Conditions to Obligations of the Company......  A-26

                                  ARTICLE VII

                       Termination, Amendment and Waiver

                                                                            Page
                                                                            ----
 SECTION 7.1.   Termination...............................................  A-27
 SECTION 7.2.   Effect of Termination.....................................  A-28
 SECTION 7.3.   Amendment.................................................  A-28
 SECTION 7.4.   Extension; Waiver.........................................  A-28

                                  ARTICLE VIII

                               General Provisions

 SECTION 8.1.   Nonsurvival of Representations and Warranties.............  A-29
 SECTION 8.2.   Notices...................................................  A-29
 SECTION 8.3.   Definitions...............................................  A-30
 SECTION 8.4.   Interpretation............................................  A-30
 SECTION 8.5.   Counterparts..............................................  A-30
 SECTION 8.6.   Entire Agreement; No Third-Party Beneficiaries............  A-30
 SECTION 8.7.   Governing Law.............................................  A-30
 SECTION 8.8.   Assignment................................................  A-30
 SECTION 8.9.   Enforcement...............................................  A-31
 SECTION 8.10.  Severability..............................................  A-31
 EXHIBIT 5.10   FORM OF AFFILIATE LETTER
 EXHIBIT 6.3(d) FORM OF REGISTRATION RIGHTS AGREEMENT

   AGREEMENT AND PLAN OF MERGER, dated as of April 21, 1999, among DANAHER CORPORATION, a Delaware corporation ("Parent"), H2O ACQUISITION CORP., a Delaware corporation ("Sub") and a direct wholly owned subsidiary of Parent, and HACH COMPANY, a Delaware corporation (the "Company").

   WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), whereby the issued and outstanding shares of Company Common Stock (as defined in Section 3.1(c)) other than shares to be canceled in accordance with Section 2.1(b), will be converted into the right to receive shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock");

   WHEREAS, as an inducement to Parent to enter into this Agreement, certain significant stockholders of the Company have entered into an agreement with Parent (the "Stockholders Support Agreement") pursuant to which each significant stockholder has, among other things, agreed to vote his or her shares of Company Common Stock in favor of the Merger;

   WHEREAS, contemporaneously with the execution of this Agreement, the stockholders of the Company representing a majority of the voting power of the Company have adopted this Agreement by written consent without a meeting pursuant to Section 228 of the DGCL, the Restated Certificate of Incorporation of the Company, as amended (the "Restated Certificate of Incorporation"), and the By-laws of the Company;

   WHEREAS, contemporaneously with the execution of this Agreement, Parent and certain stockholders of the Company are executing an Agreement and Plan of Reorganization that provides for the acquisition by Parent of all of the Company Common Stock held by C&K Enterprises, Ltd., a Delaware corporation, in exchange for shares of Parent Common Stock, which exchange is intended to be effected immediately prior to the consummation of the Merger;

   WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

   WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

   WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests";

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

   SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company and of Sub in accordance with the DGCL.

   SECTION 1.2. Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto.

   SECTION 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the date and time of such filing, or such later date or time as may be set forth therein, being the "Effective Time").

   SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

   SECTION 1.5. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that such certificate of incorporation shall be amended at the Effective Time to provide that the name of the Surviving Corporation shall be "HACH COMPANY"), until thereafter changed or amended as provided therein or by applicable law.

   (b) The by-laws of Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

   SECTION 1.6. Directors. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

   SECTION 1.7. Officers. The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

   SECTION 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company, or the holders of any shares of Company Common Stock or any shares of capital stock of Sub:

       (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 1.4588948 fully paid and nonassessable shares of common stock of the Surviving Corporation; provided, that such number shall be appropriately adjusted to take account of any issuances of Company Common Stock prior to the Effective Time.

       (b) Cancellation of Treasury Stock; Parent Owned Stock Remains Outstanding. Each share of Company Common Stock that is owned by the Company or any subsidiary of the Company, and each share of Company Common Stock that is owned by Sub, immediately prior to the Effective Time shall automatically be canceled and retired without any conversion thereof and no consideration shall be delivered with respect thereto. Each share of Company Common Stock that is owned by Parent immediately prior to the Effective Time shall be converted into and exchanged for one hundred thousandth of a fully paid and non assessable share of common stock of the Surviving Corporation.

      (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding as of the Effective Time, other than shares of Company Common Stock to be canceled or to remain outstanding in accordance with Section 2.1(b), shall be converted, subject to Section 2.2(e), Section 7.1(f) and Section 7.1(g), into the right to receive .2987 (the "Exchange Ratio") of a share of Parent Common Stock. If, prior to the Effective Time, Parent should split or combine the Parent Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

   As of the Effective Time, all of the shares of Company Common Stock converted into the right to receive Parent Common Stock pursuant to this
Section 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger and, if applicable, cash payments in lieu of fractional shares of Parent Common Stock pursuant to
Section 2.2(e). The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock as of the Effective Time except as otherwise provided herein or by law. Such certificates previously representing such shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

   SECTION 2.2. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and as shall be reasonably satisfactory to the Company (the "Exchange Agent"), and, as contemplated by such agreement, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent as of the Effective Time (or otherwise when requested by the Exchange Agent from time to time in order to effect any exchange pursuant to this Section 2.2), for the benefit of the holders of shares of Company Common Stock converted into the right to receive Parent Common Stock, for exchange in accordance with this Article II through the Exchange Agent, cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.2(e), and certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 in exchange for such outstanding shares of Company Common Stock (such cash and certificates representing shares of Parent Common Stock, together with any dividends or distributions with respect to shares represented by such certificates, being collectively referred to as the "Exchange Fund"). The Exchange Agent shall deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2(e), the Exchange Fund shall not be used for any other purpose.

   (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted into the right to receive Parent Common Stock (the "Certificates"), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to this Agreement in respect of the shares of Company Common Stock formerly evidenced by such Certificate (after taking into account all shares of Company Common Stock then held of record by such holder), and a check representing the amount of any cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled.

In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate, accompanied by all documents required to evidence and effect such transfer, shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate evidencing whole shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable pursuant to Section 2.2(c) or 2.2(e).

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), in each case until the surrender of such Certificate in accordance with this Article
II. Subject to the effect of applicable escheat laws, following surrender of such Certificate, there shall be paid to the holder of a certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

   (d) No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to surrender. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

   (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing sale price of a share of Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") composite tape on the last full trading day prior to the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which they are entitled.

   (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Parent Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined herein)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

   (h) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Parent or the Exchange Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding shall have been made by Parent or the Exchange Agent.

   (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

   (j) Missing Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, dividends and distributions and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

   SECTION 3.1. Representations and Warranties of the Company. Except as disclosed by specific reference to the applicable section of the Disclosure Schedule delivered by the Company to Parent concurrently herewith (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

     (a) Organization, Standing and Corporate Power. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on the Company. The Company has made available to Parent complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws or other organizational documents of its Material Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, "Material Subsidiary" means each subsidiary of the Company designated as a Material Subsidiary in
  Schedule 3.1(b)(i) of the Company Disclosure Schedule.

     (b) Subsidiaries. Schedule 3.1(b)(i) of the Company Disclosure Schedule lists each subsidiary of the Company and its jurisdiction of incorporation or organization. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     (c) Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $1.00 par value (the "Common Stock") and 20,000,000 shares of Class A Common Stock, $1.00 par value (the "Class A Common Stock" and, with the Common Stock, the "Company Common Stock"). At the close of business on April 19, 1999, (i) 9,005,414 shares of Common Stock and 8,606,364 shares of Class A Common Stock were issued and outstanding, (ii) there were 2,617,539 shares of Common Stock and 3,016,589 shares of Class A Common Stock held by the Company in its treasury, (iii) 315,453 shares of Common Stock and 682,953 shares of Class A Common Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 5.5) and (iv) 500,000 shares of Class A Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan. Except as set forth above, at the close of business on April 19, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. No subsidiary of the Company owns any shares of Company Common Stock. Since April 19, 1999,
  (x) no shares of Company Common Stock have been issued except pursuant to Stock Options outstanding on April 19, 1999, and (y) no new Stock Options have been issued. There are no outstanding stock appreciation rights of the Company which were not granted in tandem with a related Stock Option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of, or other equity interests in, the Company. All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Stock Options described above, of which as of April 21, 1999, 998,406 Stock Options were outstanding and 671,739 of such Stock Options were exercisable, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of the Company or any of its subsidiaries. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any earn-out or similar payment based on the revenues, earnings or financial performance of the Company or any of its subsidiaries or assets or calculated in accordance therewith. There are no agreements to cause the Company or any of its subsidiaries to file a registration statement under the Securities Act of 1933 (the "Securities Act") or which otherwise relate to the registration of any securities of the Company.

     (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and, upon approval by written consent of stockholders owning a majority of the outstanding shares of Common Stock, no additional approval or vote of the holders of any class or series of the Company's securities is necessary to approve this Agreement and the transactions contemplated hereby. The Board of Directors of the Company (at a meeting duly called and held) has by a unanimous vote of directors (i) determined that the Merger is advisable and fair and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and the Merger in accordance with the provisions of the DGCL, and (iii) submitted this Agreement to, and recommended the approval and adoption of this Agreement and the Merger by, the stockholders of the Company. Concurrently with the execution of this Agreement, the holders of a majority of the outstanding Common Stock have contemporaneously with the execution hereof approved and adopted this Agreement and the Merger by written consent without a meeting pursuant to Section 228 of the DGCL and the Restated Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company. Prior to execution and delivery of the Stockholders Support Agreement, the Board of Directors of the Company has approved the Stockholders Support Agreement and has taken all necessary action to ensure that the provisions of Article 9 of the Restated Certificate of Incorporation of the Company shall not apply to this Agreement or the Stockholders Support Agreement or the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or require the consent of (or the giving of notice to) a third party with respect to, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, laws, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice (the "Specified Agencies") of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Information Statement (as defined in Section 5.1) and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets, the failure of which to be obtained or made could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     (e) SEC Documents; Financial Statements. Since January 1, 1996, the Company has filed with the SEC all required reports, forms and other documents (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents filed prior to the date of this Agreement (or, with respect to any future repetition of this representation, prior to the time of such repetition), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

     (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 (as defined in Section 5.1(a)) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Information Statement will, at the date it is mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Information Statement.

     (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, since April 30, 1998 the Company has conducted its business only in the ordinary course consistent with prior practice, and there has not been (i) any material adverse change in the Company, (ii) except for regular quarterly cash dividends, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement (a list of all such employment agreements being set forth in Section 3.1(g) of the Company Disclosure Schedule), (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents filed prior to the date of this Agreement, or
  (z) any entry into, or renewal or modification of, any employment, consulting, severance or termination agreement with any such officer by the Company or any of its subsidiaries, (v) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on the Company, (vi) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in generally accepted accounting principles or (vii) any agreement to do any of the things described in the preceding clauses (i) through
  (vi).

     (h) Litigation. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, there is no suit, action, investigation, audit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on the Company, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which could reasonably be expected to have, any effect referred to in the foregoing clauses (i) through (iii).

     (i) Benefit Plans; ERISA Compliance. (i) For purposes of this Section 3.1(i), the following terms have the meanings set forth below:

       "Controlled Group Liability" means any and all material liabilities
    (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans.

       An "Employee Benefit Plan" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of
    Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

       "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
    Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

       A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

       A "Plan" means any Employee Benefit Plan other than a Multiemployer
    Plan.

       "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

         (ii) Schedule 3.1(i)(ii) of the Company Disclosure Schedule sets forth a true, complete and correct complete list of all material Employee Benefit Plans (the "Plan List").

         (iii) With respect to each Plan, the Company has delivered to Parent a true, correct and complete copy of to the extent applicable: (A) each Plan document and any related trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any; (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and
      (F) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

         (iv) The Plan List identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and to the Company's knowledge there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust unless such circumstances or events could be cured without any material liability to the Company and its subsidiaries. The Plan List identifies each Plan which is intended to meet the requirements of Code Section 501(c)(9), and each such plan meets such requirements in all material respects and provides no disqualified benefits (as such term is defined in Code Section 4976(b).

         (v) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company's most recent balance sheet included in the SEC Documents filed prior to the date hereof. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (A) funded through an insurance company contract and is not a "welfare benefit fund" with the meaning of Section 419 of the Code or (B) unfunded.

         (vi) With respect to each Employee Benefit Plan, the Company and its subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any material lien on the assets of the Company or any of its subsidiaries under ERISA or the Code.

         (vii) With respect to each Plan that is subject to Title IV or
      Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (C) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (D) no material liability (other than for premiums to the PBGC) under Title

      IV of ERISA has been or is expected to be incurred by the Company; and (E) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

         (viii) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

         (ix) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company following the Closing. Without limiting the generality of the foregoing, neither the Company nor any ERISA Affiliate of the Company has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

         (x) Except as disclosed in the SEC Reports, the Company has no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except for coverage provided at no expense to the Company.

         (xi) Except as set forth on Schedule 3.1(i)(xi) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries.

         (xii) None of the Company and its subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

         (xiii) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, or to Company's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan or any participant in a Plan.

         (xiv) All Employee Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

     (j) Taxes. (i) Each of the Company and its subsidiaries has timely filed all material Federal, state, local and foreign tax returns and reports required to be filed by it through the date hereof and shall timely file all such returns and reports required to be filed on or before the Effective Time. All such returns and reports are and will be true, complete and correct in all material respects. The Company and each of its subsidiaries has paid and discharged (or the Company has paid and discharged on its behalf) all material taxes due from them, other than such taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for on the most recent financial statements contained in the SEC Documents filed prior to the date of the Agreement. All taxes payable by the Company and its subsidiaries (A) for all taxable periods and portions thereof through the date of the most recent financial statements contained in the SEC Documents filed prior to the date of this Agreement are properly reflected in accordance with generally accepted accounting principles in such financial statements, and (B) the unpaid taxes of the Company and its subsidiaries do not exceed the amount shown therefor on such financial statements adjusted for the passage of time through the Effective Time in accordance with past custom and practice of the Company and its subsidiaries in filing their tax returns. The Company and each of its subsidiaries has withheld all material amounts required to be withheld under applicable tax laws from any employee, creditor or other person. There are no material liens for taxes upon the assets of the Company or any of its subsidiaries, other than liens for current taxes not yet due.

       (ii) Except for taxes being contested in good faith and adequately reserved for in the Company's financial statements, no claim or deficiency for any taxes has been proposed, threatened, asserted or assessed by the IRS or any other taxing authority or agency against the Company, or any of its subsidiaries which, if resolved against the Company or any of its subsidiaries, could, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the Company, and no requests for waivers of the time to assess any material taxes or file any material tax return or report are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through fiscal year 1995. The Company has made available to Parent true and correct copies of all federal, state, local and foreign income tax returns, and state and local property and sales tax returns and any other tax returns filed by the Company or any of its subsidiaries for any of the taxable periods that remains open, as of the date hereof, for examination or assessment of tax.

       (iii) Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897 of the Code. Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the prior 24 month period or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

       (iv) Neither the Company nor any of its subsidiaries has any liability for material taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), by contract or otherwise. Neither the Company nor any subsidiary is a party to any agreement, understanding or arrangement relating to the allocation or sharing of taxes.

       (v) Neither the Company nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

       (vi) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, withholding, excise and other taxes, of any nature whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto. Notwithstanding the definition of "subsidiary" set forth in Section 8.3 of this Agreement, for the purposes of this Section 3.1(j), references to the Company and each of its subsidiaries shall also include former subsidiaries of the Company for the periods during which any such corporations were included in any consolidated, combined or unitary tax return of the Company.

     (k) No Excess Parachute Payments. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
  Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (l) Labor Agreements. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization and, to the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) to organize any such employees. The Company and its subsidiaries are not subject to any pending or, to the knowledge of the Company, threatened (i) material unfair labor practice, employment discrimination or other complaint, (ii) strike or lockout or material dispute, slowdown or work stoppage or (iii) material claim, suit, action or governmental investigation, in respect of which any director, officer, employee or agent of the Company or any of its subsidiaries is or may be entitled to claim indemnification from the Company or any subsidiary.

     (m) Compliance with Applicable Laws. (i) Each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. Except as disclosed in the SEC Documents filed prior to the date of this Agreement, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for noncompliance which individually or in the aggregate could not have a material adverse effect on the Company.

       (ii) To the knowledge of the Company, the Company and each of its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was, in compliance in all material respects with all applicable Environmental Laws, except for noncompliance which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. The term "Environmental Laws" means any Federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) emissions, discharges, releases or threatened releases of Hazardous Material (as hereinafter defined) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly owned treatment works, septic systems or land; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

       (iii) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company there have been no releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, except in each case for those which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such currently or previously owned or leased properties, and there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. The term "Hazardous Material" means (A) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S) 9601 et seq., the Clean Water Act, 33 U.S.C. (S) 1251 et seq. and the Clean Air Act, 42 U.S.C. (S) 7401 et seq., (B) petroleum, including crude oil and any fractions thereof, (C) natural gas, synthetic gas and any mixtures thereof, (D) asbestos and/or asbestos-containing material, and (E) PCBs, or materials or fluids containing PCBs in excess of 50 ppm.

     (n) Contracts; Debt Instruments. Except as disclosed in Schedule 3.1(n) of the Company Disclosure Schedule or for contracts filed as an exhibit to the Company's latest Annual Report on Form 10-K, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole ("Material Contract"). Each Material Contract of the Company is valid and binding and in full force and effect, and neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for such failures to be valid and binding and for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company. Set forth in Section 3.1(n) of the Company Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of the Company and its subsidiaries as described in the Company's Form 10-Q for the quarter ended January 31, 1999. The Company and its subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent will be (by reason of any agreement to which the Company is a party), subject to any noncompetition or similar restriction on their respective businesses.

     (o) Intellectual Property. Except as could not, individually and in the aggregate, reasonably be expected to have a material adverse effect on the Company, (i) the Company and each of its subsidiaries owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in the conduct of its business as currently conducted, (ii) no claims are pending or, to the knowledge of the Company, threatened, that the Company or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property, and
  (iii) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by the Company or its subsidiaries. For purposes of this Agreement, "Intellectual Property" shall mean patents, copyrights, trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; and trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person.

     (p) Accounting Matters. Neither the Company nor, to its knowledge, any of its affiliates has taken or agreed to take any action or has knowledge of any fact or circumstance relating to the Company that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests.

     (q) Opinion of Financial Advisor. The Company has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio to be used in the Merger is fair to the Company's stockholders, taken as a whole, from a financial point of view, and a copy of such signed opinion will be delivered to Parent as soon as practicable.

     (r) Brokers. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. LLC, the fees and expenses of which have been disclosed to Parent and will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has separately disclosed to Parent the amount of payment due to Lazard Freres & Co. LLC in respect of the Merger. The Company will promptly deliver to Parent a complete and correct set of all agreements (and amendments thereof) between the Company and Lazard Freres & Co. LLC pursuant to which such firm would be entitled to any payment relating to the Merger.

     (s) State Takeover Statutes. The Company has taken all requisite action to render inapplicable to this Agreement, the Stockholders Support Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL and such action is effective at the date of this Agreement. To the knowledge of the Company, no other state takeover statute or similar statute or regulation is applicable to the Company or applies to the Merger, this Agreement, the Stockholders Support Agreement, or any of the transactions contemplated by this Agreement or the Stockholders Support Agreement.

     (t) Year 2000 Compliance. The Company has initiated a review and assessment of the Year 2000 Problem (as hereinafter defined), has developed a plan for addressing the Year 2000 Problem on a timely basis and has to date implemented such plan, except where the Company's failure to do so is not reasonably likely to have a material adverse effect on the Company. Except as could not reasonably be expected to have a material adverse effect on the Company, to the knowledge of the Company none of the assets or properties owned or utilized by the Company will fail to perform because of the Year 2000 Problem. The term "Year 2000 Problem" means the material inability of any hardware, software or process to recognize and correctly calculate dates on and after January 1, 2000, or the failure of computer systems, products or services to perform any of their intended functions in a proper manner in connection with data containing any date on or after January 1, 2000.

   SECTION 3.2. Representations and Warranties of Parent and Sub. Except as disclosed by specific reference to the applicable section of the Disclosure Schedule delivered by Parent to the Company concurrently herewith (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

     (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a material adverse effect on Parent. Parent has made available to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

     (b) Capital Structure. The authorized capital stock of Parent as of the date of this Agreement consists of 300,000,000 shares of Parent Common Stock and 15,000,000 shares of preferred stock, without par value. At the close of business on April 16, 1999, (i) 135,408,036 shares of Parent Common Stock and no shares of preferred stock were issued and outstanding,
  (ii) 11,595,000 shares of Parent Common Stock were held by Parent in its treasury, and (iii) 15,000,000 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding employee stock options to purchase shares of Parent Common Stock. The number of shares of Parent Common Stock issuable under this Agreement has been or will be reserved for issuance. Except as set forth above, at the close of business on April 16, 1999, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this

  Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of its capital stock. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

     (c) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or require the consent of (or the giving notice to) a third party with respect to, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its subsidiaries or their respective properties or assets as of the date hereof, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or
  (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of Parent and Sub to perform their respective obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated hereby, except for (i) the filing with the Specified Agencies of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Form S-4 and (y) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, including under (x) the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any property or assets or (y) the "takeover" or "blue sky" laws of various states, the failure of which to be obtained or made could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     (d) SEC Documents; Financial Statements. Since January 1, 1997, Parent has filed with the SEC all required reports and forms and other documents (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document filed and publicly available prior to the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth in the SEC Documents filed prior to the date of this Agreement (or, with respect to any future repetition of this representation, prior to the time of such repetition), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto.

     (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
  (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Information Statement will, at the date the Information Statement is mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in either the Form S-4 or the Information Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     (f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since January 1, 1999, Parent has conducted its business only in the ordinary course consistent with prior practice and there has not been (i) any material adverse change in Parent, (ii) except for regular quarterly cash dividends, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on Parent, (v) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business except insofar as may have been required by a change in generally accepted accounting principles, or (vi) any agreement to do any of the things described in the preceding clauses (i) through (v).

     (g) Litigation. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on Parent, (ii) impair in any material respect the ability of Parent to perform its obligations under this Agreement, or (iii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (i) through (iii).

     (h) Compliance with Applicable Laws. (i) Each of Parent and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate could not reasonably be expected to have a material adverse effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, Parent and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate could not reasonably be expected to have a material adverse effect on Parent.

       (ii) To the knowledge of Parent, Parent and each of its subsidiaries is, and has been, and each of Parent's former subsidiaries, while subsidiaries of Parent, was, in compliance in all material respects with all applicable Environmental Laws, except for possible noncompliance which individually or in the aggregate could not reasonably be expected to have a material adverse effect on Parent.

     (i) Accounting Matters; Tax Treatment. Neither Parent nor, to its best knowledge, any of its affiliates has taken or agreed to take any action or has knowledge of any fact or circumstance relating to Parent that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Neither Parent nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (j) Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     (k) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   SECTION 4.1. Conduct of Business. (a) Conduct of Business by the
Company. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except (a) as expressly contemplated by this Agreement or (b) as set forth in Section 4.1(a) of the

Company Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries, without the prior written approval of Parent, to:

     (i) (A) declare, set aside or pay (whether in cash, stock, property, or otherwise) any dividends on, or make any other distributions in respect of, any of its capital stock, other than (x) the Company's regular quarterly cash dividends in amounts and with record and payment dates in the ordinary course of business consistent with past practice and (y) dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (ii) other than the issuance of Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their present terms or in accordance with the present terms of any employment agreements existing on the date of this Agreement and described in Section 4.1(a) of the Company Disclosure Schedule, (A) issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, grant, sale, award, pledge or other encumbrance (including limitations in voting rights) or authorization of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, (B) amend or otherwise modify the terms of any such rights, warrants or options, or (C) accelerate the vesting of any of the Stock Options;

     (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

     (iv) acquire or agree to acquire (for cash or shares of stock or otherwise) (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) except for capital assets consistent with (vii) below, any assets except in the ordinary course of business consistent with past practice;

     (v) mortgage or otherwise encumber or subject to any Lien, or sell, lease, exchange or otherwise dispose of any of, its properties or assets, except for sales of its products in the ordinary course of business consistent with past practice;

     (vi) (A) incur any indebtedness for borrowed money (including under existing credit facilities) or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for the incurrence of indebtedness to finance the Company's working capital needs which, in the aggregate, do not exceed $1,000,000, provided that the terms of any such indebtedness (including any prepayment penalty) shall be subject to the approval of Parent, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

     (vii) make or agree to make any capital expenditures except as consistent with the Company's Fiscal 1999 and Fiscal 2000 Capital Budget previously provided to Parent on a pro rata basis in each of those fiscal years;

     (viii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, change any of its methods of reporting income or deductions for Federal income tax purposes except as may be required by applicable law or file any tax return or report other than in a manner consistent with past practice;

     (ix) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements of the Company included in the SEC Documents or incurred in the ordinary course of business consistent with past practice;

     (x) (A) increase the rate or terms of compensation payable or to become payable generally to any of the Company's directors, officers or employees other than in connection with promotions and regular raise cycle increases in the ordinary course and in accordance with past practices and after consultation with Parent, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any existing Employee Benefit Plan or employment agreement described in the SEC Documents filed prior to the date of this Agreement, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any employee plan or benefit arrangement, (D) enter into any employment agreement with or for the benefit of any person, or (E) increase the rate of compensation under or otherwise change the terms of any existing employment agreement;

     (xi) except in the ordinary course of business consistent with past practice, modify, amend or terminate or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any subsidiary is a party, or waive, release or assign any material rights or claims (including any rights under any confidentiality agreements); or

     (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

   (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve their relationships with customers, suppliers and others having business dealings with them; provided that the foregoing shall not prevent Parent or any of its subsidiaries from discontinuing or disposing of any part of its assets or business or from acquiring any assets or businesses or from entering into any financing transactions if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and its subsidiaries. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as (i) expressly contemplated by this Agreement or (ii) as set forth in a writing delivered to the Company prior to the execution hereof, Parent shall not, and shall not permit any of its subsidiaries to:

     (i) (A) declare, set aside or pay (whether in cash or property) any dividends on, or make any other distributions in respect of, any capital stock other than dividends and distributions by any direct or indirect wholly owned subsidiary of Parent to its parent and except for regular quarterly cash dividends (in an amount determined in a manner consistent with Parent's past practice) declared by the Board of Directors of Parent with customary record and payment dates, or (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock;

     (ii) amend its certificate of incorporation (except to increase the number of shares authorized), by-laws or other comparable charter or organizational documents in a manner which could reasonably be expected to be materially adverse to the stockholders of the Company; or

     (iii) authorize, or commit or agree to take any of, the foregoing actions.

   (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality, becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

   SECTION 4.2. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or encourage or facilitate the submission of, any proposal or offer for a merger or other business combination involving the Company or any of its subsidiaries or any acquisition of any capital stock of, or any significant amount of the assets of, the Company or any of its subsidiaries, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction (other than with respect to, and in connection with, the Merger and any other transaction contemplated by this Agreement). The Company shall immediately terminate any currently on-going discussions with respect to any such transaction and shall request the return or destruction of any confidential information provided to any other party in connection with any such discussions during the past 12 months. The Company shall promptly advise Parent orally and in writing of any request for information or of any proposal received from any third party relating to the Company or its securities, including the material terms and conditions of such request, proposal or inquiry, and the identity of the person making the same. The Company shall keep Parent informed on a current basis of the status and details of any such request, proposal or inquiry.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   SECTION 5.1. Preparation of Form S-4 and the Information Statement. As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare and file with the SEC on Schedule 14C an information statement relating to this Agreement, the transactions contemplated hereby and the approval thereof by written consent of the stockholders of the Company (together with any amendments and supplements thereof or supplements thereto, the "Information Statement"), and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Form S-4") in which the Information Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 to become effective as promptly as practicable, and shall take all or any action required under any applicable Federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Form S-4 and Information Statement. Parent will advise the Company, and (where applicable) the Company will advise Parent, promptly after receiving from the SEC or any other Governmental Entity any of the following: (i) notice that the Form S-4 has become effective, (ii) notice of the issuance of any stop order or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, (iii) a request for amendment of the Form S-4 or the Information Statement, or (iv) SEC comments to the Form S-4 or the Information Statement or requests for additional information with respect thereto. As promptly as practicable after the Form S-4 shall have become effective, the Company shall mail the Information Statement to its stockholders. Without limiting the foregoing, if Parent so requests, the Company will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-Laws to convene a meeting of its stockholders to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby, and to submit this Agreement to the stockholders of the Company for their approval, or to solicit a further written consent, in lieu of a stockholders' meeting, of its stockholders approving and adopting this Agreement and the transactions contemplated hereby, and the Company and its Board of Directors shall take all lawful reasonable action to solicit, and use all reasonable efforts to obtain, such approval, including making any required filings with Governmental Entities.

   SECTION 5.2. Access to Information; Confidentiality. Subject to any applicable law and that certain confidentiality agreement executed in 1993, the general nature of which has been disclosed, the Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to its officers, employees, accountants, counsel, financial advisers and other representatives, full access during normal business hours upon receipt of reasonable prior notice during the period prior to the Effective Time to all of the Company's properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement between Parent and the Company executed in connection with the Merger (the "Confidentiality Agreement").

   SECTION 5.3. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the making of all necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each party shall promptly notify the other parties of any communication to that party from any Governmental Entity and permit the other parties to review in advance any proposed communications to any Governmental Entity. Parent and the Company shall not (and shall cause their respective affiliates and representatives not to) participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other required consents. Each of the Company and Parent agrees to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. Each party will provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

   (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   SECTION 5.4. Employee Stock Purchase Plan. The Company shall take all necessary action so that any offering under the Company's Employee Stock Purchase Plan that begins before the Effective Time and would otherwise end after the Effective Time ends before the Effective Time and no such offering begins after the Effective Time.

   SECTION 5.5. Stock Option Plans. The Company and Parent shall take all necessary action to provide that, at the Effective Time, and except as provided in Section 5.4, all outstanding stock options to purchase shares of Company Common Stock ("Stock Options") heretofore granted under any stock option or stock appreciation rights plan, program or arrangement of the Company (collectively, the "Stock Option Plans") will be canceled and retired and shall cease to exist, and that each holder of a Stock Option, whether or not then exercisable, shall receive with respect to such Stock Option, without any action on the part of such holder, the number of whole shares of Parent Common Stock equal to (i) the Fair Value of such Stock Option (as defined below) divided by (ii) the Average Parent Stock Price (as defined below), where: the "Fair Value of such Stock Option" is equal to the product of (x) the number of shares of Company Common Stock subject to such Stock Option and (y) the excess, if any, of (A) the product of the Exchange Ratio and the Average Parent Stock Price over (B) the exercise price of such Stock Option. The Company shall use its reasonable best efforts to receive any consents necessary to effectuate the foregoing. The Company represents and warrants that, under the terms of the Stock Option Plans and the Stock Options, following the Effective Time, no holder of a Stock Option or participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

   SECTION 5.6. Benefit Plans and Employee Matters. (a) Parent agrees that the Company will honor, and, from and after the Effective Time, Parent will cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and similar arrangements to which the Company is a party and which are set forth on Sections 3.1(i) and 5.5 of the Company Disclosure Schedule.

   (b) Parent agrees that (i) for the period ending December 31, 1999, the Surviving Corporation shall continue the compensation and employee benefit and welfare plans and programs of the Company to the extent practicable as in effect on the date hereof, and (ii) thereafter the Surviving Corporation shall provide employees of the Company and its subsidiaries immediately prior to the Effective Time ("Company Employees") as a whole (A) compensation (including bonus and incentive awards) programs and plans and (B) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are substantially the same as or not materially less favorable in the aggregate to such Company Employees than those generally in effect with respect to similarly situated employees of Parent.

   (c) For all purposes under the employee benefit plans of Parent and its Affiliates providing benefits after the Effective Time, each Company Employee shall be credited with his or her years of service with the Company and its affiliates before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Benefit Plans (as defined in Section 3.1(i)), except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent and its affiliates for the benefit of Company Employees (such plans, collectively, the "New Plans") to the extent coverage under such New Plan replaces coverage under a comparable Employee Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent currently applicable to such persons.

   (d) Parent and the Company shall take all steps necessary or appropriate to terminate the Company's Deferred Compensation Plan on the terms and conditions set forth in this Section 5.6(d). Parent shall determine which of the Company Employees who participate in such Deferred Compensation Plan will be eligible to participate in Parent's Executive Deferred Incentive Program (the "EDIP") immediately following the Effective Time, and shall offer each such Company Employee (an "EDIP Participant") the opportunity to elect, not later than the tenth day after the Effective Time, whether or not such EDIP Participant's account balance under such Deferred Compensation Plan will be transferred to an EDIP account for such EDIP Participant as of December 31, 2000. Such Deferred Compensation Plan shall terminate effective as of December 31, 2000, and the account balance thereunder as of December 31, 2000 of each participant who is not an EDIP Participant, as well as the account balance thereunder as of December 31, 2000 of each EDIP

Participant who does not elect to have his or her account balance transferred as provided in the preceding sentence, shall be paid to such individual in cash as promptly as possible thereafter.

   SECTION 5.7. Indemnification, Exculpation and Insurance. (a) The certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Restated Certificate of Incorporation and By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent shall cause the Surviving Corporation to comply with its obligations with respect to the indemnification provisions contained in the Surviving Corporation's certificate of incorporation and by-laws.

   (b) For three years following the Effective Time, Parent shall maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties") with coverage limits no less favorable than the terms of such current insurance coverage; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

   (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

   (d) This Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

   SECTION 5.8. Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

   SECTION 5.9. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

   SECTION 5.10. Affiliates; Accounting and Tax Treatment. (a) The Company shall (x) within 30 days after the date of this Agreement, deliver to Parent a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment and (y) use all reasonable efforts to obtain from each such affiliate, by the thirtieth day prior to the Effective Time, a written agreement substantially in the form of Exhibit 5.10 hereto. The Company shall use all reasonable efforts to obtain such a written agreement as soon as practicable from any person who may be deemed to have become an affiliate of the Company, after the Company's delivery of the letter referred to above and prior to the Effective Time.

   (b) Each party hereto shall (i) use all reasonable efforts to cause the Merger to qualify, and shall not take any actions which such party knows or has reason to know could prevent the Merger from qualifying, for pooling-of-interests accounting treatment and as a reorganization under the provisions of
Section 368(a) of the Code and (ii) use its reasonable efforts to obtain the letters from the accountants referred to in Sections 6.2(e) and the opinions of counsel referred to in Section 6.2(d) and Section 6.3(c).

   (c) The Company shall (i) use all reasonable best efforts to secure the waiver of any limited stock appreciation rights or other rights to redeem for cash options or warrants of the Company by each holder thereof and (ii) subject to the prior consent of Parent, which shall not be unreasonably withheld, take such other actions as are necessary to cure any facts or circumstances that could prevent the Merger from qualifying for pooling-of-interests accounting treatment, including by reissuing "tainted treasury shares" of Company Common Stock in a manner (including pursuant to any registration statements filed with the SEC), limited to a number and at a time reasonably acceptable to Parent.

   SECTION 5.11. State Takeover Laws. The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the transactions contemplated by this Agreement and the Stockholder Support Agreement, including the Merger, of any state takeover law.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

   SECTION 6.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) NYSE Listing. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (b) No Injunctions; Litigation. No litigation brought by a Governmental Entity shall be pending which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     (c) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC which, in the case of any of the foregoing, shall be ongoing.

     (d) HSR Act. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

     (e) Approvals. Other than the filing of merger documents in accordance with the DGCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Parent, Sub and the Company prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on the Company or Parent.

     (f) Information Statement. At least twenty calendar days shall have elapsed from the mailing of the Information Statement to the stockholders of the Company.

   SECTION 6.2. Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (when read to exclude any qualification or exception as to materiality or material adverse effect) shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or Parent; provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

     (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit agreements, notes, mortgages, indentures, leases or other agreements or instruments to which it or any of its Material Subsidiaries is a party, except those for which failure to obtain such consents and approvals would not have a material adverse effect on the Company prior to or after the Effective Time or a material adverse effect on Parent after the Effective Time.

     (d) Tax Opinion. Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. The issuance of such opinion shall be conditioned on the receipt of customary representation letters in form and substance reasonably acceptable to Wachtell, Lipton, Rosen & Katz.

     (e) Pooling Letter. Parent shall have received from Arthur Andersen LLP, as independent auditors of Parent, on the date of the Information Statement and on the Closing Date, letters, in each case dated as of such respective dates, addressed to Parent, in form and substance reasonably acceptable to Parent and to the effect that the business combination to be effected by the Merger is required to be accounted for as a pooling-of-interests by Parent for purposes of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules and regulations.

     (f) Affiliate Agreements. Parent shall have received from each person who may be deemed to be an affiliate of the Company (under Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) on or prior to the Closing Date a signed agreement substantially in the form of Exhibit 5.10 hereto.

   SECTION 6.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement (when read to exclude any qualification or exception as to materiality or material adverse effect) shall, as of the Closing Date as though made on and as of the Closing Date, be true and correct, except for such failures to be true and correct as could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent; provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

     (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

     (c) Tax Opinion. The Company shall have received the opinion of McBride Baker & Coles, counsel to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that neither the Company nor any of its stockholders will recognize any gain or loss for federal income tax purposes as a result of the Merger or receipt of the merger consideration (except with respect to cash paid in lieu of fractional shares). The issuance of such opinion shall be conditioned on the receipt of customary representation letters in form and substance reasonably acceptable to McBride Baker & Coles.

     (d) Registration Rights Agreement. Parent shall have executed and delivered to the other parties thereto a registration rights agreement in the form of Exhibit 6.3(d) hereto.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

     (a) by mutual written consent of Parent and the Company;

     (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by October 31, 1999;

     (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by October 31, 1999;

     (d) by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

     (e) by either Parent or the Company, if the Merger shall not have occurred by October 31, 1999 unless the failure to consummate the Merger is the result of a material breach of any representation, or warranty, covenant or agreement set forth in this Agreement by the party seeking to terminate this Agreement;

     (f) by the Company, by a vote of a majority of the members of its entire Board of Directors, at any time during the two-day period commencing at the close of business on the Determination Date (as defined below), in the event the Average Parent Stock Price (as defined below) is less than $57.09; provided, however, that if the Company elects to exercise its termination right pursuant to this Section 7.1(f), it shall give prompt written notice thereof to Parent, and during the two-day period commencing with its receipt of such notice, Parent may elect to increase the Exchange Ratio to equal that fraction of a share of Parent Common Stock (rounded to four decimal points), the numerator of which is the product of $57.09 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Parent Stock Price; if Parent makes an election contemplated by the above proviso to this Section 7.1(f) within such two-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(f) and this Agreement shall remain in effect in accordance with its terms, except that the Exchange Ratio shall be fixed at the number determined in accordance with this
  Section 7.1(f) and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as so adjusted; or

     (g) by Parent, at any time during the two-day period commencing at the close of business on the Determination Date, in the event the Average Parent Stock Price is greater than $73.41; provided, however, that if Parent elects to exercise its termination right pursuant to this Section 7.1(g), it shall give prompt written notice thereof to the Company, and during the two-day period commencing with its receipt of such notice, the Company may elect to decrease the Exchange Ratio to equal that fraction of a share of Parent Common Stock (rounded to four decimal points), the numerator of which is the product of $73.41 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Parent Stock Price; if the Company makes an election contemplated by the above proviso to this
  Section 7.1(g) within such two-day period, it shall give prompt written notice to Parent of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms, except that the Exchange Ratio shall be fixed at the number determined in accordance with this Section 7.1(g) and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as so adjusted.

The "Average Parent Stock Price" means the average of the Daily Per Share Prices (as defined below) for the 15 consecutive trading days ending on the date the last of the conditions set forth in Section 6.1 shall be satisfied (or, if such day is not a trading day, ending on the immediately preceding trading day) (the "Determination Date"). The "Daily Per Share Price" for any trading day means the daily last sale price for the Parent Common Stock, as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for that day.

   SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.1(r), Section 3.2(j), the last sentence of Section 5.2,
Section 5.8, this Section 7.2 and Article VIII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

   SECTION 7.3. Amendment. This Agreement may be amended by the parties by action of their respective boards of directors at any time, provided that there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

   SECTION 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or telecopy (with receipt acknowledged) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a) if to Parent or Sub, to

             Danaher Corporation
             1250 24th Street, NW
             Washington, D.C. 20037
             Facsimile: (202) 828-0860

             Attention: Patrick W. Allender

             with a copy to:

             Wachtell, Lipton, Rosen & Katz
             51 West 52nd Street
             New York, NY 10019
             Facsimile: (212) 403-2000

             Attention: Trevor S. Norwitz, Esq.

             and a copy to:

             Wilmer, Cutler & Pickering
             2445 "M" Street, NW
             Washington, D.C. 20037-1420
             Facsimile: (202) 663-6363

             Attention: Mark Dewire, Esq.

             if to the Company, to

             Hach Company
             5600 Lindbergh Drive
             P.O. Box 389
             Loveland, CO 80539
             Facsimile: (970) 669-2932

             Attention: Gary R. Dreher

             with a copy to:

             McBride Baker & Coles
             500 West Madison Street, 40th Floor
             Chicago, IL 60661-2511
             Facsimile: (312) 993-9350

             Attention: Robert O. Case, Esq.

             and a copy to:

             Sidley & Austin
             One First National Plaza
             Chicago, IL 60603
             Facsimile: (312) 853-7036

             Attention: Thomas A. Cole, Esq.


   SECTION 8.3. Definitions. For purposes of this Agreement:

     (a) an "affiliate" or "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) "knowledge" means, when used in connection with the Company or Parent, knowledge of the individuals listed in Section 8.3 of the Company Disclosure Schedule, and, when used in connection with Parent, knowledge of the individuals listed in Section 8.3 of the Parent Disclosure Schedule, in each case, after due inquiry for such purpose;

     (c) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that is or could, individually or in the aggregate, reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole;

     (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

     (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

   SECTION 8.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   SECTION 8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and except for the provisions of Section 5.7, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   SECTION 8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

   SECTION 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

   SECTION 8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

   SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

       Attest:                            DANAHER CORPORATION

                                             /s/ Patrick W. Allender
                                          By: _________________________________
                                            Name:Patrick W. Allender
                                            Title:Senior Vice President and
                                                   Chief Financial Officer

                                          H2O ACQUISITION CORP.

                                             /s/ Patrick W. Allender
                                          By: _________________________________
                                            Name:Patrick W. Allender
                                            Title:President

                                          HACH COMPANY

                                             /s/ Kathryn C. Hach-Darrow
                                          By: _________________________________
                                            Name:Kathryn C. Hach-Darrow
                                            Title:Chairman

                                                                    EXHIBIT 5.10

                            FORM OF AFFILIATE LETTER

Danaher Corporation
1250 24th Street, NW
Washington, D.C. 20037

Ladies and Gentlemen:

   I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of HACH COMPANY, a Delaware corporation (the "Company"), as the term "affiliate" is (i) defined within the meaning of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of April 20, 1999 (the "Agreement"), among Danaher Corporation, a Delaware corporation ("Parent"), H2O Acquisition Corp., a Delaware corporation ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger").

   In connection with the Merger, I am entitled to receive shares of common stock, par value $.01 per share, of Parent (the "Parent Shares") in exchange for shares (or options for shares) owned by me of common stock of the Company (the "Company Shares").

   I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

     (a) I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

     (b) I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

     (c) I have been advised that the issuance of Parent Shares to me pursuant to the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, because I have been advised that, at the time the Merger was submitted for a vote of the stockholders of the Company, (a) I may be deemed to have been an affiliate of the Company, and (b) other than as set forth in the Agreement, the distribution by me of the Parent Shares has not been registered under the Act, I will not sell, transfer, hedge, encumber or otherwise dispose of Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been made pursuant to an effective registration statement under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the Staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     (d) I understand that Parent is under no obligation, other than as set forth in the Agreement, to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

     (e) I also understand that there will be placed on the Certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

    THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN

    ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND DANAHER CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF DANAHER CORPORATION.

     (f) I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

   It is understood and agreed that the legends set forth in paragraphs (e) and
(f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably satisfactory to Parent in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

   I further represent to, and covenant with, Parent that I will not, during the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer, hedge, encumber or otherwise dispose or reduce my rights with respect to the Company Shares or shares of the capital stock of Parent that I may hold and, furthermore, that I will not sell, transfer, hedge, encumber or otherwise dispose of or reduce my rights with respect to Parent Shares received by me in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such combined results of operations.

   Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.


                                          Very truly yours,

                                          -------------------------------------
                                          Name:

Accepted this        day of
    1999, by

DANAHER CORPORATION

By
 _________________________________
 Name:
 Title:

                                                                      APPENDIX B

                         STOCKHOLDERS SUPPORT AGREEMENT

   STOCKHOLDERS SUPPORT AGREEMENT dated as of April 21, 1999, by and among DANAHER CORPORATION, a Delaware corporation ("Parent"), on the one hand, and each of KATHRYN C. HACH-DARROW and BRUCE J. HACH (each a "Stockholder" and, collectively, the "Stockholders"), on the other hand. Each Stockholder is executing this Agreement in her or his capacity as a stockholder of HACH COMPANY, a Delaware corporation (the "Company").

   WHEREAS, Parent, H20 ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement) under which the Stockholders will receive substantial value for their interest in the Company;

   WHEREAS, a significant portion of the goodwill and value of the Company resides in the "Hach" tradename;

   WHEREAS, each Stockholder is a director of the Company, who possesses significant knowledge and information about and expertise in the Company Business (as defined below) which is extremely valuable to competitors of the Company, and accordingly Parent has required as a condition to its willingness to enter into the Merger Agreement that each Stockholder make, and each Stockholder has agreed to make, the commitments set forth herein;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

   Section 1. Agreement to Support Transaction. Until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms:

     (a) Each Stockholder hereby agrees that, immediately following the execution and delivery of this Agreement and the Merger Agreement, she or he shall execute and deliver, or cause to be executed and delivered by the record owner of shares beneficially owned by such Stockholder, in accordance with Section 228 of the DGCL, the Restated Certificate of Incorporation and By-laws of the Company, the Written Consent of Stockholders Without a Meeting, in the form attached hereto as Annex A, with respect to all shares of Company Common Stock that are owned beneficially or of record by such Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting.

     (b) Each Stockholder hereby further agrees she or he shall, from time to time, at the request of Parent, (i) timely execute and deliver (or cause to be timely executed and delivered) an additional written consent with respect to, or (ii) vote, or cause to be voted, at any meeting of stockholders of the Company held prior to the earlier of the Effective Time and the termination of this Agreement or at any adjournment or postponement thereof, in person or by proxy, all shares of Company Common Stock, and any other voting securities of the Company (whether acquired heretofore or hereafter), that are beneficially owned by such Stockholder or her or his Affiliates or as to which such Stockholder or any of her or his Affiliates has, directly or indirectly, the right to vote or direct the voting, in favor of approval and adoption of the Merger Agreement and the Merger (including as they may be amended by the Board of Directors of the Company), and any action required in furtherance thereof and against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of the Company contained in the Merger Agreement.

     (c) Other than pursuant to the Merger or with Parent's prior written consent, each Stockholder agrees that she or he will not, and will not permit any company, trust or other entity controlled by such

  Stockholder to, and will not permit any of such Stockholder's Affiliates to, contract to sell, sell, pledge, encumber or otherwise transfer or dispose of any Company Common Stock beneficially owned by her or him or any interest therein or securities convertible thereinto or any voting rights with respect thereto without giving Parent prior written notice thereof and in any event if such transaction could reasonably be expected to jeopardize Parent's ability to account for the Merger as a "pooling of interests."

     (d) Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder's shares of Company Common Stock or any other voting securities of the Company.

     (e) Each Stockholder hereby agrees to, will cause any company, trust or other entity controlled by such Stockholder to, and will cause such Stockholder's Affiliates to, cooperate fully with Parent in connection with the Merger Agreement and the transactions contemplated thereby. Each Stockholder agrees that neither such Stockholder nor any of her or his representatives, agents or Affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party (other than Parent) concerning any merger, consolidation, business combination, sale of a significant amount of securities or assets or similar transaction ("Alternative Transactions") other than the transactions contemplated hereby and by the Merger Agreement. Each Stockholder shall immediately request that any Person that has received directly or indirectly from such Stockholder any confidential information involving the Company or any of its Subsidiaries return all copies thereof to the Company and shall, and shall cause her or his representatives, agents and Affiliates to, terminate all discussions or negotiations with any Person with respect to any Alternative Transaction. Each Stockholder will notify Parent immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions of which such Stockholder is aware that are sought to be initiated with, such Stockholder or any of such Stockholder's Affiliates or the Company or any of its Subsidiaries, will advise Parent of the identity of any Person proposing any such Alternative Transaction and of the terms thereof and shall keep Parent apprised with respect to all matters relating thereto.

     (f) Each Stockholder is signing this Agreement solely in her or his capacity as a record holder and beneficial owner of shares of Company Common Stock and nothing herein shall limit or affect any actions taken by a Stockholder in her or his capacity as an officer or director of the Company, subject to the provisions of the Merger Agreement.

   Section 2. Rule 145; Pooling Letter. Each Stockholder is on the date hereof executing, and shall cause each of such Stockholder's Affiliates identified as Affiliates of the Company on the Company's letter referred to in Section 5.10 of the Merger Agreement to execute by the thirtieth day prior to the Effective Time, a written agreement in the form attached as Exhibit 5.10 to the Merger Agreement (relating to compliance with Rule 145 and pooling rules).

   Section 3. Tax Representations. Each Stockholder shall deliver to Parent's counsel and the Company's counsel, if so requested by such counsel, respectively, a certificate setting forth such representations as are customary to be given by shareholders in transactions such as the Merger in connection with the opinions contemplated by Sections 6.2(d) and 6.3(c) of the Merger Agreement.

   Section 4. Covenant Not to Compete. (a) Each Stockholder agrees that, commencing at the Effective Time and continuing until the third anniversary of the Effective Time, such Stockholder shall not carry on or participate in the design, manufacture or marketing of laboratory instruments, process analyzers and test kits for analyzing the properties of water and other aqueous solutions (any such activities being referred to herein as "Company Business") or in any business in competition with any Company Business, as conducted by the Company on the date hereof, in any country in which the Company operates. Each Stockholder shall not, whether or not for compensation, engage in any Company Business, or assist or advise any other Person in such Person's conduct of any Company Business, whether as a director, officer, employee, consultant, adviser, independent contractor or otherwise; provided, however, that the Stockholders shall not be prohibited from owning up to five percent (5%) of the outstanding securities in any Person that is engaged in any Company Business as a passive investor.

   (b) Each Stockholder agrees that, commencing at the Effective Time and continuing until the fifth anniversary of the Effective Time, such Stockholder shall not (i) lend or allow such Stockholder's name or reputation to be used in or to promote any Company Business, other than for the benefit of Parent and its Affiliates (including the Company); or (ii) solicit, divert or attempt to divert from Parent and its Affiliates any business constituting, or any customer of, or any supplier of, any part of the Company Business then conducted by the Company, Parent or any of their Affiliates.

   Section 5. Covenant Not to Solicit. In addition to the foregoing, each Stockholder further agrees that such Stockholder shall not, commencing at the Effective Time and continuing until the fifth anniversary of the Effective Time, induce or attempt to induce any Person (i) engaged or employed currently or within the prior 12 months (whether part-time or full-time) by the Company or any of its Affiliates to leave the employ of or engagement with the Company, or its Affiliates, as the case may be, or to cease providing the services to or on behalf of the Company or its Affiliates, as the case may be, then provided by such Person, or in any other manner seek to engage, employ or contract for the services of, any such Person (whether or not for compensation) in any capacity, or (ii) that is then or has been within the prior 12 months a customer or supplier with respect to any Company Business to interfere, in any way, directly or indirectly, with the business relationship between the Company or any of its Affiliates and any such customer.

   Section 6. Representations as to Stock Ownership. Each Stockholder represents and warrants to Parent that (a) Schedule I hereto sets forth, opposite such Stockholder's name, the number and type of shares of Company Common Stock or other securities of the Company of which such Stockholder is the record or beneficial owner, and (b) such Stockholder is the lawful owner of such shares, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as may be disclosed on
Schedule I.

   Section 7. Effectiveness and Termination. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

   Section 8. Miscellaneous.

   (a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally (by courier service or otherwise) or when delivered by telecopy (with receipt acknowledged), to Parent at Danaher Corporation, 1250 24th Street, N.W., Washington, D.C. 20037, or to any Stockholder at her or his address set forth in the records of the Company, or to such other address as any such party shall have designated by notice so given to each other party.

   (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each party hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

   (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any transfer of shares of Company Common Stock notwithstanding, the transferor shall remain liable for the performance of all obligations under this Agreement of transferor. Any transferee of shares of Company Common Stock permitted pursuant to this Agreement shall take such shares subject to the provisions of this Agreement and deliver to Parent in advance of such transfer its signed acknowledgment to such effect.

   (d) Entire Agreement This Agreement (together with the Merger Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Merger Agreement.

   (e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that, in such event, the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out to the maximum extent possible the parties' intentions hereunder.

   (f) Remedies. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief or any requirement for a bond. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

   (g) Governing Law; Jurisdiction. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

   (h) Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

   (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          DANAHER CORPORATION

                                              /s/ Patrick W. Allender
                                          By: _________________________________
                                             Name: Patrick W. Allender
                                             Title:Senior Vice President and
                                                   Chief Financial Officer

                                          STOCKHOLDERS

                                              /s/ Kathryn Hach-Darrow
                                          By: _________________________________
                                             Name: Kathryn Hach-Darrow

                                              /s/ Bruce J. Hach
                                          By: _________________________________
                                             Name: Bruce J. Hach

                                                                      Schedule I

                                SHARE OWNERSHIP

                                                         Shares Owned
                                              ----------------------------------
                                                    Shares           Options
                                              ------------------- --------------
                                                         Class A         Class A
                                               Common    Common   Common Common
             Name of Shareholder                Stock     Stock   Stock   Stock
             -------------------              --------- --------- ------ -------
Kathryn C. Hach-Darrow....................... 4,546,990 4,541,647      0      0
Bruce J. Hach................................   238,350   227,514 20,000 54,000
                                              ========= ========= ====== ======
  Total...................................... 4,785,340 4,769,161 20,000 54,000

                                                                      APPENDIX C

                WRITTEN CONSENT OF STOCKHOLDERS OF HACH COMPANY

                           Dated as of April 21, 1999

   Pursuant to the provisions of Section 228 and Section 251 of the General Corporation Law of the State of Delaware, the undersigned each holding and having voting power over that number of shares of Common Stock, par value $1.00 per share, of Hach Company, a Delaware corporation (the "Company") and that number of shares of Class A Common Stock, par value $1.00 per share, of the Company (together, "Company Common Stock") set forth adjacent to his or her name below, collectively constituting a majority of the voting power of the issued and outstanding Company Common Stock, do hereby consent to, approve and adopt the following resolution:

     WHEREAS, contemporaneously with this resolution, the Board of Directors of the Company has determined that the merger (the "Merger") of H2O Acquisition Corp., a Delaware corporation ("Merger Sub"), with and into the Company is fair and advisable and in the best interest of the Company and its stockholders, has approved and adopted the Agreement and Plan of Merger, dated as of April 20, 1999, among Danaher Corporation, a Delaware corporation ("Parent"), Merger Sub and the Company in the form attached to this consent (the "Merger Agreement") and the Merger, and has submitted the Merger Agreement to, and recommended the approval and adoption of the Merger Agreement and the Merger by, the stockholders of the Company.

     NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the Merger be, and they hereby are, consented to, approved and adopted in all respects.

This Consent may be executed in one or more counterparts, all of which shall be considered one and the same instrument.

    /s/ Kathryn C. Hach-Darrow           4,546,990  shares Common Stock
 ------------------------------------    4,541,647  shares Class A Common
   Name: Kathryn C. Hach-Darrow                    Stock

    /s/ Bruce J. Hach                      238,350  shares Common Stock
 ------------------------------------      227,514  shares Class A Common
   Name: Bruce J. Hach                             Stock

                                                                      APPENDIX D

                                    FORM OF
                         REGISTRATION RIGHTS AGREEMENT

   REGISTRATION RIGHTS AGREEMENT, dated as of         , 1999, between DANAHER
CORPORATION, a Delaware corporation ("Parent"), on the one hand, and Kathryn C. Hach-Darrow (the "Stockholder"), on the other hand.

   WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of April 21, 1999 (the "Merger Agreement"), by and among Parent, H2O Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Parent, and Wilbur Corporation, a Delaware corporation (the "Company"), Merger Sub will merge (the "Merger") with and into the Company, and pursuant thereto shares of Common Stock, par value $1.00 per share, of the Company and shares of Class A Common Stock, par value $1.00 per share, of the Company will be converted into shares of Common Stock, par value $.01 per share, of Parent ("Common Stock"). Capitalized terms used herein but not otherwise defined herein shall have the same meaning as in the Merger Agreement.

   NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

   1. Registrable Securities. As used herein, "Registrable Securities" shall mean: (A) the shares of Common Stock to be acquired by the Stockholder at the effective time of the Merger (the "Effective Time") pursuant to the Merger Agreement, and (B) any securities of Parent issued or issuable with respect to any Common Stock referred to in subdivision (A) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and such securities shall have been disposed of in accordance with such registration statement, (y) they shall have been transferred pursuant to Rule 144 or Rule 145 (or any successor provision) under the Securities Act or (z) they shall have ceased to be outstanding.

   2. Registration on Request. (a) Request. During the period commencing on the Effective Time and ending on the first anniversary of the Effective Time (the "Registration Period"), the Stockholder shall have the right on one occasion upon written request (the "Request") to request that Parent effect the registration under the Securities Act of all or a part of the Registrable Securities then owned by the Stockholder (but in any event not less than an aggregate of 500,000 shares of Common Stock, as adjusted to reflect any stock splits, combinations of shares, reclassifications or comparable transactions, or such lesser number of shares as shall then constitute all of the Registrable Securities then owned by the Stockholder taking into account all Registrable Securities to be included in such registration). Upon receipt of any such Request, Parent will use all reasonable efforts (subject to Section 4(b)) to effect such registration of the Registrable Securities which Parent has been so requested to register in the Request within 60 days after delivery of the Registration Notice.

   Parent may include in any such registration other securities for sale for its own account or for the account of any other Person; provided that, if the managing underwriter (if any) for the offering shall determine that the number of shares proposed to be offered in such offering would be reasonably likely to adversely affect such offering, then the securities to be sold by the Stockholder shall be included in such registration before any securities proposed to be sold for the account of Parent or any other Person.

   (b) Registration Statement Form. Parent shall effect any registration requested under this Section 2 by the filing of a registration statement on such form as Parent may determine; provided that Parent shall not be obligated to register any securities on a "shelf" registration statement pursuant to Rule 415 under the

Securities Act (or any successor provisions of such Act) or otherwise to register securities on a continuous or delayed basis.

   (c) Expenses. The Stockholder shall bear all reasonably documented out-of-pocket expenses incurred in connection with any registration which may be requested under this Section 2, including all registration, filing and New York Stock Exchange, Inc. fees, all fees and expenses of complying with securities or blue sky laws, all printing fees and expenses, messenger and delivery expenses, the fees and disbursements of counsel for the stockholder and the expenses of any special audits or "comfort" letters required by or incident to such performance and any fees, commissions, discounts and disbursements of underwriters. Parent shall bear the fees and expenses of Parent's counsel.

   (d) Selection of Underwriters. The lead managing underwriter for any registration requested under this Section 2 effected by means of a firm commitment underwriting shall be selected by Parent, and shall be reasonably acceptable to the Stockholder.

   3. Registration Procedures. If Parent is required to seek to effect the registration of Registrable Securities under the Securities Act as provided in
Section 2, Parent will:

     (i) prepare and (within 30 days after the receipt of the Request) file with the SEC the requisite registration statement to effect such registration and use all reasonable efforts to cause such registration statement to become effective, provided that, before filing such registration statement or any amendments thereto, Parent will furnish to the counsel selected by the Stockholder copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel before any such filing is made, and Parent will comply with any reasonable request made by such counsel to make changes in any information contained in such documents relating to the Stockholder;

     (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be reasonably necessary to maintain the effectiveness of such registration and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earliest of (A) the termination of this Agreement pursuant to Section 15, (B) such time as all of such securities have been disposed of and (C) the date which is 60 days after the date of initial effectiveness of such registration statement;

     (iii) furnish to the Stockholder such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statements and any supplements thereto and any other prospectus filed under Rule 424 under the Securities Act, and such other documents, including documents incorporated by reference, as the Stockholder may reasonably request;

     (iv) use all reasonable efforts to register or qualify all Registrable Securities registered pursuant to such registration statement under such other securities or blue sky laws of such jurisdictions as the Stockholder shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable the Stockholder to consummate the disposition in such jurisdictions of the securities owned by the Stockholder, except that Parent shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified, to be subject to taxation or to consent to general service of process in any such jurisdiction;

     (v) use all reasonable efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Stockholder to consummate the disposition of such Registrable Securities;

     (vi) if such registration includes an underwritten public offering, furnish to the Stockholder a signed counterpart of (x) an opinion of counsel for Parent, dated the date of the closing under the underwriting agreement, and (y) a "comfort letter," dated the effective date of such registration statement (and a supplement to such "comfort letter" dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified Parent's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities and, in the case of the accountants' letter, such other financial matters, as the Stockholder (or the underwriters, if any) may reasonably request;

     (vii) notify the Stockholder at any time when Parent is aware that a prospectus relating to Registrable Securities is required to be delivered under the Securities Act, promptly upon becoming aware of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of the Stockholder (and subject to Section 4(b)(ii)) as promptly as reasonably practicable prepare and furnish to the Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

     (viii) otherwise use all reasonable efforts to comply with the Securities Act and the Exchange Act and with all applicable rules and regulations of the SEC, and not file any amendment or supplement to such registration statement or prospectus to which the Stockholder shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act;

     (ix) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

     (x) use all reasonable efforts to list all Common Stock covered by such registration statement on any securities exchange on which any of the Common Stock is then listed.

   Parent may require the Stockholder to furnish Parent such information regarding the Stockholder and the distribution of such securities as Parent may from time to time reasonably request in writing for the purpose of registering the Registrable Securities pursuant to a Request hereunder.

   The Stockholder agrees by acquisition of the Registrable Securities that upon receipt of any notice from Parent of the happening of any event of the kind described in subdivision (vii) of this Section 3, the Stockholder will forthwith discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until the Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (vii) of this Section 3 and, if so directed by Parent, will deliver to Parent (at Parent's expense) all copies then in the Stockholder's possession, other than permanent file copies, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Any delay pursuant to this paragraph shall toll on a day for day basis the running of the 60 day period referred to in Section 3(ii) hereof.

   4. (a) Requested Underwritten Offerings. If requested by the underwriters for any underwritten offering of Registrable Securities by the Stockholder under a registration requested pursuant to Section 2, Parent and the Stockholder will enter into a customary underwriting agreement with such underwriters for such offering, to contain such representations and warranties and such other terms as are customarily contained in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in Section 6.

   (b) Postponement. (i) [RESERVED]

   (ii) Parent may postpone any registration which is requested pursuant to
Section 2 or delivery of a prospectus or supplement or amendment pursuant to
Section 3(vii) if it determines that in view of the advisability of deferring public disclosure of material corporate developments or other information, the disclosures required to be made pursuant thereto would not be in the best interests of Parent at that time. In the event Parent makes any such election, the Stockholder agrees to keep confidential the fact of such election and any information provided by Parent in connection therewith. No single postponement pursuant to this Section 4(b)(ii) of any registration which is requested pursuant to Section 2 or delivery of a prospectus or supplement or amendment pursuant to Section 3(vii) shall exceed 90 days and all such postponements shall not exceed 180 days in the aggregate.

   5. Covenants Relating to Rule 144/145. Parent will prepare and file in a timely manner, information, documents and reports in compliance with the Exchange Act so as to comply with the requirements of such Act and the rules and regulations thereunder. If at any time Parent is not required to file reports in compliance with either Section 13 or Section 15(d) of the Exchange Act, Parent at its expense will forthwith, upon the written request of the Stockholder, make available adequate current public information with respect to Parent within the meaning of paragraph (c)(2) of Rule 144 under the Securities Act.

   6. Indemnification. (a) Indemnification by Parent. In the event of any registration of any Registrable Securities of Parent under the Securities Act, Parent will indemnify and hold harmless the Stockholder, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person who controls any such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Stockholder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Parent will reimburse the Stockholder and each such underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceedings; provided that Parent shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Parent by the Stockholder for use in the preparation thereof, (ii) the use of any prospectus after such time as the obligation of Parent to keep the same effective and current has expired, or (iii) the use of any prospectus after such time as Parent has advised the Stockholder that the filing of a post-effective amendment or supplement thereto is required, except such prospectus as so amended or supplemented, and provided further that Parent shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of the matters described in (i), (ii) or (iii) above or such Person's failure to send or give a copy of the final prospectus or supplement to the Persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Stockholder or any such underwriter or controlling person and shall survive the transfer of such securities by the Stockholder.

   (b) Indemnification by the Stockholder. Parent may require, as a condition to including any Registrable Securities of the Stockholder in any registration statement filed pursuant to Section 2, that Parent shall have received an undertaking reasonably satisfactory to it from the Stockholder to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this Section 6) Parent, each director and officer of Parent, and each other Person, if any, who controls Parent, within the meaning of the Securities Act, with respect to any untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent by the Stockholder for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement provided, however, that the Stockholder shall not be liable to the extent that the losses, liabilities or expenses arise out of or are based upon (i) the use by Parent of any prospectus after such time as the obligation of Parent to keep the same effective and current has expired or (ii) the use by Parent of any prospectus after such time as the Stockholder has advised Parent that the filing of a post-effective amendment or supplement thereto is required with respect to any information contained in such prospectus concerning the Stockholder, except such prospectus as so amended or supplemented. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent, or any such director, officer, or controlling person and shall survive the transfer of such securities by the Stockholder.

   (c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this Section 6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 6, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless a conflict of interest between such indemnified and indemnifying parties exists in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.

   (d) Contribution. If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the expense, loss, damage or liability, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in the proportion as is appropriate to reflect not only the relative fault of the indemnifying party and the indemnified party, but also the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

   7. Notices, etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy if receipt is confirmed by return telecopy, or five days after being mailed by registered or certified mail, return receipt requested, in each case to the applicable addresses set forth below:

       If to Parent:

       with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 W. 52nd Street
         New York, New York 10019
         Attention: Trevor S. Norwitz, Esq.
         Telecopy: (212) 403-2000

       If to the Stockholder:

       with a copy to:

       or to such other address as such party shall have designated by notice so given to each other party.

   8. Amendments, Waivers, etc. This Agreement may not be amended, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

   9. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

   10. Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

   11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties.

   12. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

   13. Name, Captions. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

   14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

   15. Termination. This Agreement shall terminate and be of no further force and effect upon the later of the expiration of the Registration Period and the tenth day after effectiveness of the registration statement filed pursuant to the Request made during the Registration Period; provided that, notwithstanding this Section 15, the provisions of Section 6 shall survive the termination of this Agreement.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          DANAHER CORPORATION
                                          By:
                                             ---------------------------------
                                             Name:
                                             Title:

                                          -------------------------------------
                                          Name: Kathryn C. Hach-Darrow

                                                                      APPENDIX E

                      AGREEMENT AND PLAN OF REORGANIZATION

   AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of April 21, 1999, by and among DANAHER CORPORATION, a Delaware corporation ("Parent"), C&K ENTERPRISES, LTD., a Delaware corporation ("C&K"), and Kathryn Hach-Darrow and Bruce J. Hach (the "Shareholders").

   WHEREAS, C&K owns 1,511,415 shares of Common Stock ("Common Stock"), par value $1.00 per share, of Hach Company, a Delaware corporation (the "Company"), and 1,511,415 shares of Class A Common Stock ("Class A Common Stock"), par value $1.00 per share, of the Company (such shares of Class A Common Stock, together with such shares of Common Stock, the "Shares");

   WHEREAS, Parent, H2O Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent, and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement");

   WHEREAS, Parent wishes to acquire from C&K, and C&K wishes to transfer to Parent, the Shares in exchange for Parent Common Stock following which C&K intends promptly to liquidate and to distribute all of its assets to its stockholders, who shall assume all of its liabilities;

   WHEREAS, for Federal income tax purposes, it is intended that the transactions described in Article II below (the "Reorganization") shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

   WHEREAS, Parent, C&K and the Shareholders desire to set forth herein the terms and conditions of the Reorganization;

   NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                              Certain Definitions

   Definitions. All capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

                                   ARTICLE II

                          Exchange; Liquidation of C&K

   Section 2.1. Exchange. At such time as shall be determined by agreement between Parent and C&K, but in no event earlier than the satisfaction or waiver of the conditions set forth in Article III, and in any event prior to the Effective Time (the "Reorganization Closing Time"), subject to the terms and conditions of this Agreement, C&K shall transfer to Parent all of the Shares, constituting all of its assets, and in consideration thereof Parent shall transfer to C&K Parent Common Stock as follows: each Share owned by C&K shall be exchanged for a fraction of a share of Parent Common Stock equal to the Exchange Ratio. To the extent that C&K otherwise would have been entitled to a fraction of a share of Parent Common Stock, C&K shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which C&K would otherwise be entitled by the closing sale price of a share of Parent Common Stock on the NYSE composite tape on the last full trading day prior to the Effective Time. C&K shall not be entitled to dividends, voting rights or any other rights in respect of any fractional share.

   Section 2.2. Liquidation. Promptly after the Reorganization Closing Time, C&K shall liquidate by distributing to its stockholders all of its assets and causing such stockholders to assume all of its liabilities.

                                  ARTICLE III

                             Conditions to Closing

   (a) The obligations of the parties to consummate the Reorganization is subject to the satisfaction at or prior to the Reorganization Closing Time of all of the following conditions:

     (i) The satisfaction at or prior to the Reorganization Closing Time of all of the conditions set forth in Article VI of the Merger Agreement (any of which may be waived to the extent set forth in the Merger Agreement).

     (ii) A Registration Statement on Form S-4 (together with all amendments thereto) or other applicable registration statement covering the Parent Common Stock to be issued hereunder shall have been filed and declared effective by the SEC pursuant to the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of such Form S-4 or other registration statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or C&K, threatened by the SEC and, in the case of any of the foregoing, shall be ongoing.

     (iii) The shares of Parent Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

   (b) The obligations of C&K and the Shareholders to consummate the Reorganization are subject to the receipt by the Shareholders at or prior to the Reorganization Closing Time of the opinion of Sidley & Austin, dated as of the Reorganization Closing Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Reorganization will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that neither C&K nor any of the Shareholders will recognize any gain or loss for Federal income tax purposes as a result of the Reorganization or receipt of the consideration described in Section 2.1 above (except with respect to cash paid in lieu of fractional shares). The issuance of such opinion shall be conditioned on the receipt of customary representation letters in form and substance reasonably acceptable to Sidley & Austin.

                                   ARTICLE IV

                                  Termination

   This Agreement and Plan of Reorganization shall terminate upon the termination of the Merger Agreement in accordance with its terms.

                                   ARTICLE V

                 No Assumptions of Liabilities; Indemnification

   Parent shall not assume any liabilities of or pertaining to C&K or arising from C&K's ownership of the Shares. The Shareholders shall jointly and severally indemnify Parent against any loss, damage, liability, deficiency, tax, interest, penalty, cost or expense (including reasonable attorneys' fees) incurred or suffered by Parent and resulting or arising from any losses, liabilities, obligations and Taxes, whether fixed, contingent, accrued, unaccrued, past, future or otherwise, of or pertaining to C&K or arising from C&K's ownership of the Shares.

                                   ARTICLE VI

                               General Provisions

   Section 6.1. Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

   Section 6.2. Survival. The provisions of Article V shall survive the Reorganization Closing Time and the Closing.

   Section 6.3. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein without regard to the conflicts of law principles of such State.

   Section 6.4. Assignments. This Agreement shall inure to the benefit of, and be binding upon the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

   Section 6.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   Section 6.6. Reasonable Efforts. The parties hereto shall each use their reasonable efforts and cooperate to cause the closing conditions hereunder to be satisfied, including, without limitation, to cause the Form S-4 or other registration statement referred to in Article III to become effective as promptly as possible.

   Section 6.7. No Condition. It is expressly agreed and acknowledged that the Reorganization shall not be a condition to the Closing under the Merger Agreement.

   IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.


                                          DANAHER CORPORATION

                                             /s/ Patrick Allender
                                          By: _________________________________
                                             Name:Patrick W. Allender
                                             Title:Senior Vice President and
                                                   Chief Financial Officer

                                          C&K ENTERPRISES, LTD.

                                             /s/ Kathryn Hach-Darrow
                                          By:__________________________________
                                             Name:Kathryn Hach-Darrow
                                             Title:President and Treasurer

                                          THE SHAREHOLDERS

                                                 /s/ Kathryn Hach-Darrow
                                          _____________________________________
                                                    Kathryn Hach-Darrow

                                                    /s/ Bruce J. Hach
                                          _____________________________________
                                                      Bruce J. Hach

                                                                      APPENDIX F

                    [LETTERHEAD OF LAZARD FRERES & CO. LLC]

                                                                  April 21, 1999

The Board of Directors
Hach Company
5600 Lindbergh Drive
Loveland, Colorado 80533

Dear Members of the Board:

   We understand that Danaher Corporation ("Danaher") and Hach Company ("Hach") have entered into an Agreement and Plan of Merger dated as of April 21, 1999 (the "Agreement"), pursuant to which a wholly-owned subsidiary of Danaher will be merged with and into Hach (the "Merger") as a result of which Hach will become a wholly-owned subsidiary of Danaher. Pursuant to the Agreement, each share of Common Stock, par value $1.00 per share, and Class A Common Stock, par value $1.00 per share, of Hach (collectively the "Hach Shares") outstanding immediately prior to the effective time of the Merger will be converted into
0.2987 shares (the "Exchange Ratio") of common stock, par value $0.01 per share of Danaher (the "Danaher Shares"), subject to adjustment as provided in the Agreement.

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of Hach Shares, taken as a whole, of the Exchange Ratio. In connection with this opinion, we have:

  (i) Reviewed the financial terms and conditions of the Agreement;

  (ii)Analyzed certain historical business and financial information relating to Danaher and Hach;

  (iii) Reviewed various financial forecasts and other data provided to us by Danaher and Hach relating to their respective businesses;

  (iv) Participated in discussions with members of the senior management of Danaher and Hach with respect to the businesses and prospects of Danaher and Hach, respectively and the strategic objectives of each;

  (v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to those of Danaher and Hach;

  (vi) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of Danaher and Hach, and in other industries generally;

  (vii) Reviewed the historical stock prices and trading volumes of Danaher Shares and Hach Shares; and

  (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

   We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Danaher or Hach, or concerning the solvency or fair value of either of the foregoing entities. With respect to financial forecasts we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Danaher and Hach as to the future financial performance of Danaher and Hach, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We understand and have assumed that the Merger will be accounted for as a pooling of interests and be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

   Further, our opinion is necessarily based on accounting standards, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. You have not authorized us to solicit, and we have not solicited any indications of interest or proposals from third parties with respect to a purchase of all or part of Hach's business. In that regard, we understand that certain shareholders representing a majority of Hach's voting power have executed an agreement pursuant to which they have agreed to consent in writing to the Merger concurrently with the execution of the Merger Agreement, and that, accordingly, it is not contemplated that a shareholder meeting for the purposes of approving the Merger Agreement will be held.

   In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material rights, terms or conditions by Hach and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on Danaher or Hach. In addition, we are not expressing any opinion as to the prices at which Danaher Shares or Hach Shares may trade following the date of this opinion.

   Lazard Freres & Co. LLC is acting as investment banker to Hach in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. Lazard Freres & Co. LLC has in the past acted as investment banker to Hach and received fees for its services. In addition, Hach has agreed to indemnify us for certain liabilities that may arise out of our engagement as investment banker.

   Our engagement and the opinion expressed herein are for the benefit of Hach's Board of Directors in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any shareholder of Hach as to whether such holder should vote to approve, or take any other action with respect to, the Merger and the transactions contemplated by the Agreement. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction, except that this opinion may be included in its entirety in a proxy or information statement required to be filed with the Securities and Exchange Commission in connection with the Merger.

   Based on and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the holders of Hach Shares, taken as a whole, from a financial point of view.

                                             Very truly yours,

                                             LAZARD FRERES & CO. LLC

                                             By: /s/ Jeffrey A. Golman
                                                -------------------------------
                                                    Jeffrey A. Golman
                                                    Managing Director

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorney's fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

   The Registrant's Certificate of Incorporation provides that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law. The By-Laws provide that the Registrant will indemnify its directors, officers, employees and agents upon the determination that such person has met the applicable standard of conduct under Delaware law as restated in the By-Laws. The persons who may determine that the applicable standard of conduct has been met are (1) the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, independent legal counsel in a written opinion, or (iii) the stockholders. To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of such claim, the Registrant will indemnify him against expenses without the necessity of making a determination of whether or not that person has met the applicable standard of conduct.

   As permitted by Section 102 of the DGCL, the Registrant's Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits:

  2.1 Agreement and Plan of Merger, dated as of April 21, 1999, among the Registrant, H\2\O Acquisition Corp. and Hach Company (included as
      Appendix A to the Information Statement/Prospectus incorporated as part of this Registration Statement). The Registrant agrees to furnish supplementally a copy of the disclosure schedules to the Commission upon request.
  2.2 Agreement and Plan of Reorganization, dated as of April 21, 1999, by and among the Registrant, C&K Enterprises, Ltd., and Kathryn C. Hach-Darrow and Bruce J. Hach (included as Appendix E to the Information
      Statement/Prospectus incorporated as part of this Registration
      Statement).
  5.1 Opinion of Wilmer, Cutler & Pickering as to the legality of the shares being issued (including consent).*
  8.1 Opinion of Wachtell, Lipton, Rosen & Katz regarding the federal income tax consequences of the merger (including consent).

  8.2 Opinion of McBride Baker & Coles regarding the federal income tax consequences of the merger (including consent).
 23.1 Consent of Arthur Andersen LLP relating to the audited financial statements of the Registrant.
 23.2 Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of Hach.
 23.3 Consent of Wilmer, Cutler & Pickering (included in Exhibit No. 5.1).
 23.4 Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit No. 8.1).
 23.5 Consent of McBride Baker & Coles (included in Exhibit No. 8.2).
 23.6 Consent of Lazard Freres & Co. LLC.*
 24.1 Power of Attorney.*
 99.1 Stockholders Support Agreement, dated as of April 21, 1999, by and among the Registrant, on the one hand, and Kathryn C. Hach-Darrow and Bruce J.
      Hach, on the other hand (included as Appendix B to the Information
      Statement/Prospectus incorporated as part of this Registration
      Statement).

 *previously filed.

Item 22. Undertakings

   (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (e) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section l0(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on June 10, 1999.

                                          DANAHER CORPORATION

                                                 /s/ Patrick W. Allender
                                          By: _________________________________
                                             Patrick W. Allender
                                             Senior Vice President, Chief
                                             Financial Officer and Secretary

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President, Chief Executive    June 10, 1999
______________________________________  Officer and Director
          George M. Sherman

       /s/ Patrick W. Allender         Senior Vice President,        June 10, 1999
______________________________________  Chief Financial Officer
         Patrick W. Allender            and Secretary

         /s/ C. Scott Brannan          Vice President --             June 10, 1999
______________________________________  Administration and
           C. Scott Brannan             Controller (Chief
                                        Accounting Officer)

                  *                    Chairman of the Board         June 10, 1999
______________________________________
           Steven M. Rales

                  *                    Chairman of the Executive     June 10, 1999
______________________________________  Committee
          Mitchell P. Rales

                  *                    Director                      June 10, 1999
______________________________________
          Mortimer M. Caplan

                  *                    Director                      June 10, 1999
______________________________________
          Donald J. Ehrlich

                  *                    Director                      June 10, 1999
______________________________________
            Walter G. Lohr

                  *                    Director                      June 10, 1999
______________________________________
       A. Emmet Stephenson, Jr.

* Pursuant to the Powers of Attorney included as Exhibit 24.1 to this Registration Statement

    /s/ C. Scott Brannan
* By: __________________
    C. Scott Brannan
    Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
   2.1   Agreement and Plan of Merger, dated as of April 21, 1999, among the
         Registrant, H\2\O Acquisition Corp. and Hach Company (included as
         Appendix A to the Information Statement/Prospectus incorporated as part of this Registration Statement). The Registrant agrees to furnish supplementally a copy of the disclosure schedules to the Commission upon request.
   2.2   Agreement and Plan of Reorganization, dated as of April 21, 1999, by and among the Registrant, C&K Enterprises, Ltd., and Kathryn C. Hach-
         Darrow and Bruce J. Hach (included as Appendix E to the Information
         Statement/Prospectus incorporated as part of this Registration
         Statement).
   5.1   Opinion of Wilmer, Cutler & Pickering as to the legality of the shares being issued (including consent).*
   8.1   Opinion of Wachtell, Lipton, Rosen & Katz regarding the federal income tax consequences of the merger (including consent).
   8.2   Opinion of McBride Baker & Coles regarding the federal income tax consequences of the merger (including consent).
  23.1   Consent of Arthur Andersen LLP relating to the audited financial statements of the Registrant.
  23.2   Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of Hach.
  23.3   Consent of Wilmer, Cutler & Pickering (included in Exhibit No. 5.1).
  23.4   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit No.
         8.1).
  23.5   Consent of McBride Baker & Coles (included in Exhibit No. 8.2).
  23.6   Consent of Lazard Freres & Co. LLC.*
  24.1   Power of Attorney.*
  99.1   Stockholders Support Agreement, dated as of April 21, 1999, by and among the Registrant, on the one hand, and Kathryn C. Hach-Darrow and
         Bruce J. Hach, on the other hand (included as Appendix B to the
         Information Statement/Prospectus incorporated as part of this
         Registration Statement).

--------

* previously filed.